As filed with the Securities and Exchange Commission on January 7, 2015

Registration No. 333-200628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOLITIONRX LIMITED

(Exact name of registrant as specified in its charter)

Delaware	2835	91-1949078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Scotts Road

#24-05 Shaw Centre

Singapore 228208

Telephone: +1 (646) 650-1351

Facsimile: +32 8172 5651

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19899

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of correspondence to:

Marc G. Alcser, Esq.

Christopher M. Piazza, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

949-725-4000

Darrick M. Mix, Esq.

David A. Sussman, Esq.

Duane Morris LLP

30 S 17th Street

Philadelphia, Pennsylvania 19103

215-979-1000

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:      .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.001 par value	$11,500,000.00	$1,336.30(3)

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and includes shares of our common stock that the underwriters have an option to purchase within 30 days of the date of this prospectus to cover overallotments.

(2)

Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)

Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed or withdrawn without notice. These securities may not be sold until this registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 7, 2015

PRELIMINARY PROSPECTUS

Shares

Common Stock

We are offering __________ shares of our common stock pursuant to this prospectus.

Our common stock is currently quoted on the OTCQB under the symbol “VNRX”. On January 7, 2015, the closing price of our common stock was $4.74 per share.

We have applied to have our shares of common stock listed on the NYSE MKT under the symbol “VNRX”. No assurance can be given that such application will be approved. In the event the application is not approved, we will not complete this offering.

VOLITIONRX LIMITED IS A CLINICAL STAGE COMPANY AND CURRENTLY HAS LIMITED OPERATIONS. ANY INVESTMENT IN THE SHARES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 HEREOF BEFORE BUYING ANY SHARES OF VOLITIONRX LIMITED’S COMMON STOCK. OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT HAS ISSUED AN AUDIT OPINION FOR VOLITIONRX LIMITED, WHICH INCLUDES A STATEMENT EXPRESSING SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

		Per Share		Total
Public offering price	$		$
Underwriting discount(1)	$		$
Proceeds to us, before expenses	$		$

(1)

The underwriters will receive compensation in addition to the underwriting discount described above. See the section entitled “Underwriting” beginning on page 68 of this prospectus for a description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional __________ shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus, to cover over-allotments of the shares, if any. The underwriters expect to deliver the shares against payment therefor on or about __________, 2015.

National Securities Corporation          Lake Street Capital Markets

Joint Book Running Managers

The Benchmark Company

Co-Manager

The date of this prospectus is _______________

ii

ABOUT THIS PROSPECTUS

In considering whether to purchase shares of common stock in this offering, you should rely only on the information contained in this prospectus and any free writing prospectus we file with the Securities and Exchange Commission, or SEC. We and the underwriters have not authorized anyone to provide any information different from that contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Information contained on, or accessible through, our website is not part of this prospectus. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes the underwriters have not exercised their overallotment option to purchase additional shares of our common stock.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you hold stock.

Market Data

Market data used in this prospectus has been obtained from independent industry sources and publications as well as from research reports prepared for other purposes. Industry publications, surveys and reports generally state that the information contained therein has been obtained from sources believed to be reliable. However, we have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties that apply to the other forward-looking statements that are described in this prospectus. In addition, while we are not aware of any misstatements regarding the market or industry data presented herein, such statements involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 4 of this prospectus.

Representations and Warranties

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Trademarks

Nucleosomics®, NuQ® and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

Financial Information

Except as otherwise expressly noted, all financial information contained in this prospectus is expressed in United States dollars (USD or $).

iii

PROSPECTUS SUMMARY

The following summary highlights material information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “VolitionRx,” “VNRX,” “we,” “us,” and “our” refer and relate to VolitionRx Limited, together with our wholly owned subsidiary, Singapore Volition Pte Limited, and its two subsidiaries, Belgian Volition SA and HyperGenomics Pte Limited.

Company Overview

We are a clinical stage life sciences company focused on developing blood-based diagnostic tests that meet the need for accurate, fast, inexpensive and scalable tests for detecting and diagnosing cancer and other diseases. We have developed twenty blood assays to date that can be used individually or in combination to generate a profile which forms the basis of a blood test for a particular cancer or disease. We intend to commercialize our products in the future through various channels within the European Union, the United States and eventually throughout the rest of the world.

Currently, there are very few blood tests for diagnosis of cancer in common clinical use. The only commonly used blood screening test for any cancer is the PSA test for prostate cancer. We consider the PSA test to have relatively poor diagnostic accuracy (detecting approximately 70% of prostate cancers and misdiagnoses about 30% of healthy men as positive for cancer) but is widely used because it is the only product currently available.1 The American Cancer Society recommends that prostate cancer screening should not occur without an informed decision making process regarding risks.2 In 2012, the U.S. Preventative Services Task Force recommended against PSA-based screening for healthy men because of a “moderate or high certainty” that the service has no benefit or that the harms outweigh the benefits”.3 The test is still used to monitor patients after definitive diagnosis or treatment. There are currently no commonly used blood tests for screening for lung cancer or colorectal cancer.

VolitionRx is developing blood-based diagnostics for an array of the most prevalent cancers, beginning with colorectal cancer, using technology based on our Nucleosomics® biomarker platform. The platform employs a range of simple NuQ® immunoassays on an industry standard ELISA format, which allow rapid quantification of epigenetic changes in-vitro and in biofluids (whole blood, plasma, serum, sputum, urine etc.) compared to other approaches such as bisulfite conversion and polymerase chain reaction, or PCR. NuQ® markers can be used alone, in combination or as ratios to generate profiles related to specific conditions. The first tranche of data released from a large independent trial for colorectal cancer could, if carried through into its screening trial, potentially have a positive impact for broad scale, cost effective, cancer diagnostics.

We anticipate that because of their ease of use and low cost, our tests have the potential to become the first method of choice for cancer diagnostics, allowing detection of cancer at an earlier stage than typically occurs currently, and screening of individuals who, for reasons such as time, cost or dislike, are not currently screened. We believe our blood test for colorectal cancer has the potential to have significantly higher acceptance from patients as compared to fecal tests and colonoscopies which are invasive and unpleasant, resulting in low acceptance.

We undertook our early trials in Europe because our laboratories are based in Belgium and Hvidovre Hospital in Denmark has given access to 4,800 previously collected samples from patients for our retrospective colorectal trial (the “Retrospective CRC Study”) as well as 14,000 samples to be collected over 20-24 months from April 2014, from patients for our prospective colorectal trial (the “Prospective CRC Study”). All research and production operations are currently in Belgium due to its favorable environment for small companies including a well-trained technical work force, low cost quality research facilities and access to government support including our funding from the Walloon region.

_______________

1 National Cancer Institute Fact Sheet: Prostate-Specific Antigen (PSA) Test, [24 July 2012] [online], Available at http://www.cancer.gov/cancertopics/factsheet/detection/PSA, [accessed 10.31.2014]

2 Wolf. A et. al. American Cancer Society Guideline for the Early Detection of Prostate Cancer: Update 2010, CA: A Cancer Journal for Clinicians; 3 Mar 2010:60;2:70-98, available at http://www.ncbi.nlm.nih.gov/pubmed/20200110 [accessed 10.31.2014]

3 U.S. Preventative Services Task Force, May 2012 [online], available at http://www.uspreventiveservicestaskforce.org/Page/Document/RecommendationStatementFinal/prostate-cancer-screening [accessed 10.31.2014]

Each assay that we have developed can be commercialized for two distinct markets:

•

The clinical in-vitro diagnostics, or IVD, market, which can only be accessed after the assay has either been approved for clinical use in the United States by the United States Food and Drug administration, or the FDA, or as a Laboratory Developed Test, or LDT, in the United States under a Clinical Laboratory Improvement Amendments, or CLIA, waiver; or by CE Marking in the European Union; and

•

The research use only, or RUO, market.

Given the much larger potential of the clinical IVD market, we have focused our resources on launching our first test for colorectal cancer in the clinical IVD market. We plan to use the results of the 4,800 patient Retrospective CRC Study for submission for European clinical approval. We currently plan to apply for the first of our CE Mark (European) approvals in the second quarter of 2015.

We expect that we will be required to do further United States trials to achieve FDA approval for our colorectal cancer test. We are committed to filing for FDA approval to allow patient access to our tests in the United States as soon as practicable. Pending completion of our review of the regulatory environment in the United States, including the effect of recent pronouncements regarding LDTs by the FDA, we aim initially to enter the United States market through a LDT in 2015, pursuant to a yet to be negotiated relationship with a CLIA lab, while we concurrently seek FDA approval.

Commercializing products in the RUO market means that we intend to sell our products to medical schools, universities and commercial research and development departments for research use only. Products placed in the RUO market may be used for any research purpose. RUO products, however, are strictly not to be used for patient diagnosis. Commercializing products on the IVD market means that we intend to sell our future products to be used for patient diagnosis. None of the assays that we are currently developing are available for sale on the IVD market, and we only recently began sales in the RUO market in 2014.

Our Nucleosomics® biomarker platform is a technology that can be used for a wide variety of cancers. We are currently developing Nucleosomics® tests for a number of major cancers including colorectal, lung and prostate. We have one trial underway in the United States with MD Anderson Cancer Center in Texas, to establish the efficacy of Nucleosomics® to differentiate between the more aggressive anaplastic prostate cancer, and the typical, less-aggressive castration resistant prostate cancer. We are also validating the use of our tests for early diagnosis of endometriosis, a benign but often debilitating condition, and the leading cause of admissions to hospital for abdominal pain. Endometriosis affects approximately 10% of women and is a leading cause of infertility.4 At present, there are no non-surgical diagnostic tests for endometriosis.

We do not anticipate earning significant revenues until such time as we are able to fully market our intended products on the IVD market. For this reason, our auditors stated in their report on our most recent audited financial statements that our losses and negative cash flow from operations raise substantial doubt that we will be able to continue as a going concern without further financing. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our plan of operations described herein, obtain financing and eventually attain profitable operations.

Corporate Information

We are a Delaware corporation. Our executive offices are located at 1 Scotts Road, #24-05 Shaw Centre, Singapore 228208, and our telephone number is +1 (646) 650-1351. We maintain a website at www.volitionrx.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to such reports are available to you free of charge through the Investors section of www.volitionrx.com as soon as practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. The information contained on our website is not incorporated by reference into this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

_______________

4 American Society for Reproductive Medicine Fact sheet: Endometriosis - A Guide for Patients [Online] available at http://www.asrm.org/BOOKLET_Endometriosis/ [accessed 11.12.2014]

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Securities—Common Stock.”

Common stock being offered by us	__________ shares of common stock.

Common stock outstanding before this offering(1)	14,691,332 shares of common stock.

Common stock outstanding after this offering	__________ shares of common stock.

Over-allotment option

We have granted the underwriter the right to purchase up to __________ additional shares of common stock from us at the public offering price less the underwriting discount within 30 days from the date of this prospectus to cover over-allotments.

Use of Proceeds

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $__________ million, or approximately $___ million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use $1.4 million of the proceeds of this offering to fund our prospective colorectal trials with Hvidovre Hospital, in Denmark and $0.7 million to fund an ongoing study at University Hospital in Bonn, Germany. We intend to use the remaining proceeds of this offering for general working capital and other corporate purposes. See the section entitled “Use of Proceeds” on page 15 of this prospectus for additional information.

Dividend Policy

We have not previously paid cash dividends on our common stock. It is our current intention to invest our cash flow and earnings in the growth of our business and, therefore, we have no plans to pay cash dividends for the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends. For additional information, see the section of this prospectus titled “Dividend Policy.”

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section beginning on page 4 and the other information contained in this prospectus before making an investment decision regarding our common stock.

Lock-up provisions

We, and each of our directors and executive officers, have agreed with the underwriters, subject to specific exceptions, not to sell or transfer any shares of our common stock or securities convertible into or exercisable for shares of our common stock for a period of up to 180 days after the date of this prospectus (subject to extension in certain circumstances). See “Underwriting.”

Trading Symbol	Our common stock is currently quoted on the OTCQB Marketplace under the symbol “VNRX”. We have applied to have our shares of common stock listed on the NYSE MKT under the same symbol.

(1)

Based on the number of shares issued and outstanding as of January 7, 2015 and excludes:

•

3,459,924 shares of our common stock issuable upon the exercise of common stock purchase warrants outstanding as of January 7, 2015, with a weighted average exercise price of approximately $1.97 per share;

•

1,568,300 shares of our common stock issuable upon the exercise of stock options outstanding as of January 7, 2015, with an exercise price of approximately $3.41 per share; and

•

431,700 additional shares of common stock reserved for issuance under our 2011 Equity Incentive Plan, as of January 7, 2015.

RISK FACTORS

An investment in our common stock involves significant risk. You should carefully consider the information described in the following risk factors, together with the other information appearing elsewhere in this prospectus, before making an investment decision regarding our common stock. If any of the events or circumstances described in these risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or a part of your investment in our common stock. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 14 of this prospectus.

Risks Associated with our Company

We have not generated any significant revenue since our inception and we may never achieve profitability.

We are a clinical stage company and since our inception, we have not generated any significant revenue. As we continue the discovery and development of our future diagnostic products, our expenses are expected to increase significantly. Accordingly, we will need to generate significant revenue to achieve profitability. Even as we begin to market and sell our intended products, we expect our losses to continue as a result of ongoing research and development expenses, as well as increased manufacturing, sales and marketing expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, our business, financial condition and results of operations will be negatively affected and the market value of our common stock will decline.

We may need to raise additional capital in the future. If we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our plan of operations.

We believe that our current cash, cash equivalents and marketable securities (excluding any proceeds from the proposed offering subject to this prospectus) will be sufficient to meet our anticipated cash requirements to the second quarter of 2015. If we incur delays in commencing commercialization of our intended products or in achieving significant product revenue, or if we encounter other unforeseen adverse business developments, we may exhaust our capital resources prior to this time.

We cannot be certain that additional capital will be available when needed or that our actual cash requirements will not be greater than anticipated. Financing opportunities may not be available to us, or if available, may not be available on favorable terms. The availability of financing opportunities will depend on various factors, such as market conditions and our financial condition and outlook. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain financing on terms favorable to us, we may be unable to execute our plan of operations and we may be required to cease or reduce development or commercialization of any future products, sell some or all of our technology or assets or merge with another entity.

It is difficult to forecast our future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history and the rapid evolution of the market for diagnostic products make it difficult for us to predict our future performance. A number of factors, many of which are outside of our control, may contribute to fluctuations in our financial results, such as:

•

Our ability to develop or procure antibodies for clinical use in our future products;

•

Our ability to translate preliminary clinical results to larger prospective screening populations;

•

The demand for our intended products;

•

Our ability to obtain any necessary financing;

•

Our ability to market and sell our future products;

•

Market acceptance of our future products and technology;

•

Performance of any future strategic business partners;

•

Our ability to obtain regulatory clearances or approvals;

•

Changes in technology that may render our future products uncompetitive or obsolete;

•

Competition with other cancer diagnostics companies; and

•

Adverse changes in the healthcare industry.

Our future success depends on our ability to retain our officers and directors, scientists, and other key employees and to attract, retain and motivate qualified personnel.

Our success depends on our ability to attract, retain and motivate highly qualified management and scientific personnel. In particular, we are highly dependent on Cameron Reynolds, our President and Chief Executive Officer, our other officers and directors, scientists and key employees. The loss of any of these persons or their expertise would be difficult to replace and could have a material adverse effect on our ability to achieve our business goals. In addition, the loss of the services of any one of these persons may impede the achievement of our research, development and commercialization objectives by diverting management’s attention to the identification of suitable replacements, if any. There can be no assurance that we will be successful in hiring or retaining qualified personnel, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Recruiting and retaining qualified scientific personnel and, in the future, sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among pharmaceutical, biotechnology and diagnostic companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain “key person” insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research, development and commercialization strategies. Our consultants and advisors, however, may have other commitments or employment that may limit their availability to us.

We expect to expand our product development, research and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our consultants, advisors, and employees and the scope of our operations as we continue to develop and commercialize our current pipeline of intended products and new products. In order to manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plan or disrupt our operations.

We have limited experience with direct sales and marketing and any failure to build and manage a direct sales and marketing team effectively could have a material adverse effect on our business.

Our products will require several dynamic and evolving sales models tailored to different worldwide markets, users and products. We have decided to focus our sales strategy on the clinical market in 2015 with the CE Marking of our first product in Europe. Pending completion of our review of the regulatory environment in the United States, including the effect of recent pronouncements regarding LDTs by the FDA, we aim initially to enter the United States market through a technology license for LDT development in a CLIA lab in the United States. We intend to progressively grow to large volumes of tests sold to centralized laboratories and eventually reach the mass diagnostics testing market. The exact nature of the ideal sales strategy will evolve as we continue to develop our intended products and seek entry into the IVD markets. We have limited experience with direct sales and marketing and any failure to build and manage a direct sales and marketing team effectively could have a material adverse effect on our business.

There are significant risks involved in building and managing our sales and marketing organization, as well as identifying and negotiating deals with the right sales and distribution partners, including risks related to our ability to:

•

Identify appropriate partners;

•

Negotiate beneficial partnership and distribution agreements;

•

Hire qualified individuals as needed;

•

Generate sufficient leads within our targeted market for our sales force;

•

Provide adequate training for effective sales and marketing;

•

Retain and motivate our direct sales and marketing professionals; and

•

Effectively oversee geographically dispersed sales and marketing teams.

Our failure to adequately address these risks could have a material adverse effect on our ability to increase sales and use of our future products, which would cause our revenues to be lower than expected and harm our results of operations.

Our Amended and Restated Certificate of Incorporation exculpates our officers and directors from certain liability to our Company or our stockholders.

Our Amended and Restated Certificate of Incorporation contains a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our Company.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of assets;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and/or directors; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision. Additionally, for so long as we remain as a smaller reporting company, under current rules our accounting firm will not be required to provide an opinion regarding our internal controls over financial reporting.

We have a “going concern” opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

Our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business. As a result we may have to liquidate our business and investors may lose their investments. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our plan of operations described herein, obtain financing and eventually attain profitable operations. Investors should consider our independent registered public accountant’s comments when deciding whether to invest in the Company.

Risks Associated with our Business

Failure to successfully develop, manufacture, market, and sell our future products will have a material adverse effect on our business, financial condition, and results of operations.

We are in the process of developing a suite of diagnostic tests as well as additional products. To date, we have not placed any of our product prototypes on the clinical market. The successful development and commercialization of our intended products is critical to our future success. Our ability to successfully develop, manufacture, market, and sell our future products is subject to a number of risks, many of which are outside our control. There can be no assurance that we will be able to develop and manufacture products in commercial quantities at acceptable costs, successfully market any products, or generate revenues from the sale of any products. Failure to achieve any of the foregoing would have a material adverse effect on our business, financial condition, and results of operations.

Our business is dependent on our ability to successfully develop and commercialize diagnostic products. If we fail to develop and commercialize diagnostic products, we may be unable to execute our plan of operations.

Our current business strategy focuses on discovering, developing and commercializing diagnostic products. The success of our business will depend on our ability to fully develop and commercialize the diagnostic products in our current development pipeline as well as continue the discovery and development of other diagnostics products.

Prior to commercializing diagnostic products, we will be required to undertake time-consuming and costly development activities with uncertain outcomes, including conducting clinical studies and obtaining regulatory clearance or approval in the United States and in Europe. Delays in obtaining approvals and clearances could have material adverse effects on us and our ability to fully carry out our plan of operations. We have limited experience in taking products through these processes and there are considerable risks involved in these activities. The science and methods that we are employing are innovative and complex, and it is possible that our development programs will ultimately not yield products suitable for commercialization or government approval. Products that appear promising in early development may fail to be validated in subsequent studies, and even if we achieve positive results, we may still fail to obtain the necessary regulatory clearances or approvals. Few research and development projects result in commercial products, and perceived viability in early clinical studies often is not replicated in later studies. At any point, we may abandon development of a product, or we may be required to expend considerable resources obtaining additional clinical and nonclinical data, which would adversely impact the timing for generating potential revenue from those products. Further, our ability to develop and launch diagnostic tests is dependent on our receipt of substantial additional funding. If our discovery and development programs yield fewer commercial products than we expect, we may be unable to execute our business plan, and our business, financial condition and results of operations may be adversely affected.

Our failure to obtain necessary regulatory clearances or approvals on a timely basis would significantly impair our ability to distribute and market our future products on the clinical IVD market.

We are subject to regulation and supervision by the FDA in the United States, the Conformité Européenne in Europe and other regulatory bodies in other countries where we intend to sell our future products. Before we are able to place our intended products in the clinical IVD markets in the United States and Europe, we will be required to obtain approval of our future products from the FDA and receive a CE Mark, respectively. Delays in obtaining approvals and clearances could have material adverse effects on us and our ability to fully carry out our plan of operations.

Additionally, even if we receive the required government approval of our intended products, we are still subject to continuing regulation and oversight. Under the FDA, diagnostics are considered medical devices and are subject to ongoing controls and regulations, including inspections, compliance with established manufacturing practices, device-tracking, record-keeping, advertising, labeling, packaging, and compliance with other standards. The process of complying with such regulations with respect to current and new products can be costly and time-consuming. Failure to comply with these regulations could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, any FDA regulations governing our future products are subject to change at any time, which may cause delays and have material adverse effects on our operations. In Europe, IVD companies are able to self-certify that they meet the appropriate regulatory requirements but are subject to inspection for enforcement. European national agencies, such as customs authorities and/or the Departments of Health, Industry and Labor, conduct market surveillance to ensure the applicable requirements have been met for products marketed within the EU.

Recent announcements from the Federal Food and Drug Administration may impose additional regulatory obligations and costs upon our business.

On October 3, 2014, the FDA issued draft guidance regarding oversight of laboratory developed tests, or LDTs, titled “Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs).” According to this guidance, the FDA plans to take a phased-in risk-based approach to regulating LDTs. The FDA plans to phase in enforcement of LTD premarket review, quality system oversight and adverse event reporting over a number of years. The FDA would require that laboratories providing LDTs, subject to certain limited exemptions, within six months after the guidance documents are finalized comply with (i) either a new notification procedure in which the laboratory must provide the FDA with certain basic information about each LDT offered by their laboratory or the FDA’s device registration and listing requirements, and (ii) the medical device reporting, or MDR, requirements for LDTs offered by that laboratory. Under this new risk based approach, it is possible that some level of pre-market review may be required for our LDTs-either a 510(k) or PMA-which may require us to obtain additional clinical data.

The draft guidance documents is subject to public comment until February 2, 2015. At this time, we do not know what the additional costs and regulatory burdens will be, nor the impact of any final FDA guidance or FDA enforcement of its regulations on our business or operations.

If the FDA requires us to seek clearance or approval for any of our products (as opposed to simply licensing our technology to a CLIA lab), we may not be able to obtain such approvals on a timely basis, or at all. The cost of conducting clinical trials and otherwise developing data and information to support any applications may be significant. Failure to comply with applicable regulatory requirements of the FDA could result in enforcement action, including receiving untitled or warning letters, fines, injunctions, or civil or criminal penalties. In addition, we could be subject to a recall or seizure of current or future products, operating restrictions, partial suspension or total shutdown of production. Any such enforcement action would have a material adverse effect on our business, financial condition and operations.

If the marketplace does not accept the products in our development pipeline or any other diagnostic products we might develop, we may be unable to generate sufficient revenue to sustain and grow our business.

Our intended products may never gain significant acceptance in the research or clinical marketplace and therefore may never generate substantial revenue or profits. Physicians, hospitals, clinical laboratories, researchers or others in the healthcare industry may not use our future products unless they determine that they are an effective and cost-efficient means of detecting and diagnosing cancer. In addition, we will need to expend a significant amount of resources on marketing and educational efforts to create awareness of our future products and to encourage their acceptance and adoption. If the market for our future products does not develop sufficiently or the products are not accepted, our revenue potential will be harmed.

The cancer diagnostics market is highly competitive and subject to rapid technological change; accordingly, we will face fierce competition and our intended products may become obsolete.

The cancer diagnostics market is extremely competitive and characterized by evolving industry standards and new product enhancements. Cancer diagnostic tests are technologically innovative and require significant planning, design, development, and testing at the technological, product, and manufacturing process levels. These activities require significant capital commitments and investment. There can be no assurance that our intended products or proprietary technologies will remain competitive following the introduction of new products and technologies by competing companies within the industry. Furthermore, there can be no assurance that our competitors will not develop products that render our future products obsolete or that are more effective, accurate or can be produced at lower costs. There can be no assurance that we will be successful in the face of increasing competition from new technologies or products introduced by existing companies in the industry or by new companies entering the market.

We expect to face intense competition from companies with greater resources and experience than us, which may increase the difficulty for us to achieve significant market penetration.

The market for cancer diagnostics is intensely competitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. Our competitors include large multinational corporations and their operating units, including Abbott Laboratories Inc., Cepheid Inc., Philips, GE Healthcare, Siemens, Gen-Probe Incorporated, MDxHealth SA, EpiGenomics AG, Roche Diagnostics, Exact Sciences Corporation, Sequenom, Inc. and several others. These companies have substantially greater financial, marketing and other resources than we do. Each of these companies is either publicly traded or a division of a publicly traded company, and enjoys several competitive advantages, including:

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Significantly greater name recognition;

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Established relationships with healthcare professionals, companies and consumers;

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Additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

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Established supply and distribution networks; and

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Greater resources for product development, sales and marketing, and intellectual property protection.

These other companies have developed and will continue to develop new products that will compete directly with our future products. In addition, many of our competitors spend significantly greater funds for the research, development, promotion, and sale of new and existing products. These resources allow them to respond more quickly to new or emerging technologies and changes in consumer requirements. For all the foregoing reasons, we may not be able to compete successfully against our competitors.

Declining global economic or business conditions may have a negative impact on our business.

Continuing concerns over United States healthcare reform legislation and energy costs, geopolitical issues, the availability and cost of credit and government stimulus programs in the United States and other countries have contributed to increased volatility and diminished expectations for the global economy. These factors, combined with low business and consumer confidence and high unemployment precipitated a global economic slowdown and recession. If the economic climate does not improve or continues to deteriorate, our business, including our access to the RUO or clinical IVD markets for diagnostic tests, could be adversely affected, resulting in a negative impact on our business, financial condition and results of operations.

We will rely on third parties to manufacture and supply our intended products. Any problems experienced by these third parties could result in a delay or interruption in the supply of our intended products to our customers, which could have a material negative effect on our business.

We will rely on third parties to manufacture and supply our intended products. The manufacture of our intended diagnostic products will require specialized equipment and utilize complicated production processes that would be difficult, time-consuming and costly to duplicate. If the operations of third party manufacturers are interrupted or if they are unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill our future sales orders. Any prolonged disruption in the operations of third party manufacturers could have a significant negative impact on our ability to sell our future products, could harm our reputation and could cause us to seek other third party manufacturing contracts, thereby increasing our anticipated development and commercialization costs. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards required by the FDA and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop products or receive approval of any products in a timely manner. As of the date of this prospectus, we have not entered into any agreements with third party manufacturers for the manufacture of any of our intended products.

The manufacturing operations of our future third party manufacturers will likely be dependent upon third party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The operations of our future third party manufacturers will likely be dependent upon third party suppliers. A supply interruption or an increase in demand beyond a supplier’s capabilities could harm the ability of our future manufacturers to manufacture our intended products until new sources of supply are identified and qualified.

Reliance on these suppliers could subject us to a number of risks that could harm our business, including:

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Interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

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Delays in product shipments resulting from uncorrected defects, reliability issues, or a supplier’s variation in a component;

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A lack of long-term supply arrangements for key components with our suppliers;

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Inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

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Difficulty and cost associated with locating and qualifying alternative suppliers for components in a timely manner;

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Production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

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Delay in delivery due to suppliers prioritizing other customer orders over ours;

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Damage to our brand reputation caused by defective components produced by the suppliers; and

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Fluctuation in delivery by the suppliers due to changes in demand from us or their other customers.

Any interruption in the supply of components of our future products or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our future customers, which would have an adverse effect on our business.

We will depend on third party distributors in the future to market and sell our future products which will subject us to a number of risks.

We will depend on third party distributors to sell, market, and service our future products in our intended markets. We are subject to a number of risks associated with reliance upon third party distributors including:

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Lack of day-to-day control over the activities of third party distributors;

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Third party distributors may not commit the necessary resources to market and sell our future products to our level of expectations;

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Third party distributors may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us; and

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Disagreements with our future distributors could result in costly and time-consuming litigation or arbitration which we could be required to conduct in jurisdictions with which we are not familiar.

If we fail to establish and maintain satisfactory relationships with our future third party distributors, our revenues and market share may not grow as anticipated, and we could be subject to unexpected costs which could harm our results of operations and financial condition.

If the patents that we rely on to protect our intellectual property prove to be inadequate, our ability to successfully commercialize our future products will be harmed and we may never be able to operate our business profitably.

Our success depends, in large part, on our ability to protect proprietary methods, discoveries and technologies that we develop under the patents and intellectual property laws of the United States, European Union and other countries, so that we can seek to prevent others from unlawfully using our inventions and proprietary information. We have exclusive license rights to a number of patent applications related to our diagnostic tests under development, but do not have any issued patents in the United States and only one issued patent in Europe. Additionally, we have patent applications authored by both Singapore Volition and Belgian Volition, which are also currently pending. We cannot assure you that any of the pending patent applications will result in patents being issued. In addition, due to technological changes that may affect our future products or judicial interpretation of the scope of our patents, our intended products might not, now or in the future, be adequately covered by our patents.

If third parties assert that we have infringed their patents and proprietary rights or challenge the validity of our patents and proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and delay or prevent the development or commercialization of our future products.

Our ability to commercialize our intended products depends on our ability to develop, manufacture, market and sell our future products without infringing the proprietary rights of third parties. Third parties may allege that our future products or our methods or discoveries infringe their intellectual property rights. Numerous United States and foreign patents and pending patent applications, which are owned by third parties, exist in fields that relate to our intended products and our underlying methodologies, discoveries and technologies.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation could divert our management’s attention from other aspects of our business. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If we are found to infringe upon intellectual property rights of third parties, we might be forced to pay damages, potentially including treble damages. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some or all of our future products, which could limit our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

If we are unable to protect our trade secrets, we may be unable to protect our interests in proprietary technology, processes and know-how that is not patentable or for which we have elected not to seek patent protection.

In addition to patented technology, we rely upon trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult or impossible to obtain or enforce. We may not be able to protect our trade secrets adequately. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors and outside scientific advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. We rely, in part, on non-disclosure and confidentiality agreements with our employees, consultants and other parties to protect our trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential information into the public domain or to third parties could allow our competitors to learn our trade secrets and use the information in competition against us, which could adversely affect our competitive advantage.

Risks Associated with our Common Stock

The market prices and trading volume of our stock may be volatile.

The market price of our common stock is likely to be highly volatile and the trading volume may fluctuate and cause significant price variation to occur. We cannot assure you that the market prices of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the prices of our shares or result in fluctuations in those prices or in trading volume of our common stock could include the following, many of which will be beyond our control:

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competition;

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additions or departures of key personnel;

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our ability to execute our business plan;

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operating results that fall below expectations;

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loss of any strategic relationship;

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industry developments;

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economic and other external factors; and

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period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price and trading volume of our common stock.

Share ownership by our officers and directors make it more difficult for third parties to acquire us or effectuate a change of control that might be viewed favorably by other stockholders.

As of September 30, 2014, our executive officers and directors owned, in the aggregate, 34.9% of our outstanding shares. As a result, if the officers and directors were to oppose a third party’s acquisition proposal for, or a change in control of, the Company, the officers and directors may have sufficient voting power to be able to block or at least delay such an acquisition or change in control from taking place, even if other stockholders would support such a sale or change of control.

Our corporate governance documents, and certain corporate laws applicable to us, could make a takeover attempt, which may be beneficial to our stockholders, more difficult.

Our Board of Directors, or Board, has the power, under our articles of incorporation, to issue additional shares of common stock and create and authorize the sale of one or more series of preferred stock without having to obtain stockholder approval for such action. As a result, our Board could authorize the issuance of shares of a series of preferred stock to implement a stockholders rights plan (often referred to as a poison pill) or could sell and issue preferred shares with special voting rights or conversion rights, which could deter or delay attempts by our stockholders to remove or replace management, and attempts of third parties either to engage in proxy contests or to acquire control of the Company. In addition, our charter documents:

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enable our Board to fill vacant directorships except for vacancies created by the removal of a director;

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enable our Board to amend our bylaws without stockholder approval subject to certain exceptions; and

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require compliance with an advance notice procedure with regard to business to be brought by a stockholder before an annual or special meeting of stockholders and with regard to the nomination by stockholders of candidates for election as directors.

These provisions may discourage potential acquisition proposals and could delay or prevent a change of control, including under circumstances in which our stockholders might otherwise receive a premium over the market price of our common stock.

Our management will have broad discretion as to the use of proceeds from this offering. You may not agree with the manner in which we use the proceeds, and our use of those proceeds may not yield a favorable return on your investment.

While we anticipate using $1.4 million of the offering proceeds to fund our prospective colorectal trials with Hvidovre Hospital, in Denmark and $0.7 million to fund an ongoing study at University Hospital Bonn, in Germany, we have not formally designated the amount of net proceeds that we will use for any other particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. We may not be successful in using the net proceeds from this offering to increase our profitability or market value, and we cannot predict whether the proceeds will be invested to yield a favorable return.

The shares you purchase in this offering will experience immediate and substantial dilution.

The public offering price per share of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately after the offering. At the assumed public offering price of $4.74 per share (which was the last reported sale price per share of our common stock on the OTCQB on January 7, 2015), purchasers of our common stock will incur immediate dilution of $__________ per share in the net tangible book value of their purchased shares. Conversely, the shares of our common stock that our existing stockholders currently own will receive an increase in net tangible book value per share. See the section entitled “Dilution” elsewhere in this prospectus.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may cause our stock price to decline.

Our Certificate of Incorporation and amendments thereto authorize the issuance of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock or preferred stock issued in the future on an arbitrary basis. The issuance of common stock or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the percentage ownership of our stockholders and, depending upon the prices at which such shares are sold or issued, on their investment in our common stock and, therefore, could have an adverse effect on any trading market for our common stock.

Future sales of our common stock could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales of our shares could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities.

After completion of this offering, there will be __________ shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws, other than shares which our directors or executive officers may purchase, which will be subject to the resale limitations of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Our directors, executive officers and certain other stockholders have agreed to enter into lock-up agreements generally providing, subject to limited exceptions, that they will not, without the prior written consent of National Securities Corporation, directly or indirectly offer to sell, or otherwise dispose of any shares of our common stock during the period ending 180 days after the date of this prospectus.

Our common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether and to what extent equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any research analysts will cover us and our common stock or whether they will publish research and reports on us. If one or more equity analysts cover us and publish research reports about our common stock, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us.

If any of the analysts who elect to cover us downgrade their recommendation with respect to our common stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

We are a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. “Smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and this prospectus. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding estimates, future events, our future financial performance, business strategy and plans and objectives of management for future operations, including with respect to us specifically and the cancer diagnostics industry in general are forward-looking statements. We have attempted to identify estimates and forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make estimates or forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Our estimates and forward-looking statements are based on our current assumptions and expectations about future events and trends, which affect or may affect our business, strategy, operations or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity, performance or achievements to vary from those expressed or implied by these estimates and forward-looking statements. Before you invest in our securities, you should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different and worse from what we expect.

Our estimates and forward-looking statements may be affected by one or more of the following factors:

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Our inability to generate any significant revenue or achieve profitability;

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Our need to raise additional capital in the future;

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Our expectations to expand our product development, research and sales and marketing capabilities could give rise to difficulties in managing our growth;

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Our limited experience with direct sales and marketing;

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The possibility that we may not be able to continue to operate, as indicated by the “going concern” opinion from our auditors;

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Our ability to successfully develop, manufacture, market, and sell our future products;

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Our dependency on our ability to successfully develop and commercialize diagnostic products;

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Our ability to obtain necessary regulatory clearances or approvals to distribute and market our future products;

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Our ability to market our future products may be subject to regulatory delays;

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The acceptance by the marketplace of our products;

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The highly competitive and rapid changing nature of the cancer diagnostics market;

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Our ability to develop or procure antibodies for clinical use in our future products;

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Our ability to translate preliminary clinical results to larger prospective screening populations;

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Our reliance on third parties to manufacture and supply our intended products, and such manufacturers’ dependence on third party suppliers;

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Our dependence on third party distributors; and

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Protection of our patents, intellectual property, and trade secrets.

Other sections of this prospectus include additional factors that could adversely impact our business, strategy, operating results, financial condition and stock price, including the risks outlined under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any estimates or forward-looking statements. All estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. In light of these risks and uncertainties, we cannot assure you that the estimates or forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these estimates and forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the __________ shares of our common stock in this offering at an estimated offering price of $__________ will be approximately $__________, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase __________ additional shares of our common stock, we estimate that the net proceeds to us will be approximately $__________, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use $1.4 million of the net proceeds from this offering to fund our prospective colorectal trials with Hvidovre Hospital, in Denmark, $0.7 million to fund an ongoing study at University Hospital Bonn, in Germany, and the balance for general working capital and other corporate purposes. We cannot specify with certainty the particular uses of net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds.

DIVIDEND POLICY

We have not previously paid cash dividends on our common stock. It is our current intention to invest our cash flow and earnings in the growth of our business and, therefore, we have no plans to pay cash dividends for the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization, as of September 30, 2014, as follows:

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on an actual basis;

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on a pro forma as adjusted basis, giving effect to the sale and issuance by us of shares of our common stock in this offering at an assumed public offering price of $__________ per share, after deducting the underwriting discount and estimated offering expenses payable by us.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements and related notes that are included elsewhere in this prospectus.

		As of September 30, 2014
		Actual		Pro Forma as Adjusted(1)
Cash, cash equivalents and short-term investments		$2,419,667	$
Debt obligations		$(7,947,666)	$
Stockholders’ (Deficit) Equity:		$(4,098,212)	$
Preferred stock, par value $0.001 per share: 1,000,000 shares authorized; none issued and outstanding, actual or pro forma as adjusted	$	−	$
Common stock, par value $0.001 per share: 100,000,000 shares authorized, 14,308,960 shares issued and outstanding, actual; __________ shares issued and outstanding, pro forma as adjusted		$14,309	$
Additional paid-in capital		14,548,494
Accumulated other comprehensive loss		$(93,526)	$
Accumulated Deficit		$(18,567,489)	$
Total stockholders’ (Deficit) Equity		$(4,098,212)	$

(1)

Each $1.00 increase or decrease in the assumed public offering price of our common stock of $__________ per share would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $__________, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

In the table above, the number of shares outstanding after this offering is based on __________ shares of our common stock outstanding as of January 7, 2015. The number of shares of our common stock outstanding after this offering excludes the following:

•

3,459,924 shares of our common stock issuable upon the exercise of common stock purchase warrants outstanding as of January 7, 2015, with a weighted average exercise price of approximately $1.97 per share;

•

1,568,300 shares of our common stock issuable upon the exercise of stock options outstanding as of January 7, 2015, with an exercise price of approximately $3.41 per share;

•

431,700 additional shares of common stock reserved for issuance under our 2011 Equity Incentive Plan, as of January 7, 2015; and

•

any shares issued upon the exercise by the underwriters of the option to purchase up to __________ additional shares of common stock from us to cover over-allotments, if any.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible deficit as of September 30, 2014 was approximately $__________, or $__________ per share, based on __________ shares of our common stock outstanding on that date.

After giving effect to the sale by us of __________ shares of our common stock in this offering at an assumed public offering price of $__________ per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2014 would have been approximately $__________, or $__________ per share. This represents an immediate increase in pro forma net tangible book value of $__________ per share to our existing stockholders and an immediate dilution of $__________ per share to new investors participating in this offering at the assumed offering price. The following table illustrates this dilution:

Assumed public offering price per share	$
Net tangible book value (deficit) per share as of September 30, 2014, before this offering		$(0.3467)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$

Pro forma as adjusted net tangible book value (deficit) per share as of September 30, 2014, immediately after this offering	$

Dilution in pro forma net tangible book value per share to new investors in this offering	$

The information above is as of September 30, 2014 and excludes the following:

•

3,440,924 shares of our common stock issuable upon the exercise of common stock purchase warrants outstanding as of September 30, 2014, with a weighted average exercise price of approximately $1.96 per share;

•

1,568,300 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2014, with an exercise price of approximately $3.41 per share; and

•

431,700 additional shares of common stock reserved for issuance under our 2011 Equity Incentive Plan, as of September 30, 2014.

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, our pro forma as adjusted net tangible book value (deficit) per share would be $__________ per share, representing an immediate increase in pro forma net tangible book value of $__________ per share to our existing stockholders and an immediate dilution of $__________ per share to new investors. If any shares are issued upon exercise of outstanding options, warrants or convertible notes, new investors will experience further dilution.

A $1.00 increase or decrease in the assumed public offering price of $__________ per share would increase or decrease, as applicable, our pro forma as adjusted net tangible book value (deficit) per share after this offering by approximately $__________, and would increase or decrease, as applicable, dilution per share to new investors in this offering by approximately $__________ for an increase of $1.00, or $__________ for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

BUSINESS

Description of Our Business

We are a clinical-stage life sciences company focused on developing blood-based diagnostic tests that meet the need for accurate, fast, inexpensive and scalable tests for detecting and diagnosing cancer and other diseases. We have developed twenty blood assays to date, using technology based on our Nucleosomics® biomarker platform, that can be used individually or in combination to generate a profile which forms the basis of a blood test for a particular cancer.

Each assay that we have developed can be commercialized for two distinct markets:

•

The clinical IVD market which can only be accessed after the assays have either been approved for clinical use in the United States by the FDA, or as a LDT in the United States under a CLIA waiver, and by CE marking in the EU; and

•

The RUO market.

Given the much larger potential clinical IVD, market, we have decided to focus our resources on launching in the clinical IVD market. We currently plan to apply for the first of our CE Mark (European) approvals in the second quarter of 2015.

We expect that we will be required to do further United States trials to achieve FDA approval for our colorectal cancer test. We are committed to filing for FDA approval to allow patient access to our tests in the United States as soon as practicable. Pending completion of our review of the regulatory environment in the United States, including the effect of recent pronouncements regarding LDTs by the FDA, we aim initially to enter the United States market through a LDT in 2015, pursuant to a yet to be negotiated relationship with a CLIA lab, while we concurrently seek FDA approval.

Commercializing products on the RUO market means that we intend to sell our products to medical schools, universities and commercial research and development departments for research use only. Products placed on the RUO market may be used for any research purpose. RUO products, however, are strictly not to be used for patient diagnosis. Commercializing products on the IVD market means that we intend to sell our future products to be used for patient diagnosis. None of the assays that we are currently developing are available for sale on the IVD market, and we began sales in the RUO market in 2014.

We intend to commercialize our products in the future through various channels within the EU, the United States and eventually throughout the rest of the world. We anticipate that because of their ease of use and low cost, our tests have the potential to become the first method of choice for cancer diagnostics, allowing detection of cancer at an earlier stage than typically occurs currently, and screening of individuals who, for reasons such as time, cost or dislike, are not currently screened. We believe our blood test has the potential to have significantly higher acceptance from patients as compared to fecal tests and colonoscopies which are invasive and unpleasant, resulting in low acceptance.

Our business is subject to certain risks and uncertainties, including those discussed under the heading “Risk Factors” beginning on page 4 of this prospectus.

The Market

Cancer is one of the leading causes of death worldwide, accounting for around 8.2 million annual deaths globally.5 In the United States alone, there were an estimated 14 million cancer survivors in 2010.6 By 2020, this figure is expected to rise to 18.1 million. The American Cancer Society estimated the total health economic burden for cancer (including medical costs and loss of earnings) at approximately $216 billion for 2009 ($86 billion in direct medical costs and $130 billion in lost productivity due to early death).7 The annualized cost of cancer care in the over 65 age group based on analysis of Medicare payments linked to Surveillance, Epidemiology, and End Results, or SEER, Program data is projected to reach $158 billion.8,9 These figures are mirrored across the globe and we expect will continue to grow as populations age. This is a large potential addressable market for which we believe diagnostics will be a significant part. Incidence of, and mortality due to, colorectal cancer in the US have been steadily falling since the mid 1980’s with an acceleration of reduction in both men (3% per annum) and women (2.3% per annum) over the last 15 years. This is largely due to early detection and removal of polyps via colonoscopy.10 The Pap test has had a similar impact in improving 5 year survival rates in women with precancerous and cancerous cervical lesions.11

_______________

5 Cancer - Fact sheet N°297, World Health Organization, [online], Available at: http://www.who.int/mediacentre/factsheets/fs297/en/index.html, [accessed 11.12.2014]

6 Mariotto AB et al., Projections of the cost of cancer care in the United States: 2010-2020. Jan 19, 2011, JNCI, Vol 103, No.2, Available at http://www.ncbi.nlm.nih.gov/pubmed/21228314 [will begin testing the first cohort of retrospective samples in Q1 2015 10.31.2014]

7 American Cancer Society, Economic Impact of Cancer, 31.03.2014 [online], available at http://www.cancer.org/cancer/cancerbasics/economic-impact-of-cancer[accessed 11.12.2014]

8 Surveillance, Epidemiology, and End Results Programme, [online] Available at http://seer.cancer.gov [accessed 11.12.2014]

9 National Institutes of Health “Cancer costs projected to reach at least $158 billion in 2020”, 12 January 2011, [online], Available at http://www.nih.gov/news/health/jan2011/nci-12.htm [accessed 10.31.2014]

10 American Cancer Society, Colorectal Cancer Facts & Figures 2011-2013 [Online] available at http://www.cancer.org/acs/groups/content/@epidemiologysurveilance/documents/document/acspc-028312.pdf [accessed 11.12.2014]

11 National Cancer Institute Fact Sheet: Cervical Cancer Screening (PDQ®) [Online] Available at http://www.cancer.gov/cancertopics/pdq/screening/cervical/HealthProfessional/page2 [accessed 11.12.2014]

Statistically, the chances of surviving cancer are greatly improved by early detection and treatment. However, there is currently no screening test for cancer in general, and very few effective blood tests for specific cancers in common clinical use. The only commonly used blood-screening test for any cancer is the PSA test for prostate cancer. We consider the PSA test to have relatively poor diagnostic accuracy (detecting approximately 70% of prostate cancers and misdiagnoses about 30% of healthy men as positive for cancer) but is widely used because it is the best product currently available.12 The American Cancer Society recommends that prostate cancer screening should not occur without an informed decision making process regarding risks.13 In 2012, the U.S. Preventative Services Task Force recommended against PSA-based screening for healthy men because of a “moderate or high certainty” that the service has no benefit or that the harms outweigh the benefits”.14 The test is still used to monitor patients after definitive diagnosis or treatment. There are currently no commonly used blood tests for screening for lung cancer or colorectal cancer.

Further, current methods of cancer diagnosis are either invasive, not cost effective, have low acceptance or cannot provide accurate results. The inadequacy of existing diagnostic products means that most cancers are only diagnosed once the patient experiences symptoms and the cancer is well established. By this stage, it will often have spread beyond the primary tumor (metastatic cancers), making it substantially more difficult to treat. For example colorectal cancer is one of the more survivable diseases if caught early: it has an observed five-year survival rate of 92% in stage I, but only 11% in stage IV.15 Early, non-invasive, accurate cancer diagnosis remains a significant unmet medical need and a huge commercial opportunity. For these reasons, cancer diagnostics is an active field of research and development both academically and commercially.

The global IVD market is forecast to reach $65 billion in 2018,16 driven by the increasing health care demands of an aging population. In the United States,17 the IVD market is made up of:

•

Histology, immunohistochemistry and cytology of tissue samples (expected to grow 6.8% per annum from 2011-2018, with an expected value of $25.5 billion by 2018).18 These are mostly used to confirm cancer diagnosis post-surgery and to determine cancer sub-type;

•

Immunoassay (chemical tests used to detect a substance in blood or body fluid), which will be the second largest market with a value of more than US$19.1 billion by 2018.19 These tests are mostly used to monitor for disease progress and relapse. This market segment includes our future Nucleosomics® products, which will be blood immunoassay tests for modified histones for the diagnosis of cancer.

_______________

12 National Cancer Institute Fact Sheet: Prostate-Specific Antigen (PSA) Test, [24 July 2012] [online], Available at http://www.cancer.gov/cancertopics/factsheet/detection/PSA, [accessed 10.31.2014]

13 Wolf. A et. al. American Cancer Society Guideline for the Early Detection of Prostate Cancer: Update 2010, CA: A Cancer Journal for Clinicians; 3 Mar 2010:60;2:70-98, available at http://www.ncbi.nlm.nih.gov/pubmed/20200110 [accessed 10.31.2014]

14 U.S. Preventative Services Task Force, May 2012 [online], available at http://www.uspreventiveservicestaskforce.org/Page/Document/RecommendationStatementFinal/prostate-cancer-screening [accessed 10.31.2014]

15 American Cancer Society. “Colorectal Cancer,” 2014 [online], Available at: http://www.cancer.org/cancer/colonandrectumcancer/detailedguide/colorectal-cancer-survival-rates, [accessed 11.04.2014

16 Report: The Worldwide Market for In Vitro Diagnostic (IVD) Tests, 9th Edition, August 13, 2014 [online], Available for purchase at: http://www.kaloramainformation.com/Worldwide-Vitro-Diagnostic-8326563, [accessed 10.31.2014]

17 Report: The United States Market for In Vitro Diagnostic Tests

Mar 18, 2014 [online], Available for purchase at http://www.kaloramainformation.com/United-States-Vitro-8079142, [accessed 10.31.2014]

18 In Vitro Diagnostics Market to 2018 - Consolidation, Decentralization and Demand for Genetic Testing to Shape the Competitive Landscape, March 23, 2012 [online], Available at http://www.marketresearch.com/GBI-Research-v3759/Vitro-Diagnostics-Consolidation-Decentralization-Demand-6871130 [accessed 11.12.2014]

19 Mrkets and Markets Report: Immunoassay Market [Technology (Enzyme, Fluorescent, Chemiluminescence, Radioimmunoassay), Analyzers & Reagents, Applications (Infectious Diseases, Cancer, Endocrinology, Cardiology), End Users (Hospitals, Laboratory, Academics)] - Global Forecast to 2018, October, 2013 [online], Available at: http://www.marketsandmarkets.com/Market-Reports/immunoassay-market-436.html [accessed 11.04.2014]

Testing is carried out at three principal locations:20

•

Testing at hospital laboratories: $30 billion annual revenue for eight billion tests in 2011;

•

Testing at CLIA laboratories: $20 billion annual revenue for 3 billion tests in 2011; and

•

Testing at physician office laboratories: $3 billion annual revenue for 1.2 billion tests in 2011.

We are focused on responding to the need for early, accurate diagnostic tests through the development of our proprietary technologies and product prototypes. We intend to develop a range of products over the next 5-10 years. For the year ended December 31, 2012, we spent approximately $2.8 million on research and development activities. For the year ended December 31, 2013, we spent approximately $2.5 million on research and development activities. None of these costs are borne directly by customers as we are in the clinical stage and do not have any customers.

Our Intended Products

Commercialization of our future products on the clinical IVD market (e.g. for patient diagnosis in hospitals, clinics, etc.), requires government approval (CE Marking in Europe and/or FDA approval in the United States). We plan to begin the approval process in the EU and the United States in 2015. Commercializing our products on the RUO market (e.g. for uses other than patient diagnosis in medical schools, universities and commercial research and development departments, etc.) does not require government approval. However, before any of our products can be sold on the RUO market, they need to successfully complete beta-testing. Beta-testing involves providing the products to a few laboratories to identify and correct any problems in the products. None of the products that we are currently developing are available on the IVD market, however, we began sales in the RUO market in 2014. The products that we are currently developing are described in detail below:

NuQ® Suite of Epigenetic Cancer Blood Tests

We have developed twenty epigenetic NuQ® assays using our Nucleosomics® technology which are designed to detect the level and structure of nucleosomes in blood. Epigenetics is the science of how genes are switched “on” or “off” in the body’s cells. A major factor controlling the switching “on” and “off” is the structuring of DNA. The DNA in human cells is packaged as protein complexes in a “beads on a string” structure. Each individual protein/DNA “bead” is called a nucleosome. These nucleosomes then form additional structures with increasingly dense packing, culminating in chromosomes containing hundreds of thousands of nucleosomes.

Figure 1 – A nucleosome

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20 Report: The United States Market for In Vitro Diagnostic TestsMar 18, 2014 [online], Available for purchase at http://www.kaloramainformation.com/United-States-Vitro-8079142/, [accessed 11.12.2014]

Cancer is characterized by uncontrolled and often rapid cell growth which exceeds the corresponding rate of cell death. When cells die, the DNA fragments into individual nucleosomes which are released into the blood as illustrated in Figure 2 below. The cell debris in the bloodstream is eventually recycled back into the body. When a cancer is present, the number of dying cells can overwhelm the recycling process, leaving the excess fragments, including the nucleosomes, in the blood. Importantly, the structure of nucleosomes is not uniform but subject to immense variety, and nucleosomes in cancer cells have differences in structure from those in healthy cells.21

Nucleosomes in cellular DNA
Cell death results in nucleosome release into bloodstream
Double antibody platform system captures and labels nucleosome

Figure 2 – Release of nucleosomes into blood

Blood nucleosome levels can be raised in conditions other than cancer including in auto-immune disease, inflammatory disease, endometriosis, sepsis, and in the immediate aftermath of major trauma (for example following a heart attack, surgery or car accident). Our primary focus is on cancer diagnosis but we also intend to pursue diagnostic opportunities in other disease areas.

To date we have developed 20 NuQ® blood assays that fall into the five main types set forth below and are intended to complement each other and, together, to provide a total solution. To date, we do not have any products available for sale on the IVD market.

•

NuQ®-X: We are currently developing two blood assays in the NuQ®-X family to detect the presence of cancer by detecting nucleosomes containing specific nucleotides.

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NuQ®-V: We are currently developing three blood assays in the NuQ®-V family to detect cancer by detecting nucleosomes containing specific histone variants. Through our research, we have found that the pattern of blood levels of the different types of histone variants in nucleosomes is different for different cancer types.

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NuQ®-M: We are currently developing nine blood assays in the NuQ®-M family to detect cancer by detecting nucleosomes containing modified histones, the proteins that package and order DNA into nucleosomes.

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NuQ®-A: We are currently developing five blood assays in the NuQ®-A family to detect cancer by detecting nucleosome-protein adducts.

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NuQ®- T: We are currently developing a NuQ®-T assay to detect cancer by detecting total blood nucleosome levels.

Generally, the tests described above are being developed to work in combination, collectively called the NuQ® panel, for the IVD market. In our biggest independent clinical trial to date, we have used the NuQ® panel prototypes to test approximately 938 samples from patients with symptoms associated with colorectal cancer (the “Denmark Trial”). Additionally the NuQ® panel prototypes have been used to test a small number of blood samples from lung and prostate cancer patients.

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21 Fraga MF et al., “Loss of acetylation at Lys16 and trimethylation at Lys20 of histone H4 is a common hallmark of human cancer”, Nature Genetics, Vol 37 (4), p391-400, 2005

NuQ® Research Kits

We have launched our first RUO products for use in cell culture in 2014, although we have decided to focus our limited resources on clinical products in 2015 after our encouraging initial results in the Denmark trials in colorectal cancer. The research products are 96 well semi-manual kits for the simultaneous analysis of 48 samples, the usual format for research products (a 96 well kit can be used to analyze some 48 samples in duplicate). The most expensive component in the manufacture of products is the pairs of antibodies employed. Initially, these are purchased or licensed on a small scale, but we have commenced development of our own antibodies which we believe will reduce costs. Total small scale production costs, for our lowest cost kit is currently $130 per kit. This kit is marketed at $495 to the end user. The more expensive kits currently cost $300 per kit to manufacture and have selling prices between $795 - $1275 per kit. We anticipate a reduction in the production price to approximately $100 per kit, as we continue to develop our own antibodies.

The NuQ® assay technology is proprietary to us so no direct competition exists. However, some competitors manufacture simple generic modified histone ELISA kits which are the closest competitors currently on the market to our intended NuQ®-M products. The generic products offered by competitors do not measure modified histones in intact nucleosomes but require chemical extraction of histones from samples prior to use.

The NuQ® research use kits are designed to run on simple instrumentation available from a wide range of suppliers and found in most research laboratories and hospitals. Our own instrument, on which we develop and run the NuQ® tests is shown in Figure 3 below.

Figure 3 – Example of lab instrument for running ELISA tests

NuQ® Clinical Diagnostic Products

There are three main segments of the clinical IVD market that we intend to adapt our future NuQ® products to in the future.

Centralized Laboratory Market

Centralized laboratories test thousands of blood samples taken from patients everyday mostly using fully automated enzyme-linked immunosorbent assay, or ELISA, systems, commonly known as random access analyzers, usually supplied by one of the global diagnostics companies. Tests run on ELISA systems use components of the immune system and chemicals to detect immune responses in the body. ELISA systems analyze thousands of blood samples every day and can run dozens of different ELISA tests in any combination on any sample and for many samples simultaneously. The systems are highly automated and rapid (as little as 10 minutes for many tests), and can be run at low costs. Additionally, ELISA instruments are used in all major hospitals throughout the United States and Europe and therefore, are well understood by clinicians and laboratory staff. It is more cost-effective and technically simple for hospitals and clinics to run several blood samples simultaneously using ELISA tests compared to non-ELISA tests or alternative methods for screening cancer. All of the NuQ® tests that we are in the process of developing are designed for ELISA systems. A typical example of an automated ELISA system is shown below in Figure 4.

Figure 4 – Example of an Automated ELISA System

One option that may be available to us in the future is to license our Nucleosomics® technology to a global diagnostics company. As of the date of this prospectus, we do not have an anticipated timeframe for licensing our Nucleosomics® technology.

Another option that may be available to us is to sell manual and/or semi-automated 96 well ELISA plates for use by these laboratories. As of the date of this prospectus, we have not entered into any discussions or negotiations with diagnostic companies for the sale of ELISA plates.

•

Point-of-Care Devices: Point-of-care devices are small instruments that perform tens of ELISA tests per day rapidly on blood taken from a finger prick. The instruments can be implemented in any oncology clinic and tests can be performed during patient consultations. We intend to contract with an instrument manufacturer to produce these instruments for point-of-care NuQ® testing for the oncologist’s office, general doctor’s office or at home testing. We aim to enter the point-of-care clinical market in Europe in 2017 and in the United States in 2018, as we will first need to adapt test prototypes to these small instruments and demonstrate their success in the greater diagnostics market before these products will be adopted by others in the industry. At this stage of its development, we cannot accurately predict the costs to manufacture these devices or their selling price. As of the date of this prospectus, we have not entered into any discussions or negotiations regarding the manufacture or sale of these devices. See Figure 5 for an example of a point-of-care device.

Figure 5 – Example of a Point-of-Care Device

The above photograph is an illustration of our intended products. To date, we have no products available for sale on the IVD market and there is no guarantee that any such products will be developed or commercialized on such market.

•

Disposable Tests for Doctor’s Office or Home Use: Disposable tests for use in a doctor’s office or at home are single shot disposable devices which can be provided by a clinician as part of a screening program or purchased over the counter at any chemist shop or pharmacy and test a drop of blood taken from a finger prick. The test can be administered at a doctor’s office using a point-of-care device or performed at home using a home testing kit, neither of which require laboratory involvement. Thus, the patient experiences considerably lower costs using these tests as compared to traditional laboratory tests. The format of the self-use home testing kit is very easy to use and reproduce and does not rely on laboratory processing. There are currently no useful diagnostics tests suitable for mass screening for cancer in general through a simple self-use home testing kit. Figure 6 below shows a basic home use test on the left which displays the results of the test in the two windows, similar to a pregnancy test. The test on the right is more sophisticated and plugs into a meter or the USB port of a computer for analysis and interpretation allowing results to be sent directly to a clinician.

Figure 6 – Examples of Disposable Doctor’s Office or Home Use Tests

The above photograph is an illustration of our intended products. To date, we have no products available for sale on the IVD market and there is no guarantee that any such products will be developed or commercialized on such market.

We intend to contract with a specialist company to adapt the NuQ® test prototypes to the doctor’s office or home use system and to contract with a manufacturer for the production of these tests beginning in 2017. As of the date of this prospectus, we have not entered into any agreements of contracts with a specialist company or manufacturer. Initially, we intend to sell these tests for professional use only (doctor’s office) and to sell the tests for non-professional home use at a later time. We do not yet have an estimated timeframe for entering into this market. Further, at this early stage of our development, we cannot accurately determine the manufacturing costs or selling price of these tests.

NuQ® tests for non-cancer conditions

Blood nucleosome levels can be raised in conditions other than cancer including in auto-immune disease, inflammatory disease, endometriosis, sepsis, and in the immediate aftermath of major trauma (for example following a heart attack, surgery or car accident). Our primary focus is on cancer diagnosis but we also intend to pursue diagnostic opportunities in other disease areas. Our primary non-cancer focus is the development of a test for endometriosis.

Endometriosis is a progressive gynecological condition that affects one in ten women of childbearing age and approximately 176 million women worldwide. The disease is the leading cause of infertility in women, with up to 40% of all infertile women suffering from endometriosis. At present, there is currently no existing non-surgical diagnostic test for endometriosis. Diagnosis is typically made via invasive and expensive laparoscopy, followed by a histological examination of any lesions found to confirm the diagnosis. Time to diagnosis can take up to 9 years from when the symptoms appear. The lack of a suitable screening test has also held up development of a cure for the disease.

Singapore Volition acquired the patent application for an endometriosis test in June 2011 and we are now in the process of developing the test based on our existing Nucleosomics® technology. We designed the test to be a simple blood test taken at two stages of a woman’s menstrual cycle, during menses and partway through the month. If the two measurements show quantitative differences in total nucleosome level, endometriosis is indicated. We are currently conducting hypothesis-testing and clinical proof of concept work (to demonstrate that the test is feasible and is effective) on the endometriosis test in our laboratory. We completed pilot studies of the test in 2012 and will receive the first samples from The University of Oxford in the fourth quarter of 2014 as part of a larger endometriosis study. The University of Oxford will provide serum and plasma samples from approximately 350 patients with endometriosis and 150 control patients over a period of two years. The test is too early in its development for us to accurately determinate the manufacturing costs and sale price of the test. The test is not currently being developed for the RUO market.

HyperGenomics®

We are in the process of developing HyperGenomics® tissue and blood-based tests to determine disease subtype following initial diagnosis and to help decide the most appropriate therapy. Although as with the Nucleosomics® RUO kits, we have decided to focus on our clinical Nucleosomics® products in 2015, and only continue with background work in HyperGenomics® until we have the capital and management resources to do multiple programs concurrently.

Selecting the correct treatment approach can significantly improve outcome, reduce side effects and deliver cost savings. The HyperGenomics® tests will be performed on cancer tissue obtained either by biopsy or during surgical resection to determine the cancer subtype and to determine optimal treatment regimens. The HyperGenomics® profiling tests are being developed to provide detailed epigenetic characterization of tumors in a cost effective way. A new protocol for analyzing white blood cells – a precursor to applications in leukemia - was developed in 2012. We commenced development of a bioinformatics pipeline to analyze the complex data sets generated from the biological samples in 2012 and continued development of the algorithms in 2013. We aim to file new in house methodology patents for HyperGenomics® in 2015.

We realized our first revenue of $50,000 from contract research in 2012. We will allocate resources to the HyperGenomics® research kit as soon as is practical given our focus on the Nucleosomics® clinical products in 2015, Beta-testing is expected to take approximately six (6) months to complete once initiated and we expect it to cost approximately $50,000. If beta-testing is successful, we expect to launch HyperGenomics® research kits into the RUO market in Europe and in the United States.

The launch of the HyperGenomics® test into the IVD market in Europe and the United States will follow the commercialization of the test into the RUO market. The estimated timeframe for its launch into the IVD market has not yet been determined and will depend upon the speed of clinical trials and market approval. The HyperGenomics® test is too early in its development for us to accurately determinate the manufacturing costs and sale price of the test.

Validation Studies

We have two main validation studies currently underway in colorectal cancer and two smaller studies:

•

A retrospective symptomatic study with Hvidovre Hospital in Denmark with full access to all Danish national registries and databases analyzing approximately 4,800 previously collected samples from patients with colorectal cancer, polyps or adenomas, benign bowel diseases, or other malignancies, all of whom have undergone a colonoscopy (the “Retrospective CRC Trial”).

The Retrospective CRC Trial is designed to (i) establish a NuQ® profile for the detection of colorectal cancer in an initially blinded cohort (“Phase I”); and (ii) validate that profile in a second blind cohort (“Phase II”). As part of Phase I, at the end of the third quarter 2014, approximately 20% of the Retrospective CRC Trial samples have been analyzed with a combination of NuQ® assays. Additional NuQ® assays are currently being tested on these Phase I samples. Phase II will commence using the best NuQ® assays on the blind sample cohort in 2015 with the results intended to be used to support CE marking of specific NuQ® assays.

•

A prospective colorectal cancer study with Hvidovre Hospital in Denmark with 14,000 samples to be collected over 20-24 months from April 2014 from patients who have had a fecal occult blood test (“FIT Test”). Patients who tested positive following the FIT Test will additionally have a colonoscopy and we have full access to these results and the patient’s medical history. It is anticipated that 8,000 samples will be collected from patients who tested positive following a FIT Test and 6,000 samples from patients tested negative. The Prospective CRC Study is designed to evaluate the performance of the validated NuQ® panel from the Retrospective CRC Trial in a large non-symptomatic cohort. The samples will be analyzed in batches throughout the collection period.

•

A prospective colorectal cancer study with CHU-UCL Mont Godinne Hospital in Belgium with approximately 250 patients with suspected colorectal cancer to be collected. Collection began in 2012 and is due to be completed in the fourth quarter of 2014. The trial supported the early clinical development of our non-invasive cancer detection blood tests for colorectal cancer.

•

A retrospective study to evaluate NuQ® assays in a treatment selection setting to distinguish anaplastic cancer, a particularly aggressive form of prostate cancer, from typical castration resistant prostate cancer (CRPC), the less aggressive form.

We are also conducting a large prospective study with University Hospital in Bonn, Germany on approximately 4,000 patients to be collected to evaluate the performance of our assays on patients with the twenty most prevalent cancer types. We intend to commence testing the first samples from this study in 2015.

During the fourteen months preceding the date of this prospectus, we have announced the following preliminary results from our trials:

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November 7, 2013: Tested 90 samples taken from patients using one NuQ® assay. Detected 75% of patients with colorectal cancer, or CRC, at 70% specificity compared to healthy samples. The results were validated in a second set of 113 samples taken from patients with CRC. Presented at CNAPS conference, Baltimore, USA. Also published in May 2014 Anticancer Research journal http://ar.iiarjournals.org/content/34/5/2357.abstract?etoc.

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December 2, 2013: Tested 39 samples taken from patients using a combination of two NuQ® assays. Detected 85% of patients with CRC at 85% specificity and over 50% of patients with precancerous polyps. Presented at the Clinical Genomics and Informatics Europe Conference, Portugal.

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March 17, 2014: Tested serum and plasma samples from 39 patients referred for colonoscopy; 9 patients newly diagnosed with prostate cancer; and 10 male control subjects. Detected 85% of patients with CRC at 85% specificity. Detected over 50% of patients with precancerous polyps. Detected approx. 80% of patients with prostate cancers at 70% specificity. Profiles of two cancers shown to be different. Presented at The International Society of Oncology and Biomarkers Congress (ISOBM), Barcelona, Spain.

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September 11, 2014: Tested 938 samples taken from patients aged over 50 years with symptoms indicative of colorectal cancer. Samples were collected between 2010 and 2012 from patients with CRC, polyps or adenomas, benign bowel diseases or other malignancies or symptoms, all of whom have undergone a colonoscopy. Under the trials’ design, we can have anonymized access to the Danish national registries and databases in relation to these samples. Results were age and gender adjusted and all the figures are cancer/polyps versus no comorbidities and no co findings at a specificity of 78%. Samples tested using a three NuQ® assay panel. Detected 84% of patients with CRC including early and late stage CRC, and 60% of patients with precancerous polyps. Presented at the 2014 Aegis Capital Healthcare & Technology Conference, Nevada, USA.

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October 9, 2014: Additional analysis performed on 830 of the 938 samples tested from patients aged over 50 years with symptoms indicative of CRC the results of which were first announced on September 11, 2014. Among the 830 subjects, a total of 59 CRC cases were identified by colonoscopy, including 35 colon cancer and 24 rectal cancer cases. Of the 59 CRC cases, the NuQ® blood test was able to detect both early (I or II) and late (III or IV) stage cases as summarized in the following table:

Stage of Colorectal Cancer	Stage of Colorectal Cancer	Number of Cancer Cases Identified by NuQ® Test	Corresponding Percentage of Cancer Cases Identified by NuQ® Test
Early	Stage I	6 of 8	75%
Early	Stage II	19 of 20	95%
Late	Stage III	16 of 20	80%
Late	Stage IV	9 of 11	82%

Presented at the 9th International Conference of Anticancer Research, Greece.

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November 24, 2014: Pilot lung cancer study tested both sputum (airway secretions, or mucus coughed up from the lower respiratory tract) and blood samples from the same 46 patients with either non-small cell lung cancer, chronic obstructive pulmonary disease (COPD) or with no disease (healthy) across various NuQ® assay panels. In sputum samples, our NuQ® test was able to detect 18 of 21 lung cancer cases (85%) with no false positive results for healthy subjects (0 of 13) and discriminate lung cancer from COPD. The sputum assay data is age and smoking independent. In blood the NuQ® assays were able to detect 16 of the 21 patients with cancer (76%) with a single false positive result from a healthy subject (1 of 13) and also able to discriminate lung cancer from COPD. The blood assay data is adjusted for age and smoking risk. Presented at the the Science for Business BioWin Day 2014 in Louvain-la-Neuve, Belgium.

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January 7, 2015 : Tested 60 samples taken from patients using a panel of 5 NuQ® assays; 25 patients diagnosed with stage IIa or stage IIb pancreatic cancer; 10 patients with other pancreatic diseases including chronic pancreatitis, intraductal papillary mucinous neoplasm (IPMN; a pre-cancerous condition which may lead to pancreatic cancer), serous cystadenoma (a benign tumor) and tubular adenoma in papilla vateri (another type of benign tumor); and 25 samples taken from healthy subjects. Our NuQ® test was able to detect 21 of the 25 pancreatic cancer cases from healthy subjects (84% sensitivity), with only two false positive results among the 25 healthy subjects (92% specificity). Furthermore, the same panel of NuQ® assays was able to distinguish 19 of the pancreatic cancer cases (76% sensitivity) from all other subjects including healthy subjects and those with other pancreatic diseases with only a single false positive for one healthy subject and two false positives for subjects with other pancreatic diseases, one of which was a subject with pre-cancerous IPMN condition (91% specificity).

Intellectual Property

We hold or have applied for nine families of patents covering the products currently being developed. One is licensed from a world-class research institution, one is licensed from a pharmaceutical company and seven are authored by our subsidiaries.

Nucleosomics® Intellectual Property

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Singapore Volition holds an exclusive license to the following patent from Chroma Therapeutics Limited:

Nucleosomics® WO2005019826: Detection of Histone Modifications in Cell-Free Nucleosomes (Patent that underlies the NuQ®-M tests)

Application Date: August 18, 2003

Status: Granted in Europe; Pending in United States

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Singapore Volition holds the worldwide exclusive license in “the field of cancer diagnosis and cancer prognosis” for the following patent from the European Molecular Biology Laboratory:

EMBL Variant Patent WO2011000573: Diagnostic Method for Predicting the Risk of Cancer Recurrence based on MacroH2A Isoforms

Application Date: July 2, 2009

Status: Granted in Australia and China; Pending in Europe, United States, Canada, South Africa, India, Brazil, Japan, Singapore

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Belgian Volition authored the following patent application covering its total NuQ® assay technology:

NuQ® Patent UK1115099.2 and U.S. 61530300: Method for Detecting Nucleosomes

Application Date: September 1, 2011

Status: Pending in Europe, United States

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Belgian Volition authored the following patent application covering its NuQ®-V technology:

NuQ®-V Patent UK1115098.4 and U.S. 61530304: Method for Detecting Nucleosomes containing Histone Variants

Application Date: September 1, 2011

Status: Pending in Europe, United States, Canada, Australia, South Africa, India, Brazil, Japan, China, Singapore, Russia, South Korea, Mexico

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Singapore Volition authored the following patent application covering its NuQ®-X technology:

NuQ®-X Patent UK1115095.0 and U.S. 61530295: Method for detecting Nucleosomes containing Nucleotides

Application Date: September 1, 2011

Status: Pending in Europe, United States, Canada, Australia, South Africa, India, Brazil, Japan, China, Singapore, Russia, South Korea, Mexico

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Singapore Volition authored the following patent application covering a NuQ®-A blood test for detecting nucleosome adducts of cancer origin that circulate in the blood of cancer patients. The patent application covers both the use of these adducts as biomarkers and the methods for their detection.

NuQ®-A Patent UK112130.5 and U.S. 61568090: Method for detecting Nucleosome Adducts

Application Date: December 7, 2011

Status: Pending in Europe, United States, Canada, Australia, South Africa, India, Brazil, Japan, China, Singapore, Russia, South Korea, Mexico

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Singapore Volition authored the following patent application covering NuQ®-M blood tests for detecting nucleosomes containing modified histones of cancer origin that circulate in the blood of cancer patients. The patent application covers methods for their detection.

NuQ®-M US1770893: Method for detecting Histone Modifications in Nucleosomes

Application Date: February 28th, 2013

Status: Pending Worldwide

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Singapore Volition was the applicant for and has been assigned the following patent:

US61770922: Method for Predicting Therapy Efficacy using Nucleosome Structure Biomarkers

Application Date: February 28th, 2013

Status: Pending Worldwide

Endometriosis Intellectual Property

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Singapore Volition authored the following patent application for its endometriosis test:

Endometriosis Diagnostic UK1012662.1: Method for Detecting the Presence of a Gynaecological Growth

Application Date: July 28, 2010

Status: Pending in United States, Canada, Australia, Europe

Future Intellectual Property Strategy

We intend to continue our development of the Nucleosomics® and HyperGenomics® technologies and will continue to apply for patents for future product developments. Our strategy is to protect the technologies with patents in Europe and the U.S. The protection of the technologies underlying products will then provide multiple cover for each product. We believe that this will provide:

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Market exclusivity through multiple protection for each future product.

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Full protection reaching at least to 2031 for each new product developed using the NuQ®-X, NuQ®-V and NuQ®-A technologies.

Trademarks

We also own a number of trademarks that protect our marks including “NuQ®,” “Nucleosomics®” and “HyperGenomics®.”

Government Approval

All of our intended products are designed to be non-invasive, meaning they cannot harm the subject other than through misdiagnosis. Our strategy is to go through the process of obtaining regulatory approval for IVD products to be used clinically on cancer patients. Conformité Européenne, or CE Marking, is a mandatory conformity mark for certain products placed on market in the European Union including, medical devices and IVD tests. CE Marking ensures that the manufacturer’s product conforms to the essential requirements of the relevant European health, safety and environmental protection legislation. We intend to first focus on obtaining regulatory approval in Europe (CE Marking), due to the grant of the NuQ® patent in Europe and the relatively fast European CE Marking process. We currently anticipate this will be followed closely by licensing to CLIA labs for a LDT in the United States, and/or regulatory submissions in the United States and in the rest of the world. In many territories, the European CE Mark is sufficient to place products on the clinical market and, where it is not, it often simplifies the regulation processes. To date, we have not begun the CE Marking or FDA approval process for any of our tests currently under development.

Europe – CE Marking

Manufacturers in the European Union and abroad must meet CE Marking requirements, where applicable, in order to market their products in Europe. The CE Mark certifies that a product has met EU health, safety, and environmental requirements which ensure consumer safety.

To receive the CE Mark, our diagnostic products must meet certain requirements as set forth in the In-Vitro Diagnostic Medical Devices Directive. The requirements to procure CE Marking for In-Vitro Diagnostic Medical products are:

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analytical validation of the products;

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clinical validation of the products (which can be retrospective clinical studies using biobank patient samples, i.e. blood samples from historic patients);

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implementation of regulatory compliant manufacture;

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implementation of a Quality System; and

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certification from the International Organization for Standardization (this last requirement is not technically required but will aid the regulatory approval process in Europe and the United States).

We are currently engaged in the first two requirements listed above for the first NuQ®-X assay. The remaining requirements listed above are general requirements that apply to all of our intended products. In compliance with the In-Vitro Diagnostic Medical Devices Directive and the CE Marking process, we have ensured that all development and validation is carried out in a manner consistent with regulatory approval. Additionally, we have maintained proper records so that our future products can be approved as quickly and simply as possible. We have engaged a regulatory advisor to lead the Company in meeting the last requirement for all of our future products. All of these requirements must be completed prior to the submission of an application for CE Marking. We will submit applications, which will contain a dossier of all relevant analytical, clinical and manufacturing data following retrospective clinical studies which we expect will require a total of approximately six (6) months to complete. We estimate the cost of obtaining CE Marking will be approximately $500,000 per NuQ® panel. We expect to apply for CE Marking for the NuQ®-X assay in 2015. Sales of our clinical products can occur in Europe once CE Marking has been granted.

In Europe, IVD companies are able to self-certify that they meet the appropriate regulatory requirements and are subject to inspection for enforcement. European agencies, conduct market surveillance to ensure the provisions of the applicable Directive have been met for products marketed within the European Union. In pursuit of this goal, surveillance authorities will:

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audit commercial, industrial and storage premises;

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visit work places and other premises where products are put into service and used;

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organize random checks; and

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take samples of products for examination and testing.

If a product is found to be noncompliant, corrective action will depend on and be appropriate to the level of noncompliance. Others responsible for the noncompliance of the product will be held accountable as well. Penalties, which may include imprisonment, are determined by national law.

U.S – Laboratory Developed Test

A laboratory-developed test, or LDT, is a type of in vitro diagnostic test that is designed, manufactured and used within a single laboratory. LDTs can be single or multianalyte tests used to help diagnose a patient’s state of health. LDTs cannot be used directly for disease screening, as the FDA would regulate this.

The FDA, while it always has claimed the power to regulate LDTs, historically has not enforced the more stringent premarket review and other applicable FDA requirements for many LDTs, especially the relatively simple lab tests that are available on a limited basis. FDA refers to its prior decision to not overtly regulate LDTs as involving its exercise of “enforcement discretion.”  In the absence of the FDA actively regulating LDTs, the primary federal agency exercising control over LDTs has been the Centers for Medicare & Medicaid Services, or the CMS, under the Clinical Laboratory Improvement Amendments, or CLIA. A CLIA certified laboratory is required to determine, validate and submit performance characteristics on around 50 known and 50 unknown samples including:

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Accuracy;

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Precision;

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Analytical sensitivity;

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Analytical specificity to include interfering substances;

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Reportable range of test results for the test system;

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Reference intervals (normal values); and

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Any other performance characteristic required for test performance.

On July 31, 2014 the FDA notified Congress of the Agency’s intent to issue a draft oversight framework for LDTs based on risk to patients rather than whether a conventional manufacturer or a single laboratory made them. The FDA issued draft guidance on October 3, 2014 regarding its oversight of LDTs which is subject to public comment until February 2, 2015. This oversight includes pre-market review for higher-risk LDTs although the framework would be phased in over many years. There is uncertainty regarding the impact and even the legal status of the FDA’s decision with challenges expected in the US courts. The initial focus for the FDA is on high-risk test categories which includes definitive diagnosis in the absence of a confirmatory technique. Within a CLIA lab, specific claims for use of the Nucleosomics® technology will therefore be limited, for example, to adjunctive diagnostics, such as identification of circulating blood nucleosomes associated with colorectal cancer. Confirmation of diagnosis will be provided by colonoscopy as with the fecal test.

We do not intend to establish a CLIA laboratory in the United States due to the costs and time frame associated with this. Pending completion of our review of the regulatory environment in the United States, including the effect of the Draft Guidance, we aim initially to enter the United States market by identifying a licensing partner for the Nucleosomics® technology for establishment of an LDT for adjunctive diagnostics to aid in colorectal cancer diagnosis.

United States – FDA Approval

Our diagnostic products are designated as “medical devices” by the FDA. Among other things, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, pre-market clearance or approval, marketing and promotion, and sales and distribution of medical devices in the United States to ensure that medical devices distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets. We estimate the cost of obtaining FDA approval to be approximately $5 million per product. FDA approval is more expensive and will likely take at least twice as long as CE Marking in Europe.

Unless an exemption applies, each medical device that we wish to market in the United States must first receive either clearance of a 510(k) pre-market notification or approval of a Product Market Approval, or PMA, from the FDA. The FDA’s 510(k) clearance process usually takes from three to twelve months, but it can take significantly longer and clearance is never guaranteed. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years and approval is not guaranteed. The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency determines is associated with the device and a determination of whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II. Class III devices are those devices which are deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. In the United States, cancer diagnostics usually are considered Class III products, the highest classification (in Europe, cancer diagnostics are not in the high classification group except for home use). As such, our future products may have to undergo the full PMA process of the FDA.

A clinical trial may be required in support of a 510(k) submission and is generally required for a PMA application. These trials generally require an effective Investigational Device Exemption, or IDE, from the FDA for a specified number of patients, unless the product is exempt from IDE requirements or deemed a non-significant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin 30 days after the submission of the IDE application unless the FDA or the appropriate institutional review boards at the clinical trial sites place the trial on clinical hold.

Once the application and approval process is complete and the product is placed on the clinical diagnostics market, regardless of the classification or pre-market pathway, it remains subject to significant regulatory requirements. The FDA may impose limitations or restrictions on the uses and indications for which the product may be labeled and promoted. Medical devices may only be marketed for the uses and indications for which they are cleared or approved. FDA regulations prohibit a manufacturer from promoting a device for an unapproved, or “off-label” use. Manufacturers that sell products to laboratories for research or investigational use in the collection of research data are similarly prohibited from promoting such products for clinical or diagnostic tests.

Further, our future manufacturing processes and those of our future suppliers will be required to comply with the applicable portions of the FDA’s Quality Systems Regulations, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our intended products. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA also may inspect foreign facilities that export products to the United States.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our future products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of products that we manufactured or distributed. Furthermore, the regulation and enforcement of diagnostics and equipment by the FDA is an evolving area that is subject to change. While we believe that we are and will continue to be in compliance with the current regulatory requirements and policies of the FDA, the FDA may impose more rigorous regulations or policies that may expose us to enforcement actions or require a change in our business practices. If any of these events were to occur, it could materially adversely affect us.

Product Development and Plan of Operations

NuQ® Assays (Cancer and Other Conditions):

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Research Use Only Market

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The NuQ® suite of assays has been released for the RUO market.

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In-Vitro Diagnostics Market

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CE Marking (Europe): A pilot NuQ® panel of 3 assays underwent external third party retrospective clinical validations during 2012 which took approximately nine (9) months to complete. A larger NuQ® panel of assays commenced large scale retrospective clinical validations in 2013 which will continue during 2015. Once the retrospective validations are completed, the tests will be submitted for CE Mark approval. We estimate the cost of obtaining CE Marking will be approximately $500,000.

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FDA Approval (United States): FDA approval is expected to require longer large scale prospective clinical validation studies and is expected to commence in 2015 and be completed in 2017. When completed, the data will be submitted to the FDA for United States market approval. We estimate the cost of obtaining FDA approval will be approximately $5 million.

We completed initial external testing on a variety of cancers in 2012-2013 based on our Nucleosomics® technology. Cancers were selected by medical need and commercial value and large scale retrospective (CE Mark) and prospective (FDA) clinical validation studies for the cancers identified as most promising in the 2012 studies commenced in 2013. We expect to produce a rolling pipeline of products for different types of cancers over the next three (3) to five (5) years.

NuQ® Clinical Diagnostic Products:

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Centralized Laboratory Market

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License of Nucleosomics® technology to a global diagnostics company: We may license our Nucleosomics® technology on a non-exclusive basis to a global diagnostics company. The approximate licensing fees have not yet been determined. As of the date of this prospectus, we have not entered into any agreements with diagnostic companies or established an anticipated timeframe for licensing our Nucleosomics® technology.

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Sell manual and/or semi-manual ELISA plates to centralized laboratories: We may sell manual and/or semi-automated 96 well ELISA plates for use by centralized laboratories. The approximate manufacturing costs or sales price have not yet been determined. As of the date of this prospectus, we have not entered into any discussions or negotiations with diagnostic companies or established an anticipated timeframe regarding the sale of ELISA plates.

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Point-of-Care Devices: We intend to enter the point-of-care clinical market in Europe in 2017 and in the United States in 2018. The approximate manufacturing costs or sales price per device have not yet been determined. As of the date of this prospectus, we have not entered into any discussions or negotiations regarding the manufacture or sale of these devices.

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Disposable Tests for Doctor’s Office or Home Use: We intend to contract with a specialist company to adapt the NuQ® tests to the doctor’s office or home use system and to contract with a manufacturer for the production of these tests. The sale of these tests will initially be for professional use only (doctors) and will likely be released at a later time for non-professional home use. The approximate manufacturing costs or sales price per test have not yet been determined. As of the date of this prospectus, we have not entered into any discussions or negotiations with a specialist company or manufacturer. We do not yet have an estimated timeframe for the manufacture or sale of these tests.

If we do not have enough funds to fully implement our business plan, we will be forced to scale back our plan of operations and our business activities, increase our anticipated timeframes to complete each milestone or seek additional funding. In the event that additional financing is delayed, we will prioritize the maintenance of its research and development personnel and facilities, primarily in Belgium, and the maintenance of our patent rights. However the development of the current pipeline of intended products for the RUO market would be delayed, as would clinical validation studies and regulatory approval processes for the purpose of bringing products to the IVD market. In the event of an ongoing lack of financing, we may be obliged to discontinue operations.

Sales and Marketing Strategy

The first sales of our NuQ® products were for the RUO market, as the RUO market does not require government approval, as compared to the clinical IVD market. We have however decided to focus our efforts on launching our first products in the clinical market in the EU given our very encouraging results in Denmark, the much larger potential of the IVD market and our limited resources, which require us to focus our efforts. Pending completion of our review of the regulatory environment in the United States, including the effect of the Draft Guidance, we aim to enter the United States market by adopting a licensing model to a CLIA laboratory in the United States. Our RUO products are available for sale to researchers via our product website, http://www.nucleosomics.com and through a contracted distributor.

We intend to primarily sell our RUO products through distribution agreements in those markets and territories where we have no real prospect of obtaining traction alone or where the entry barriers are high. We plan to enter into tightly drawn distribution agreements outlining the territory and sectors to be covered. We will maintain control through strict oversight and by centralized production centers that will provide supplies to distributors. We estimate such distributors will take approximately 30-40% of the sales prices of any products sold through these channels. We have entered into three distribution agreements. The first wholesale order of these RUO products commenced in June 2014.

Our future products will require several dynamic and evolving sales models tailored to different worldwide markets, users and products. Pending completion of our review of the regulatory environment in the United States, including the effect of the Draft Guidance, we will combine a licensing and sales strategy focused on the IVD products through 2015. We intend to license NuQ® tests for LDT use in the United States and to progressively grow sales volumes after CE marking in Europe and FDA approval in the United States with sales to centralized laboratories and eventually reach the mass diagnostics testing market. The sales strategy will evolve as we continue to develop our intended products and seek entry into the IVD markets.

Government Regulations

The health care industry, and thus our business, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change.

Both United States federal and state governmental agencies continue to subject the health care industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. As indicated by work plans and reports issued by these agencies, the federal government will continue to scrutinize, among other things, the marketing, labeling, promotion, manufacturing and export of diagnostic health care products. Our diagnostic products fall within the medical device category and are subject to FDA clearance or approval in the United States. The FDA have historically exercised enforcement discretion over tests developed by and used within single laboratories, known as LDTs. The CMS has regulated laboratories, including those that develop LDTs, under the Clinical Laboratory Improvement Amendments (42 U.S.C. 263a) since 1988. Reagents used for the production of LDTs (Analyte Specific Reagents) are subject to less overt FDA regulation and can be sold to clinical laboratories to perform high complexity testing provided such tests are developed are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. We believe that Analyte Specific Reagents that we have developed, including antibodies with specificity for histone modifications and histone variants, may be sold to clinical reference laboratories in the United States and do not currently require FDA approval or clearance. However, on October 3, 2014, the FDA issued draft guidance implementing a new framework for the regulation of LDTs, which could include pre-market review. As these regulations are not yet final, we cannot be sure that the FDA will not require that one or more of our reagents would require premarket approval. Further, we cannot guarantee that the FDA would consider licensing of our intellectual property as labeling, which would subject the Analyte Specific Reagents we supply to FDA regulation including, but not limited to, PMA.

The FDA has recently proposed a new regulatory oversight framework for LDTs which, if adopted as proposed, will continue the FDA’s current enforcement discretion for traditional LDTs that are:

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designed, manufactured and used within a single laboratory;

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manufactured and used by a health care facility laboratory (such as one located in a hospital or clinic) for a patient that is being diagnosed and/or treated at that same health care facility or within the facility’s healthcare system;

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comprised only of components and instruments that are legally marketed for clinical use; and

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interpreted by qualified laboratory professionals without the use of automated instrumentation or software for interpretation.

The proposals are subject to public comment until February 2, 2015. Changes in the FDA position could negatively affect our operations.

Please refer to the section above titled “Government Approval” for additional information regarding the draft guidance.

The federal government also has increased funding in recent years to fight health care fraud, and various agencies, such as the United States Department of Justice, the Office of Inspector General of the Department of Health and Human Services, or OIG, and state Medicaid fraud control units, are coordinating their enforcement efforts.

In Europe, medical devices are regulated by self-certification through the CE mark system. Under the system, developers and manufacturers must operate a Quality System and validate medical devices in a limited clinical trial to demonstrate the manufacturer has met analytical and clinical performance criteria. Volition is implementing an International Organization for Standardization standard - ISO 13485 - quality management system for the design and manufacture of medical devices. ISO 13485 addresses managerial awareness of regulatory requirements, control systems, inspection and traceability, device design, risk and performance criteria as well as verification for corrective and preventative measures for device failure. Medical device companies such as ours are subject to pre-market compliance assessments from Notified Bodies, a certification organization which the national authority (the competent authority) of a European member state designates to carry out one or more of the conformity assessment procedures. ISO 13485 certification establishes conformity to specific European Union directives related to medical devices and allows CE marking and sale of the device.

We will also be required to comply with numerous other federal, state, and local laws relating to matters such as safe working conditions, industrial safety, and labor laws. We may incur significant costs to comply with such laws and regulations in the future, and lack of compliance could have material adverse effects on our operations.

We believe that we have structured our business operations to comply with applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise.

Please refer to the section above titled “Government Approval” for additional information.

Competition

We believe that our main competitor in the blood-based diagnostic market is Epigenomics AG. Epigenomics has European approval for its methylated DNA based PCR tests in colon cancer (Epi proColon®) and lung cancer (Epi proLung). In colon cancer, our main target market, we face potential competition from alternative procedures including flexible sigmoidoscopy, colonoscopy and virtual colonoscopy as well as traditional tests such as the guiac and immunochemical FIT Tests. Exact Sciences Corporation has recently received FDA approval and reimbursement approval for its stool-based DNA screening test. We anticipate facing competition primarily from large healthcare, pharmaceutical and diagnostic companies such Epigenomics AG and Exact Sciences Corporation, as well as others such as Abbott Laboratories Inc., Cepheid Inc., Philips, GE Healthcare, Siemens, Gen-Probe Incorporated, MDxHealth SA, Roche Diagnostics and Sequenom, Inc.

We hope that our future products will have a competitive edge compared to those offered by competitors on the basis that our tests are being developed to be accurate, cost-effective and attractive from a government reimbursement perspective, easy to use, non-invasive, technologically advanced, compatible with ELISA systems, based on strong intellectual property and to be used for mass screenings.

Many of our anticipated competitors have substantially greater financial, technical, and other resources and larger, more established marketing, sales and distribution systems than we will have. Many of our competitors also offer broad product lines outside of the diagnostic testing market and have brand recognition. Moreover, our competitors may make rapid technological developments that may result in our intended technologies and products becoming obsolete before we are able to enter the market, recover the expenses incurred to develop them or generate significant revenue. Our success will depend, in part, on our ability to develop our intended products in a timely manner, keep our future products current with advancing technologies, achieve market acceptance of our future products, gain name recognition and a positive reputation in the healthcare industry, and establish successful marketing, sales and distribution efforts.

Employees

VolitionRx has no full-time or part-time employees. The executive officers and other officers of VolitionRx are engaged pursuant to consultancy agreements.

Singapore Volition has two full-time employees and no part-time employees. The executive officers of Singapore Volition are engaged pursuant to consultancy agreements.

Belgian Volition has six full-time employees and one part time employee. The Chief Operating Officer of Belgian Volition, Gaetan Michel, is engaged pursuant to a consultancy agreement.

HyperGenomics Pte Limited has no full-time or part-time employees. The executive officers of HyperGenomics Pte Limited are engaged pursuant to consultancy agreements

Corporate History

We were incorporated on September 24, 1998 in the State of Delaware under the name “Standard Capital Corporation”. Our original business plan was to acquire and develop mineral properties.

On September 26, 2011, we, then under the name Standard Capital Corporation, and our controlling stockholders, or the Controlling Stockholders, entered into a Share Exchange Agreement, referred to as the Share Exchange Agreement, with Singapore Volition Pte Limited, a Singapore registered company, or Singapore Volition, and the stockholders of Singapore Volition, referred to as the Volition Stockholders, whereby we acquired 6,908,652 shares of common stock of Singapore Volition, which represented 100% of the outstanding shares and is referred to as the Volition Stock, from the Volition Stockholders. In exchange for the Volition Stock, we issued 6,908,652 shares of our common stock to the Volition Stockholders. The Share Exchange Agreement closed on October 6, 2011. As a result of the Share Exchange Agreement, Singapore Volition became our wholly-owned operating subsidiary and we now carry on the business of Singapore Volition as our primary business. Singapore Volition has two subsidiaries, Belgian Volition SA, a Belgium registered company, or Belgian Volition, which it acquired as of September 22, 2010, and HyperGenomics Pte Limited, a Singapore registered company, or HyperGenomics Pte Limited, which it formed as of March 7, 2011.

On September 22, 2011, we filed a Certificate for Renewal and Revival of Charter with the Secretary of State of Delaware. Pursuant to Section 312(1) of Delaware General Corporation Law, we were revived under the new name of “VolitionRx Limited”. The name change to VolitionRx Limited was approved by FINRA on October 7, 2011 and became effective on October 11, 2011.

Properties

Our principal executive office is located at 1 Scotts Road, #24-05 Shaw Centre, Singapore 228208. We currently rent this space for approximately $1,500 a month. Currently, this space is sufficient to meet our needs, however, once we expand our business to a significant degree, we will have to find a larger space. We do not foresee any significant difficulties in obtaining any required additional space. We do not currently own any real estate.

On February 29, 2012, Belgian Volition entered into a lease agreement for larger laboratory and office space at 20A Rue de Séminaire, 5000, Namur, Belgium for approximately $5,100 per month commencing April 1, 2012 for a leasing term of two years and eight months. Additionally, Belgian Volition shall pay approximately $2,000 per month as a provision against expenses.

Legal Proceedings

In the ordinary course of business, we may be subject to claims, counter claims, suits and other litigation of the type that generally arise from the conduct of our business. We are not aware of any threatened or pending litigation that we expect will have a material adverse effect on our business operations, financial condition or results of operations.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB under the symbol VNRX. Although we have applied to list our common stock on the NYSE MKT stock market, because we are quoted on the OTCQB, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid prices for our common stock per quarter as reported by the OTCQB for 2015, 2014 and 2013 based on our fiscal year end December 31. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Year ended December 31, 2015:
Quarter ended March 31, 2015 (through January 7, 2015)	4.74	3.90

Year ended December 31, 2014:
Quarter ended December 31, 2014	4.32	3.25
Quarter ended September 30, 2014	9.28	1.45
Quarter ended June 30, 2014	2.59	1.30
Quarter ended March 31, 2014	3.25	2.05

Year ended December 31, 2013:
Quarter ended December 31, 2013	2.79	1.25
Quarter ended September 30, 2013	2.22	0.25
Quarter ended June 30, 2013	3.00	2.00
Quarter ended March 31, 2013	2.90	1.31

Holders

As of November 25, 2014, we had approximately 206 holders of record, based on information provided by our transfer agent.

Dividends

We have not paid any cash dividends on our common stock since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial conditions, capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of January 7, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,568,300	$3.41	431,700
Equity compensation plans not approved by security holders	−	−	−
Total	1,568,300	$3.41	431,700

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. You should review the section entitled “Risk Factors” beginning on page 4 of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

Liquidity and Capital Resources

As of September 30, 2014, we had cash of $2,419,667 as compared to $888,704 at December 31, 2013. The increase over the prior period is due to capital raising activities in 2014. We also had other current assets and prepayments of $251,257 at the end of the third quarter of 2014 as compared to $116,747 at December 31, 2013, and current liabilities of $7,580,554 as compared to $957,274 at the end of 2013. The foregoing resulted in a working capital deficit of $4,909,630 at September 30, 2014 as compared to positive working capital of $48,177 at December 31, 2013. Current liabilities as of September 30, 2014 include $6,446,068 in respect of a derivative liability, as a result of warrants issued in a capital raising transaction in February 2014. If the derivative liability was excluded from working capital, then there would have been an operating working capital surplus of $1,536,438 as of September 30, 2014.

The warrants issued in the February 2014 transaction have been treated as a derivative liability, in accordance with ASC 815, as a result of a price-based anti-dilution provision in the warrant agreement being effective for the twelve months ending February 26, 2015. The derivative liability was measured at $4,078,054 as of February 26, 2014 and was re-measured as of March 31, June 30 and September 30, 2014, respectively. At September 30, 2014, the derivative liability was re-measured and revalued at $6,446,068, contributing to a loss of $4,130,562 for the three months ended September 30, 2014. On October 31, 2014, the Company and the holders of 1,121,225 out of 1,530,975 warrants issued in the February 2014 financing transaction amended the terms of warrants. As a result of the amendment, effective October 31, 2014 the anti-dilution provision on 1,121,225 of the warrants issued in the February 2014 transaction terminated and the corresponding derivative liability for such warrants was reversed.

Our cash is currently predominately generated from the issuance of common stock in capital raising transactions. We intend to use our cash reserves to fund further research and development activities. We do not currently have any substantial source of revenues and expect to continue to rely on additional financings. We are pursuing plans to seek further capital through the sale of additional stock either through private placements or public offerings, such as this offering, but there is no assurance that we will be successful in raising further funds.

In the event that additional financing is delayed, we will prioritize the maintenance of our research and development personnel and facilities, primarily in Belgium, and the maintenance of our patent rights. However the completion of clinical validation studies and regulatory approval processes for the purpose of bringing products to the IVD market would be delayed. In the event of an ongoing lack of financing, we may be obliged to discontinue operations, which will adversely affect the value of our common stock. Please refer to the section below titled “Going Concern” for additional information related to the potential effect on the Company if additional financing is not available.

Overview of Operations

Management has identified the specific processes and resources required to achieve the near and medium term objectives of the business plan, including personnel, facilities, equipment, research and testing materials including antibodies and clinical samples, and the protection of intellectual property. To date, operations have proceeded satisfactorily in relation to the business plan. However it is possible that some resources will not readily become available in a suitable form or on a timely basis or at an acceptable cost. It is also possible that the results of some processes may not be as expected and that modifications of procedures and materials may be required. Such events could result in delays to the achievement of the near and medium term objectives of the business plan, in particular the progression of clinical validation studies and regulatory approval processes for the purpose of bringing products to the IVD market. However, at this point, our most significant risk is that we will not succeed in obtaining additional financing in the medium term.

Results of Operations

Three Months Ended September 30, 2014

The following table sets forth our results of operations for the three months ended September 30, 2014 and the comparative period for the three months ended September 30, 2013.

	Three Months	Three Months
	Ended	Ended		Percentage
	September 30, 2014	September 30, 2013	Increase/ Decrease	Increase/ Decrease
	($)	($)	($)	(%)
Revenues	14,785	−	14,785	−

Operating Expenses	(1,778,167)	(925,567)	(852,600)	92.1%
Net Other Expense	(4,130,562)	−	(4,130,562)	−
Income Taxes	−	−	-	−

Net Loss	(5,893,944)	(925,567)	(4,968,377)	536.8%

Basic and Diluted Loss Per Share of Common Stock	(0.44)	(0.08)	(0.36)	450.0%

Weighted Average Basic and Diluted Shares Outstanding	13,524,998	11,086,237	2,438,761	22.0%

Revenues

We had revenues of $14,785 from operations in the three months ended September 30, 2014, and no revenues from operations in the comparative period for the three months ended September 30, 2013. Our operations are still predominantly in the clinical stage.

Operating Expenses

For the three months ended September 30, 2014, our operating expenses increased by $852,600, or 92.1%. Operating expenses are comprised of salaries and office administrative fees, research and development expenses, professional fees, and other general and administrative expenses. Salaries and office administrative fees increased by $277,509, due principally to an increase in costs on a warrants revaluation of $155,654. In addition, there was an extra $78,548 of costs generated from the amortization of share options, following additional share options being granted in August 2014. Research and development expenses increased by $547,450. This is mainly explained by additional costs of $90,219 for the purchases of antibodies and samples, and $213,367 in staff and consultancy costs. The Company also spent $151,914 on a new study in Denmark, and an additional $65,214 on share option amortization for staff in research and development. These increases all reflect a higher level of research and development activity. Professional fees decreased by $33,716, due principally to decreases in fees for public relations and investor relations services, as services were rationalized. General and administrative expenses increased by $61,357. This increase is in part explained by an increase in fundraising services costs of $35,906, associated with fees paid to placement agents and a $17,321 increase in travel, subsistence and conference costs.

Net Other Expenses

For the three months ended September 30, 2014, we recorded other expenses of $4,130,562 in relation to the revaluation of a derivative liability. See “Liquidity and Capital Resources” for a further description of the derivative liability.

Net Loss

For the three months ended September 30, 2014, we recorded a net loss of $5,893,944, a negative change of $4,968,377 or 536.8% in relation to the comparative period loss of $925,567 for the three months ended September 30, 2013. The change is a result of the changes described above.

Nine Months Ended September 30, 2014

The following table sets forth our results of operations for the nine months ended September 30, 2014 and the comparative period for the nine months ended September 30, 2013.

	Nine Months	Nine Months
	Ended	Ended		Percentage
	September 30, 2014	September 30, 2013	Increase/ Decrease	Increase/ Decrease
	($)	($)	($)	(%)
Revenues	14,785	−	14,785	−

Operating Expenses	(4,066,778)	(2,880,855)	(1,185,923)	41.2%
Net Other Expense	(3,219,574)	−	(3,219,574)	−
Income Taxes	−	−	−	−

Net Loss	(7,271,567)	(2,880,855)	(4,390,712)	152.4%

Basic and Diluted Loss Per Share of Common Stock	(0.56)	(0.27)	(0.29)	105.8%

Weighted Average Basic and Diluted Shares Outstanding	13,057,866	10,649,152	2,408,714	22.6%

Revenues

We had $14,785 of revenues from operations in the nine months ended September 30, 2014, and no revenues from operations in the comparative period for the nine months ended September 30, 2013. Our operations are still predominantly in the clinical stage.

Operating Expenses

For the nine months ended September 30, 2014, our operating expenses increased by $1,185,923, or 41.2%. Operating expenses are comprised of salaries and office administrative fees, research and development expenses, professional fees, and other general and administrative expenses. Salaries and office administrative fees increased by $101,280, due to an increase of $41,230 in share options amortization, a $21,316 increase in warrants costs and an extra $28,129, as a result of the handover to, and overlap with, the new Chief Financial Officer. Research and development expenses increased by $975,370, mainly due to increases of $208,425 in patent filing costs, $166,297 in purchases of antibodies and samples, and $336,368 in staff and consultancy costs. An additional $151,914 was also spent on a new study in Denmark. These increases all reflect a higher level of research and development and patent activity. Professional fees increased by $101,947, due principally to increases of $39,493 in legal fees, with additional fund raising activities in 2014 and $58,429 in fees for investor relations services, as primarily a result of the issuance of warrants.

Net Other Expenses

For the nine months ended September 30, 2014, we recorded other income of $143,987, representing grant funds received from public bodies in respect of approved expenditures, where there is no obligation to repay. There were no grant funds that met these criteria in respect of the nine months ended September 30, 2013. We also recorded a loss of $3,363,561, in relation to the revaluation of a derivative liability. See “Liquidity and Capital Resources” for a further description of the derivative liability.

Net Loss

For the nine months ended September 30, 2014, we had a net loss of $7,271,567, which is an increase of $4,390,712 or 152.4% over the comparative period for the nine months ended September 30, 2013. The change is a result of the changes described above.

Year Ended December 31, 2013

The following table sets forth our results of operations for the year ended on December 31, 2013 and the comparative period for the year ended December 31, 2012.

	Year Ended	Year Ended		Percentage
	December 30, 2013	December 30, 2012	Increase/ Decrease	Increase/ Decrease
	($)	($)	($)	(%)
Revenues	−	54,968	(54,968)	(100%)

Operating Expenses	(4,575,912)	(4,138,018)	(437,894)	11%
Net Other Expense	865,623	−	865,623	−
Income Taxes	−	−	-	−

Net Loss	(3,710,289)	(4,083,050)	372,761	(9%)

Basic and Diluted Loss Per Share of Common Stock	(0.34)	(0.44)	(0.10)	(23%)

Weighted Average Basic and Diluted Shares Outstanding	10,832,369	9,359,934	1,472,435	16%

Revenues

We had no revenues from operations in the year ended December 31, 2013, compared to revenues of $54,968 in the comparative period for the year ended December 31, 2012. Our operations are in the clinical stage.

Operating Expenses

For the year ended December 31, 2013, our operating expenses increased by $437,894, or 11%, as compared to the year ended December 31, 2012. Operating expenses are comprised of salaries and office administrative fees, research and development expenses, impairment of patents, professional fees, and other general and administrative expenses. Salaries and office administrative fees were materially unchanged. Research and development expenses decreased by $269,377, due principally to a reduction of $383,291 in share option expense offset by an increase of $120,828 in net payroll costs, the latter primarily reflecting an increase in headcount. Impairment of patents was $350,000 as compared to $0 in the 2012 comparable period due to discovery of an earlier filed patent similar to one licensed by us. Professional fees increased by $371,256 due to additional fees for public relations and investor relations services to raise the profile of the company. General and administrative expenses decreased by $14,031 due to a reduction in fundraising services expense.

Other Income

For the year ended December 31, 2013, we recorded other income of $865,623, representing grant funds received from public bodies in respect of approved expenditures, where there is no obligation to repay. There were no grant funds that met these criteria in respect of the year ended December 31, 2012.

Net Loss

For the year ended December 31, 2013, our net loss was $3,710,289, a decrease of $372,761, or 9%, over the comparative period for the year ended December 31, 2012. The change is a result of the changes described above.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our shares of common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Recently Issued Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers

VolitionRx Limited

The following table sets forth the names and ages of our directors and executive officers as of as of January 7, 2015.

Name	Age	Position with the Company	Officer/Director Since
Cameron Reynolds	43	President	October 6, 2011
		Chief Executive Officer	October 6, 2011
		Director	October 6, 2011
Mike O’Connell	46	Chief Financial Officer	July 1, 2014
		Treasurer	July 1, 2014
Rodney Rootsaert	43	Secretary	October 6, 2011
Jason Terrell MD	34	Chief Medical Officer	March 20, 2013
		Head of US Operations
Dr. Martin Faulkes	70	Director	October 6, 2011
		Executive Chairman	October 6, 2011
Guy Innes(1) (2) (3)	58	Director	October 6, 2011
Dr. Alan Colman(1)	66	Director	October 6, 2011
Dr. Habib Skaff(1) (2) (3)	37	Director	June 01, 2014

(1)

Member of the Audit Committee

(2)

Member of the Compensation Committee

(3)

Member of the Nominations and Governance Committee

On November 5, 2014, our Board of Directors established an audit committee, a compensation committee, and a nominations and governance committee. The committees operate pursuant to written charters adopted by the Board of Directors, copies of which are available on our website www.volitionrx.com. In addition, from time to time, the Board of Directors may establish special committees when necessary to address specific issues.

Audit Committee

Our audit committee consists of three members, Mr. Guy Innes (Chair), Dr. Habib Skaff and Dr. Alan Colman, each of whom has been determined to be an independent director under applicable SEC rules and the applicable rules of the NYSE MKT. The audit committee shall at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. The audit committee is responsible for, among other things:

•

appointing, terminating, compensating and overseeing the work of any independent auditor engaged to prepare or issue an audit report or other audit, review or attest services;

•

reviewing all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•

reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•

investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

•

determining compensation of the independent auditors and of advisors hired by the audit committee and ordinary administrative expenses;

•

reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•

monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;

•

reviewing reports to management prepared by the internal audit function, as well as management’s response;

•

reviewing and assessing the adequacy of the formal written charter on an annual basis;

•

reviewing and approving related party transactions for potential conflict of interest situations on an ongoing basis; and

•

overseeing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

The board of directors has affirmatively determined that Mr. Guy Innes is designated as an “audit committee financial expert.”

Compensation Committee

Our compensation committee consists of two members, Mr. Guy Innes (Chair) and Dr. Habib Skaff, each of whom has been determined to be an independent director under the applicable rules of the NYSE MKT. The compensation committee is responsible for, among other things:

•

developing, reviewing, and approving our overall compensation programs, and regularly reporting to the full board of directors regarding the adoption of such programs;

•

developing, reviewing and approving our cash and equity incentive plans, including approving individual grants or awards thereunder;

•

reviewing and approving individual and company performance goals and objectives that may be relevant to the compensation of executive officers and other key employees;

•

reviewing and discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in the annual proxy statement;

•

reviewing and assessing, on an annual basis, the adequacy of the formal written charter; and

•

overseeing such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominations and Governance Committee

Our nominations and governance committee consists of two members, Mr. Guy Innes (Chair) and Dr. Habib Skaff, each of whom has been determined to be an independent director under the applicable rules of the NYSE MKT. The nominations and governance committee is responsible for, among other things:

•

identifying and screening candidates for our board of directors, and recommending nominees for election as directors;

•

assessing, on an annual basis, the performance of the board of directors and any committee thereof;

•

reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, including each committee’s respective chair, if applicable;

•

reviewing and assessing, on an annual basis, the adequacy of the formal written charter on an annual basis; and

•

generally advising our board of directors on corporate governance and related matters.

Science Executives

The following table sets forth the names and ages of our Scientific Officers as of January 7, 2015:

Name	Age	Position	Officer/Director Since
Dr. Jacob Micallef	58	Chief Scientific Officer, Belgian Volition	October 11, 2010
Dr. Mark Eccleston	43	Chief Scientific Officer, HyperGenomics Pte Limited	March 7, 2011

Term of Office

Each director serves for a term of one year and until his or her successor is elected at the Annual Stockholders’ Meeting and is qualified, subject to removal by the stockholders. Each officer serves for a term of one year and until his or her successor is elected at a meeting of the Board of Directors and is qualified.

Identification of Significant Employees

Cameron Reynolds and Rodney Rootsaert are engaged pursuant to employment agreements. The other officers of VolitionRx are engaged pursuant to consultancy agreements. We have no other full-time or part-time employees.

Our subsidiary, Singapore Volition, has two full-time employees and no part-time employees. The executive officers of Singapore Volition are engaged pursuant to consultancy agreements.

Our subsidiary, Belgian Volition, has six full-time employees and one part time employee. Belgian Volition engages its Chief Operating Officer, Gaetan Michel, pursuant to a consultancy agreement.

Our subsidiary, HyperGenomics Pte Limited, has no full-time or part-time employees. The executive officers of HyperGenomics Pte Limited are engaged pursuant to consultancy agreements.

Background and Business Experience

The business experience during the past five years of the person(s) listed above is as follows:

CAMERON REYNOLDS serves as our President, Chief Executive Officer and Director of the Company. Prior to the Share Exchange Agreement he was Chief Executive Officer and Director of Singapore Volition, a position he held since August 5, 2010. From 2004 until 2011, Mr. Reynolds founded and served as Managing Director and Director of Mining House Limited, where he was responsible for identifying potential mining projects, coordinating the preliminary evaluations and securing the financing with a view to listing the companies on AIM, TSX and US OTC. Mr. Reynolds furthered his education between 2002 and 2003 as he undertook an MBA. From 1998 until 2001, Mr. Reynolds served as the commercialization director for Probio, Inc., a company that commercialized intellectual property in the animal biotechnology fields including transgenisis and cloning research from the University of Hawaii. Mr. Reynolds main responsibilities were managing all legal and contract issues with the University of Hawaii; implementing patenting strategy; managing all stockholder issues including the merger and its legal and contractual documentation; head office management; budgetary control; team building and recruitment. Furthermore, Mr. Reynolds held a junior management position in 1996 at Integrated Coffee Technologies, a genetically modified coffee company where he was responsible for business plan creation, office management, recruitment, and business development. Starting in 1994, Mr. Reynolds was working for Southern China Group, where as regional manager he set up operations in Hong Kong and Yunnan. From 2005 until present, Mr. Reynolds has held a number of board directorships including Atlantic Mining PLC; Carbon Mining PLC, Magellan Copper and Gold (Carbon Mining and MCG were both became part of Solfotara Mining and Copper Development Corp.); KAL Energy Inc. (KALG, OTC), Iofina Natural Gas PLC (IOF, AIM); Canyon Copper Corp. (TSX.V: CNC, OTCBB: CNYC), and Hunter Bay Resources (HBY, TSX-V). The Board of Directors believes Mr. Reynolds brings to the Company strong experience in management, structuring and strategic planning of start-up companies based on his over 20 years of entrepreneurial executive experience in the mining and biotechnology sectors.

MIKE O’CONNELL serves as our Chief Financial Officer and Treasurer. Mr. O’Connell set up his own consultancy to support investors and fast growing technology businesses – Isosceles Finance Limited (“Isosceles”), by providing finance and accounting infrastructure, CFO and corporate advisory services. Isosceles works with some of the fastest growing businesses in the UK and North America such as Metapack and InsightSoftware.com as well as with publicly quoted businesses such as Digital Barriers Plc and Nomad Digital Plc in the UK. Prior to Isosceles, Mr. O’Connell started to work in the field of growing technology companies where he became CFO of the UK based systems integrator Pacific Group Plc. Mr. O’Connell is a qualified chartered accountant having trained with Ernst & Young in London. The Board of Directors believes that Mr. O’Connell brings financial and accounting knowledge to the Company.

RODNEY ROOTSAERT serves as our Secretary. Prior to the Share Exchange Agreement, he was the Administration and Legal Officer of Singapore Volition, a position he held since August 6, 2010. Mr. Rootsaert concurrently serves as director and corporate secretary of Mining House Ltd., positions he has had since 2007. His responsibilities include ensuring compliance with all relevant statutory and regulatory requirements. From 2007 until 2011, Mr. Rootsaert served as corporate secretary for Magellan Copper and Gold Plc., where his duties included maintaining and preparing company documents, accounts and contracts. Due to Mr. Rootsaert’s nine years of experience in providing corporate, legal and administrative services and prior roles as corporate secretary for small public companies, the Board of Directors believes that he is a valuable addition to our team.

JASON TERRELL MD serves a Chief Medical Officer and Head of US Operations. Dr. Terrell currently owns and operates multiple diagnostic laboratories in Texas within the Any Lab Test Now franchise, a direct access lab testing company, and has also served as a National Franchise Corporate Medical Director for Any Lab Test Now, giving him oversight of over 70 franchises in 14 states. He has served on the Board of CDEX Inc., a US listed company developing drug validation technology, since 2013 and as Medical Director of CDEX Inc. since 2011. Dr. Terrell was educated at Hardin-Simmons University (Biochemistry), where he graduated Summa cum Laude, receiving the Holland Medal of Honor as the top graduate in the School of Science and Mathematics. He then attended the University of Texas at Houston Medical School and affiliate MD Anderson Cancer Center (Doctor of Medicine). He undertook his General Medicine Internship, and Anatomic and Clinical Pathology residency at Texas Tech University Health Sciences Center. Dr Terrell holds medical licenses in 14 states across the United States. Our Board of Directors has concluded that Dr. Terrell brings value to the Company with his strong grounding in both medicine and more specifically in diagnostics.

DR. MARTIN FAULKES serves as Executive Chairman of the Board of Directors. Prior to the Share Exchange Agreement, Dr. Faulkes served as a Director of Singapore Volition since August 18, 2010 and as Executive Chairman of the Board of Directors of Singapore Volition since March 22, 2011. From 1998 until the present day, Dr. Faulkes has focused on charitable activities, as the Founder and Sole Benefactor of the Dill Faulkes Educational Trust, a UK registered charity, where he is Chairman. He also sits on the Board of the Cambridge 800th Anniversary Campaign in the UK. Prior to Dr. Faulkes charitable activities he founded Triad Plc., a computer software development company that provides systems and consultants to the business community, where he was a director from 1987 to 1998, responsible for controlling the company financially. From 1985 to 1987 he then became Managing Director of System Programming Ltd., a company that provides computer programming for systems in businesses like airlines, utility companies, banks, and insurance, where he was responsible for all aspects of the business. Prior to System Programming Ltd., Dr. Faulkes served from 1979 to 1984 as Founder, President and CEO for Logica Inc., a company providing bespoke software to all industries but mainly banks and communications companies. Dr. Faulkes was responsible for all aspects of the business; namely sales, finance, recruitment, staff management and project control. Dr. Faulkes has over 30 years of entrepreneurial and managerial experience as the founder and CEO of several software companies within the United Kingdom and the United States. The Board of Directors believes that Dr. Faulkes is qualified to serve as a director of the Company based on his extensive experience in business development and management.

GUY INNES serves as a Director. Prior to the Share Exchange Agreement, Mr. Innes served as a Director of Singapore Volition, a position he held since August 18, 2010. Mr. Innes has served as non-executive director on the board of companies such as Carbon Mining Plc. from 2007 to 2010, Magellan Copper & Gold Plc. from 2007 to 2010, and ProBio Inc. from 2000 to 2006. As a non-executive director, Mr. Innes was responsible for the development of corporate strategy and the implementation of financial controls and risk management systems. Mr. Innes had a long career in banking and private equity, including advisory roles with Quartz Capital Partners Limited from 1997 to 2000, where Mr. Innes served as Head of Corporate Finance and was responsible for managing the corporate finance department and leading the transactions undertaken by Quartz including IPOs, private placements and mergers and acquisitions; Baring Private Equity Partners Limited in London and Singapore from 1995 to 1997, where he was involved in the setting up, recruiting of managers and capital raising for an Asian media and communications private equity fund; and Baring Brothers & Co. Limited in London and Paris from 1984 to 1995, where he was involved in executing and advising on national and international mergers & acquisitions, but also IPOs and capital raising. Mr. Innes is a Chartered Accountant and a member of the Institute of Chartered Accountants in England and Wales. Mr. Innes has extensive experience in financing and managing technology companies. Our Board of Directors believes Mr. Innes’ technical, financial and managerial background would be beneficial to our growth.

DR. ALAN COLMAN serves as a Director.  Prior to the Share Exchange Agreement, Dr. Colman served as a Director of Singapore Volition since April 1, 2011 and as Chairman of the Scientific Advisory Board of Singapore Volition since April 5, 2011.  Dr. Colman received a BA (1971), MA (1975) and PhD (1975) from Oxford University. Dr.  Colman is currently a Visiting Scholar at the Harvard University Department of Stem Cell and Regenerative Biology. From 2007 to 2013 Dr. Colman served as the Executive Director of the Singapore Stem Cell Consortium.  Concurrently, Dr. Colman was Professor of Regenerative Medicine at King’s College, London, UK, from 2008 to 2009.  Prior to joining the A*STAR Singapore Stem Cell Consortium, Dr. Colman was Chief Scientific Officer and then CEO for the Singaporean human embryonic stem cell company, ES Cell International from 2002 to 2007.  Dr. Colman was the research director of the company PPL Therapeutics in Edinburgh, UK, from the late 1980s until 2002, where he was responsible for leading PPL’s research program strategy, also playing a role in PPL’s financing rounds, culminating in its listing on the London Stock Exchange in 1996. This company attracted considerable media attention because of its participation in the technique of somatic nuclear transfer that led to the world’s first sheep cloned from an adult cell, Dolly, in 1996.  Dr.  Colman had a successful university career in the Universities of Oxford, Warwick, Birmingham (where he was Professor of Biochemistry) and London (as mentioned above).  None of the above companies or organizations is a parent, subsidiary or other Affiliate of the Company.  Dr. Colman’s current interest is the development of human disease models using induced pluripotent stem cells.  He has extensive experience in the molecular biology field where he has worked in the production of transgenic livestock, somatic nuclear transfer, and human disease models.  The Board of Directors appointed Dr. Colman a Director of the Company and a member of the Scientific Advisory Board on account of his work in biochemistry, stem cell research and pathology.

DR. JACOB MICALLEF serves as Chief Scientific Officer and Director of Belgian Volition. Prior to the Share Exchange Agreement he served as a Science Executive Officer of Belgian Volition since October 11, 2010, but was not otherwise involved with Singapore Volition. Dr. Micallef joined Cronos Therapeutics in 2004 and in 2006 Cronos was listed in the UK on AIM, becoming Valirx. Dr. Micallef continued to work as Technical Officer for Valirx, where he in-licensed the HyperGenomics® and Nucleosomics® technologies and co-founded ValiBio SA., which is now Belgian Volition SA, a subsidiary of Singapore Volition. From 2004 to 2007, he taught "science and enterprise" to science research workers from four universities at CASS Business School before joining Cronos. In 2001, Dr. Micallef co-founded Gene Expression Technologies, after getting his MBA in 1999, where he successfully led the development of the chemistry of the GeneICE technology and implemented the manufacture of GeneICE molecules. He also played a major role in business development and procured a GeneICE contract with Bayer Pharmaceuticals. Over a 15-year period, starting in 1985, Dr. Micallef worked for the World Health Organization (“WHO”). While working for the WHO, Dr. Micallef developed new diagnostic products in the areas of reproductive health and cancer. In 1990 he commenced development of a new diagnostic technology platform for WHO which was launched in 1992 and supported 13 tests. Dr. Micallef also initiated and implemented in-house manufacture (previously outsourced to Abbott Diagnostics Inc.) and world-wide distribution of these products for WHO. Also in 1990, he started a “not-for-profit” WHO company, Immunometrics Ltd., which marketed and distributed those diagnostic products worldwide. Dr. Jacob Micallef has 20 years of experience in research and development and in the management of early stage biotechnical companies, including the manufacture of biotechnology products and the establishment of manufacturing operations. The Board of Directors believed that Dr. Micallef’s prior work with Belgian Volition in the development of diagnostic products would continue to be an asset to us in his role as Chief Scientific Officer of our subsidiary, Belgian Volition.

DR. MARK ECCLESTON serves as Chief Scientific Officer of Hypergenomics Pte Limited. Prior to the Share Exchange Agreement Dr. Eccleston served as a Science Executive Officer of HyperGenomics Pte Limited since March 7, 2011, but was not otherwise involved with Singapore Volition. In 2010, Dr. Eccleston founded OncoLytika, which focuses on opportunity recognition and product/process innovation within start-ups as well as established companies, where his main responsibilities are advising companies on business development and preclinical project management. From 2008 to 2009, Dr. Eccleston held a program management position at Valirx Plc., where he ran multiple epigenetics-based diagnostic and therapeutics programs. Dr. Eccleston has also held various other roles in business and industry including: Chief Scientific Officer from 2005 to 2008 as consultant to Cambridge Applied Polymers, where he devised and managed multiple high value consultancy projects for clients including Cadburys, Kellogg’s, Reckitt Benckiser, Proctor and Gamble, and Umbro as well as a Spanish company specializing in non-woven (polymeric) fabric, Tesalca; and CEO of Vivamer Ltd. in 2002, a company spun out from Cambridge University where he was responsible for commercialization of drug delivery and imaging technologies based on extensive work in this area during his academic career. Mr. Eccleston is a biotechnology entrepreneur with over 18 years of experience in the sector, both in academia and in industry. In light of this and Dr. Eccleston’s past work in biotechnology, epigenetics and diagnostics, Dr. Eccleston was appointed as a Chief Scientific Officer of our subsidiary HyperGenomics Pte Limited.

DR. HABIB SKAFF serves as a Director. Prior to the Share Exchange Agreement, Dr. Skaff served as a Scientific Advisory Board Member of Singapore Volition between April 4, 2011 and May 31, 2014. Dr. Skaff co-founded Intezyne Technologies in 2004 and serves as that company’s Chief Executive Officer, where he is responsible for establishing and implementing strategic planning for the future. Dr. Skaff works closely with the Chief Scientific Officer to develop and implement Intezyne’s intellectual property strategy as well as establish alliances with potential partners. He also leads Intezyne’s fundraising through debt and equity financing and works closely with the CFO in this capacity. He is also President and Chairman of the Board of Directors of Intezyne. Dr. Skaff currently serves as Chairman of Skaff Corporation of America, a position he has had since 1999. He guides strategic planning but is not involved in day-to-day operations. In addition, since 2001, Dr. Skaff has co-authored 11 peer-reviewed scientific papers and is a co-inventor on 18 pending or issued patents in the fields of chemistry, nanotechnology, and biotechnology. Dr. Skaff works as a synthetic chemist specializing in the area of nanotechnology; his doctoral studies focused on the design of organic and polymeric ligands for the encapsulation of semiconductor nanoparticles and modification of the physical, optical, electronic, and assembly properties of the nanoparticles. Due to his extensive scholarly work and inventions in the fields of chemistry and biotechnology, the Board of Directors feels he is a valuable asset to the Company.

Family Relationship

We currently do not have any officers or directors of our Company who are related to each other.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of VolitionRx, Singapore Volition or its subsidiaries, has been involved in the following:

(1)

A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)

Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.

Engaging in any type of business practice; or

iii.

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

(5)

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.

Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics, or the Code, that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. A written copy of the Code is available on written request to our Corporate Secretary at c/o Corporate Secretary, VolitionRx Limited, 1 Scotts Road, #24-05 Shaw Centre, Singapore, 228208, by email at notice@volitionrx.com, or by facsimile at +32 8172 5651.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended December 31, 2013, Forms 5 and any amendments thereto furnished to us with respect to the year ended December 31, 2013, and the representations made by the reporting persons to us, we believe that during the year ended December 31, 2013, our executive officers and directors and all persons who own more than ten percent of a registered class of our equity securities have complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our executive officers, Singapore Volition and its subsidiaries for the fiscal years ended December 31, 2013 and 2012. Unless otherwise specified, the term of each executive officer is that as set forth under that section entitled, “Directors, Executive Officers, Promoters and Control Persons -- Term of Office”.

	Year Ended December	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	31,	($)	($)	($)	($)(1)	($)	($)	($)	($)
Cameron Reynolds(2)	2012	-0-	-0-	-0-	86,540	-0-	-0-	132,000	218,540
President, CEO and Director of the Company; CEO and Director of Singapore Volition; Managing Director of Belgian Volition; and CEO and Director of HyperGenomics Pte Limited	2013	-0-	-0-	-0-	31,314	-0-	-0-	132,000	163,314
Dr Jacob Micallef(3)	2012	-0-	-0-	-0-	239,540	-0-	-0-	104,266	343,806
Chief Scientific Officer and Director of Belgian Volition	2013	-0-	-0-	-0-	31,314	-0-	-0-	102,470	133,784
Dr Mark Eccleston(4)	2012	-0-	-0-	-0-	239,540	-0-	-0-	105,042	344,582
Chief Scientific Officer of HyperGenomics Pte Limited	2013	-0-	-0-	-0-	31,314	-0-	-0-	100,457	131,771
Malcolm Lewin(5)	2012	-0-	-0-	-0-	43,270	-0-	-0-	69,000	112,270
CFO and Treasurer of the Company, CFO of Singapore Volition and Director of Belgian Volition	2013	-0-	-0-	-0-	15,658	-0-	-0-	78,000	93,658
Rodney Rootsaert (6)	2012	-0-	-0-	-0-	43,270	-0-	-0-	85,800	129,070
Secretary of the Company, Administration and Legal Officer of Singapore Volition and Secretary and Director of Belgian Volition	2013	-0-	-0-	-0-	15,658	-0-	-0-	85,600	101,258
Jason Terrell (7)	2012	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chief Medical Officer and	2013	-0-	-0-	-0-	198,560	-0-	-0-	-0-	198,560
Head of US Operations

(1)

All Option Awards have been calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)

Cameron Reynolds is currently the President, Chief Executive Officer and a Director of VolitionRx, the Chief Executive Officer and a Director of Singapore Volition, the Managing Director of Belgian Volition and the CEO and a Director of HyperGenomics Pte Limited.

Cameron Reynolds receives compensation pursuant to an agreement, or the Reynolds Consulting Agreement, dated August 6, 2010, entered into by and between Singapore Volition and PB Commodities Pte Limited, or PB Commodities. The Reynolds Consulting Agreement provides office space, office support staff, and consultancy services to Singapore Volition for the structuring, management, fundraising and development and implementation of its business plan. The term of the Reynolds Consulting Agreement is twelve months, commencing on September 1, 2010, with automatic extensions of twelve months and a three month notice required for termination of the Reynolds Consulting Agreement. As part of the Reynolds Consulting Agreement, Singapore Volition shall pay consultancy fees each month to PB Commodities for the services of Cameron Reynolds (see the following paragraph regarding Mr. Reynolds’ Employment Agreement with PB Commodities). For the years ended December 31, 2013 and 2012, PB Commodities received $132,000 and $132,000, respectively, from Singapore Volition for the services of Mr. Reynolds, pursuant to the Reynolds Consulting Agreement. The foregoing description of the Reynolds Consulting Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.05.

Cameron Reynolds receives compensation from PB Commodities, as described in the previous paragraph, pursuant to an Employment Agreement, or the Reynolds Employment Agreement, dated September 4, 2010, in exchange for serving as an executive officer of PB Commodities and performing consulting services on its behalf. The term of the Reynolds Employment Agreement is twelve (12) months, which shall be automatically extended for additional terms of twelve (12) months. Under the Reynolds Employment Agreement, Mr. Reynolds only performs consulting services to Singapore Volition (see previous paragraph). In exchange for these services, Mr. Reynolds received $8,000 per month (which increased to $8,800 on April 1, 2014) from PB Commodities. For the years ended December 31, 2013 and 2012, Mr. Reynolds received $132,000 and $132,000, respectively, pursuant to the Reynolds Employment Agreement. Between July 1, 2011 and December 31, 2014 Mr. Reynolds also received a housing allowance of $3,000 per month. For the years ended December 31, 2013 and 2012, Mr. Reynolds received $36,000 and $36,000, respectively, as a housing allowance which is included in the figures of $132,000 and $132,000 as compensation received by Mr. Reynolds for the years ended December 31, 2013 and 2012, respectively. The foregoing description of the Reynolds Employment Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.06.

Effective January 1, 2015, Mr. Reynolds entered into a Consultancy Agreement with PB Commodities, or the Reynolds Consultancy Agreement, which superseded the Reynolds Employment Agreement. Mr. Reynolds receives compensation from PB Commodities under the Reynolds Consultancy Agreement in exchange for serving as a consultant for PB Commodities and performing consultancy services on its behalf. The Reynolds Consultancy Agreement continues until terminated by either party providing not less than two months’ notice. In exchange for these services Mr. Reynolds receives $6,500 per month from PB Commodities. Commencing the month following the up-listing of the Company to the NYSE MKT or NASDAQ, this amount will increase to $8,000 per month. The foregoing description of the Reynolds Executive Employment Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.25.

Cameron Reynolds receives compensation from VolitionRx pursuant to an Executive Employment Agreement, or the Reynolds Executive Employment Agreement, effective as of January 1, 2015, in exchange for serving as the Chief Executive Officer of VolitionRx. The term of the Reynolds Executive Employment Agreement is three (3) years, which shall be automatically extended for successive periods of two (2) years. In exchange for his services, Mr. Reynolds shall receive £4,500.00 GBP per month from VolitionRx. Commencing the month following the up-listing of the Company to the NYSE MKT or NASDAQ, this amount will increase to £10,000 GBP per month. Mr. Reynolds is also entitled to the use of a residential apartment in Namur, Belgium, as leased by the Company. The foregoing description of the Reynolds Executive Employment Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.26.

On November 25, 2011, Cameron Reynolds was granted an option to purchase 120,000 shares of common stock of VolitionRx under the 2011 Equity Incentive Plan, or the Plan, dated November 17, 2011. None of these options have been exercised. See note (8) below for a discussion of the terms of options granted under the Plan and the calculation of fair market value of options granted under the Plan.

(3)

Dr. Jacob Micallef is currently the Chief Scientific Officer and a Director of Belgian Volition. There are no employment agreements by and between Dr. Micallef and Belgian Volition.

Dr. Micallef receives compensation pursuant to a consultancy agreement, or the 2015 Micallef Agreement, dated January 1, 2015, entered into by and between VolitionRx and Borlaug Limited, or Borlaug. Under the terms of the 2015 Micallef Agreement, Borlaug will make available to VolitionRx the services of Dr. Micallef to (i) manage VolitionRx’s intellectual property portfolio and file new patents as required by VolitionRx; (ii) provide project management for VolitionRx’s diagnostic development programs; and (iii) identify and pursue business development opportunities for VolitionRx. The 2015 Micallef Agreement commenced effective January 1, 2015, and continues until terminated as provided in the 2015 Micallef Agreement. In exchange for such services, VolitionRx is to pay Borlaug a monthly fee of £6,014 GBP. Commencing the month following the up-listing of the Company to the NYSE MKT or NASDAQ, this amount will increase to £8,333.33 GBP per month. Effective January 1, 2015, the 2015 Micallef Agreement superseded the consultancy agreement, dated January 1, 2011, entered into by and between Belgian Volition and Borlaug, pursuant to which Borlaug received a monthly fee of £5,467 GBP (which increased to £6,014 GBP on April 1, 2014), and for the years ended December 31, 2013 and 2012, Borlaug received $102,470 and $104,200, respectively. The foregoing description of the Micallef Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.27.

On November 25, 2011, Dr. Micallef was granted an option to purchase 120,000 shares of common stock of VolitionRx under the Plan. This option has subsequently been assigned to Borlaug. Dr. Micallef is a controlling director of Borlaug and has voting and dispositive control over shares of VolitionRx’s common stock held by Borlaug and shares issuable to Borlaug upon the exercise of stock purchase options and stock purchase warrants. On December 3, 2012, Borlaug was granted an option to purchase 50,000 shares of common stock of VolitionRx under the Plan. None of these options have been exercised. See note (8) below for a discussion of the terms of options granted under the Plan and the calculation of fair market value of options granted under the Plan.

(4)

Dr. Mark Eccleston is currently the Chief Scientific Officer of HyperGenomics Pte Limited. There are no employment agreements by and between Dr. Eccleston and HyperGenomics Pte Limited.

Dr. Eccleston receives compensation pursuant to a Consultancy Services Agreement, or the Eccleston Agreement, dated October 1, 2010, entered into by and between Singapore Volition and Oncolytika Limited, or Oncolytika. Under the terms of the Eccleston Agreement, Oncolytika, which is represented by Dr Eccleston, will (i) provide project management for Singapore Volition’s diagnostic development programs; and (ii) identify and pursue business development opportunities for the Singapore Volition group and its Nucleosomics® and HyperGenomics® technologies. The Eccleston Agreement commenced effective October 1, 2010, and continues until terminated by one month’s written notice by either party, or by a material breach of the Eccleston Agreement. In exchange for such services, Singapore Volition is to pay Oncolytika a monthly fee of £5,300 GBP (approximately $7,000 USD). For the years ended December 31, 2013 and 2012, Oncolytika received $100,457 and $105,042, respectively. The foregoing description of the Eccleston Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.10.

On November 25, 2011, Dr. Eccleston was granted an option to purchase 120,000 shares of common stock of VolitionRx under the Plan. This option has subsequently been assigned to Oncolytika. Dr. Eccleston is a controlling director of Oncolytika and has voting and dispositive control over shares of the Company’s common stock held by Oncolytika and shares issuable to Oncolytika upon the exercise of stock purchase options and stock purchase warrants. On December 3, 2012, Oncolytika was granted an option to purchase 50,000 shares of common stock of VolitionRx under the Plan. None of these options have been exercised. See note (8) below for a discussion of the terms of options granted under the Plan and the calculation of fair market value of options granted under the Plan.

(5)

Malcolm Lewin is currently the CFO and Treasurer of VolitionRx, the CFO of Singapore Volition and a Director of Belgian Volition. There are no employment agreements by and between Malcolm Lewin and VolitionRx or Singapore Volition. Malcolm Lewin receives no compensation in exchange for his services as an executive officer of VolitionRx.

Malcolm Lewin receives compensation in exchange for his services as an executive officer of Singapore Volition per the Consultancy Agreement, or the Lewin Consultancy Agreement, entered into by and between Singapore Volition and Mr. Malcolm Lewin dated July 10, 2011, pursuant to which Mr. Lewin shall serve as Chief Financial Officer of Singapore Volition and to devote at least twelve (12) days per month to carry out the duties as Chief Financial Officer. According to the Lewin Consultancy Agreement, Mr. Lewin’s term as Chief Financial Officer shall commence on July 15, 2011 and terminate upon Mr. Lewin’s resignation or commitment of a material breach of the Lewin Consultancy Agreement or upon written notice by either party. In exchange for such services, Singapore Volition paid Mr. Lewin a monthly fee of $5,000 for the period from January 1, 2012 to June 30, 2012 and a monthly fee of $6,500 for the period from July 1, 2012 to December 31, 2013. For the years ended December 31, 2013 and 2012, Mr. Lewin received $78,000 and $69,000, respectively, pursuant to the Lewin Consultancy Agreement. The foregoing description of the Lewin Consultancy Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.16.

On November 25, 2011, Malcolm Lewin was granted an option to purchase 60,000 shares of common stock of VolitionRx under the Plan. As of December 31, 2013, none of the options which had vested had been exercised. On July 1, 2014, Malcolm Lewin resigned from the Company and the option to purchase 60,000 shares of common stock of VolitionRx expired in accordance with its terms. See note (8) below for a discussion of the terms of options granted under the Plan and the calculation of fair market value of options granted under the Plan.

(6)

Rodney Rootsaert is currently the Secretary of VolitionRx, the Administration and Legal Officer of Singapore Volition and the Secretary and a Director of Belgian Volition.

Rodney Rootsaert receives compensation from VolitionRx pursuant to an Employment Agreement, or the 2015 Rootsaert Employment Agreement, effective as of January 1, 2015, in exchange for serving as the Corporate Secretary of VolitionRx. The term of the 2015 Rootsaert Employment Agreement is three (3) years, which shall be automatically extended for successive periods of two (2) years. In exchange for his services, Mr. Rootsaert shall receive £4,500.00 GBP per month from VolitionRx. Commencing the month following the up-listing of the Company to the NYSE MKT or NASDAQ, this amount will increase to £6,666.66 GBP per month. Effective January 1, 2015, the 2015 Rootsaert Employment Agreement superseded the agreement, dated August 6, 2010, entered into by and between Singapore Volition and PB Commodities and the Employment Agreement, dated September 4, 2010, pursuant to which Mr. Rootsaert received $6,000 per month (which increased to $6,600 on April 1, 2014), and for the years ended December 31, 2013 and 2012, Mr. Rootsaert received $72,000 and $72,000, respectively. The foregoing description of the 2015 Rootsaert Employment Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.28.

Mining House Limited, or Mining House, provides consultancy and office support services to Singapore Volition for £1,450 GBP (approximately $2,300 USD) per month commencing on November 1, 2010; additionally, Singapore Volition is required to pay for all reasonable expenses incurred by Mining House in providing these services. For the year ended December 31, 2013, Singapore Volition paid approximately $40,050 to Mining House split between $27,200 for consultancy and office support services and $12,850 for expenses. For the year ended December 31, 2012, Singapore Volition paid approximately $33,700 to Mining House split between $27,700 for consultancy and office support services and $6,000 for expenses. By reason of his directorship of Mining House, Mr. Rootsaert is deemed to have received compensation in the form of one half (1/2) of the consultancy and office support services received by Mining House, along with Mr. Laith Reynolds for the years ended December 31, 2013 and December 31, 2012. For the years ended December 31, 2013 and 2012, Mr. Rootsaert is deemed to have received $13,600 and $13,800, respectively, from Mining House. There is no written agreement by and between Mining House and Singapore Volition setting forth the terms of this arrangement.

On November 25, 2011, Rodney Rootsaert was granted an option to purchase 60,000 shares of common stock of VolitionRx under the Plan. None of these options have been exercised. See note (8) below for a discussion of the terms of options granted under the Plan and the calculation of fair market value of options granted under the Plan.

(7)

Jason Terrell is currently the Chief Medical Officer of VolitionRx and Head of U.S. Operations. There are no employment agreements by and between Jason Terrell and VolitionRx. Jason Terrell receives no compensation in exchange for his services as an executive officer of VolitionRx.

Jason Terrell receives compensation for services to VolitionRx through a warrant agreement entered into as of March 20, 2013. Under the terms of the warrant he is entitled to subscribe for 200,000 shares of common stock at an exercise price of $2.47. The warrants are to expire three years after vesting. 25,000 warrants vested immediately on March 20, 2013. 25,000 warrants are to vest on the date of VolitionRx signing an agreement to commence a clinical trial of VolitionRx’s proprietary screening kits and devices for the detection of certain diseases in the United States. A further 25,000 warrants are to vest upon VolitionRx signing a second U.S. clinical trial agreement. 50,000 warrants are to vest on the date VolitionRx receives approval from the FDA for the sale and distribution in the United States of its first proprietary screening kit or device for the detection of a certain disease. A further 50,000 warrants are to vest upon the receipt of FDA approval for the sale and distribution in the United States of its second proprietary screening kit or device for the detection of a certain disease that is different from the first proprietary screening kit. 25,000 warrants are to vest on the date of VolitionRx signing an agreement with a laboratory/group certified through the CLIA for the use of VolitionRx’s proprietary screening kits and devices for the detection of certain diseases in humans in the United States.

We have calculated the fair market value of the 25,000 warrants that vested immediately at $57,046 using the Black Scholes Option Pricing Model using the following assumptions: three year term, $2.48 stock price, $2.47 exercise price, 253% volatility, 0.38% risk free rate. We carried out a remeasurement of the 175,000 unvested warrants as at December 31, 2013 in accordance with ASC 505. We estimated that the vesting of these warrants will take place over the three years to December 31, 2016. The unvested warrants were remeasured at $417,625 using the Black-Scholes Option Pricing model using the following assumptions: three-year term, $2.48 stock price, $2.47 exercise price, 239% volatility, 0.78% risk free rate. None of the warrants which have vested have been exercised.

(8)

November 25, 2011 Grants: Under the terms of the Plan, each of the options granted on November 25, 2011 vest in six equal installments according to the following schedule: (i) on May 25, 2012 and November 25, 2012 at an exercise price of $3.00 per share, (ii) on May 25, 2013 and November 25, 2013 at an exercise price of $4.00 per share and (iii) on May 25, 2014 and November 25, 2014 at an exercise price of $5.00 per share. The options shall expire three (3) years after they vest.

We have calculated the estimated fair market value of the options granted on November 25, 2011 using the Black-Scholes Option Pricing model and the following assumptions: stock price at valuation of $1.20; expected term of 3.5 to 6 years; exercise price of $3.00 to $5.00; a risk free interest rate of 0.41% for the options which vest on May 25, 2012 and November 25, 2012 and a risk free interest rate of 0.93% for the options which vest between May 25, 2013 and November 25, 2014; a dividend yield of 0% and volatility of 174%.

December 3, 2012 Grants: Under the terms of the Plan, each of the options granted on December 3, 2012 vested immediately on December 3, 2012 at an exercise price of $3.01 per share. The options shall expire three (3) years after they vest.

We have calculated the estimated fair market value of the options granted on December 3, 2012 using the Black-Scholes Option Pricing model and the following assumptions: stock price at valuation of $3.15; expected term of 3 years; exercise price of $3.01; a risk free interest rate of 0.34%, a dividend yield of 0% and volatility of 251%.

Narrative Disclosure to Summary Compensation Table

As at December 31, 2013 and 2012, none of VolitionRx, Singapore Volition or its subsidiaries, had any compensatory plans or arrangements, including payments to be received from VolitionRx, Singapore Volition or its subsidiaries with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with VolitionRx, Singapore Volition or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of VolitionRx, Singapore Volition or its subsidiaries.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards for the executive officers of VolitionRx, Singapore Volition and its subsidiaries as of the fiscal year ended December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#)exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares of Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have notVested (#)	EquityIncentive PlanAwards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Cameron Reynolds(1)	20,000	-0-	-0-	$3.00	May 25, 2015	-0-	-0-	-0-	-0-

	20,000	0	-0-	$3.00	November 25, 2015	-0-	-0-	-0-
									-0-
	20,000	-0-	-0-	$4.00	May 25, 2016	-0-	-0-	-0-

	20,000	-0-	-0-	$4.00	November 25, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	May 25, 2017	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	November 25, 2017	-0-	-0-	-0-	-0-

Dr. Jacob Micallef(2)	20,000	-0-	-0-	$3.00	May 25,2015	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$3.00	November 25, 2015	-0-	-0-	-0-	-0-

	50,000	-0-	-0-	$3.01	December 3, 2015	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$4.00	May 25, 2016	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$4.00	November 25, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	May 25, 2017	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	November 25, 2017	-0-	-0-	-0-	-0-
Dr. Mark Eccleston(3)	20,000	-0-	-0-	$3.00	May 25,2015	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$3.00	November 25, 2015	-0-	-0-	-0-	-0-

	50,000	-0-	-0-	$3.01	December 3, 2015	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$4.00	May 25, 2016	-0-	-0-	-0-	-0-

	20,000	-0-	-0-	$4.00	November 25, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	May 25, 2017	-0-	-0-	-0-	-0-

	-0-	-0-	20,000	$5.00	November 25, 2017	-0-	-0-	-0-	-0-

Malcolm Lewin(4)	10,000	-0-	-0-	$3.00	May 25, 2015	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$3.00	November 25, 2015	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$4.00	May 25, 2016	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$4.00	November 25, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	10,000	$5.00	May 25, 2017	-0-	-0-	-0-	-0-

	-0-	-0-	10,000	$5.00	November 25, 2017	-0-	-0-	-0-	-0-
Rodney G. Rootsaert(5)	10,000	-0-	-0-	$3.00	May 25, 2015	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$3.00	November 25, 2015	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$4.00	May 25, 2016	-0-	-0-	-0-	-0-

	10,000	-0-	-0-	$4.00	November 25, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	10,000	$5.00	May 25, 2017	-0-	-0-	-0-	-0-

	-0-	-0-	10,000	$5.00	November 25, 2017	-0-	-0-	-0-	-0-
Jason Terrell(6)	25,000	-0-	-0-	$2.47	March 20, 2016	-0-	-0-	-0-	-0-

	-0-	-0-	25,000	$2.47	Jun 20, 2017*	-0-	-0-	-0-	-0-

	-0-	-0-	25,000	$2.47	Dec 20, 2017*	-0-	-0-	-0-	-0-

	-0-	-0-	25,000	$2.47	Sep 20, 2018*	-0-	-0-	-0-	-0-

	-0-	-0-	50,000	$2.47	Dec 20, 2018*	-0-	-0-	-0-	-0-

	-0-	-0-	50,000	$2.47	Dec 20, 2019*	-0-	-0-	-0-	-0-

* Estimates only. See note (6) below.

(1)

On November 25, 2011, Cameron Reynolds was granted an option to purchase 120,000 shares of common stock of VolitionRx under the Plan. See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the options granted under the Plan.

(2)

On November 25, 2011, Dr Micallef was granted an option to purchase 120,000 shares of common stock of VolitionRx under the Plan. This option has subsequently been assigned to Borlaug. On December 3, 2012, Borlaug was granted an option to purchase 50,000 shares of common stock of VolitionRx under the Plan See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the options granted under the Plan.

(3)

On November 25, 2011, Dr Eccleston was granted an option to purchase 120,000 shares of common stock of VolitionRx under the Plan. This option has subsequently been assigned to Oncolytika. On December 3, 2012, Oncolytika was granted an option to purchase 50,000 shares of common stock of VolitionRx under the Plan. See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the options granted under the Plan.

(4)

On November 25, 2011, Malcolm Lewin was granted an option to purchase 60,000 shares of common stock of VolitionRx under the Plan. See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the options granted under the Plan.

(5)

On November 25, 2011, Rodney Rootsaert was granted an option to purchase 60,000 shares of common stock of VolitionRx under the Plan. See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the options granted under the Plan.

(6)

On March 20, 2013, Jason Terrell was granted a warrant to purchase 200,000 shares of common stock of VolitionRx at an exercise price of $2.47 per share. See the footnotes to the section entitled “Summary Compensation Table” above for further discussion of each of the warrants granted to Mr. Terrell.

Long-Term Incentive Plans

As at December 31, 2013 and 2012, there were no arrangements or plans in which VolitionRx, Singapore Volition or its subsidiaries provided pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

As at December 31, 2013 and 2012, none of VolitionRx, Singapore Volition or its subsidiaries had a compensation committee of the Board of Directors. The Board of Directors as a whole determined executive compensation.

Compensation of Directors

The compensation paid to executive officers who were also directors for all services rendered in all capacities to VolitionRx, Singapore Volition and its subsidiaries for the fiscal year ended December 31, 2013 is set forth in the section entitled “Executive Compensation – Summary Compensation Table”. No executive officer is paid compensation for services as a director.

The following table sets forth the compensation paid to the directors who were not executive officers of VolitionRx for the fiscal year ended December 31, 2013. Unless otherwise specified, the term of each director is that as set forth under that section entitled “Directors and Executive Officers-- Term of Office.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guy Innes(2)	25,000	-0-	7,829	-0-	-0-	-0-	32,829
Dr. Martin Faulkes(3)	90,000	-0-	7,829	-0-	-0-	-0-	97,829
Dr. Satu Vainikka(4)	9,375	-0-	2,535	-0-	-0-	-0-	11,910
Dr. Alan Colman(5)	72,000	7,000	7,829	-0-	-0-	6,000	92,829

(1)

All Option Awards have been calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)

Guy Innes is currently a Director of VolitionRx and Singapore Volition. There are no employment agreements by and between Guy Innes and VolitionRx.

Guy Innes receives compensation in exchange for his services as a Director of Singapore Volition pursuant to that certain Letter of Appointment as Non-Executive Director with Guy Innes, or the Innes Letter of Appointment, entered into with Singapore Volition on September 23, 2010, pursuant to which Mr. Innes shall serve as a non-executive director commencing on August 18, 2010 and terminating upon written notice by either party, removal from office by resolution of the stockholders or upon his office as director being vacated. In exchange for his services, he shall receive $6,250 per calendar quarter following the admission of the shares of Singapore Volition to a recognized exchange, per the terms set forth in the letter. This amount became payable by VolitionRx upon completion of the Share Exchange Agreement which closed on October 6, 2011. The foregoing description of the Innes Letter of Appointment does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.09.

Additionally, on November 25, 2011, Guy Innes was granted an option to purchase 30,000 shares of common stock of VolitionRx under the Plan. See note 8 to the section entitled “Summary Compensation Table” above for further discussion of the options granted under the Plan.

(3)

Dr. Martin Faulkes is currently a Director of VolitionRx, Singapore Volition and Belgian Volition. There are no employment agreements by and between Dr. Martin Faulkes and VolitionRx or Belgian Volition.

Dr. Martin Faulkes receives compensation in exchange for his services as a Director of Singapore Volition pursuant to a Letter of Appointment as Executive Chairman with Dr. Martin Faulkes, or the Faulkes Letter of Appointment, entered into with Singapore Volition on July 13, 2011, pursuant to which Dr. Faulkes shall serve as executive chairman of the Board of Directors of Singapore Volition commencing on March 22, 2011 for a term of three (3) years and terminating upon written notice by either party, removal from office by resolution of the stockholders or upon his office as Executive Chairman being vacated. In exchange for his services, he shall receive an annual fee of $90,000 to commence following the admission of the shares of Singapore Volition to a recognized exchange and Singapore Volition being sufficiently funded in the opinion of the Board. If the Board believes that VolitionRx is not sufficiently funded, Dr. Faulkes shall receive $6,250 per calendar quarter until VolitionRx is sufficiently funded. This amount became payable by VolitionRx upon completion of the Share Exchange Agreement which closed on October 6, 2011.

On July 13, 2011, Singapore Volition entered into a Warrant Agreement with Dr. Faulkes to grant warrants to him to purchase up to 250,000 shares of Singapore Volition at an exercise price of $1.05 per share, per the terms set forth in the agreement. Pursuant to the terms of the Share Exchange Agreement which closed on October 6, 2011 the warrant of Singapore Volition became a warrant of VolitionRx. The warrants shall vest on July 13, 2011 and shall expire on July 13, 2016. As of the years ended December 31, 2013 and 2012, 0 and 0 of these warrants have been exercised, respectively. We have calculated the estimated fair market value of the warrants granted to Dr. Faulkes as $244,395 using the Black-Scholes Option Pricing model and the following assumptions: stock price at valuation, $1.00; expected term of five years, exercise price of $1.05, a risk free interest rate of 1.45%, a dividend yield of 0% and volatility of 190%. The foregoing description of the Faulkes Letter of Appointment does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.17.

Additionally, on November 25, 2011, Dr. Faulkes was granted an option to purchase 30,000 shares of common stock of VolitionRx under the Plan. See note 8 to the section entitled “Summary Compensation Table” above for further discussion of the options granted under the Plan.

(4)

Dr. Satu Vainikka is a former Director of VolitionRx, Belgian Volition and Singapore Volition. On April 1, 2011, she resigned from all positions with Belgian Volition, on October 7, 2011, she resigned from all positions with Singapore Volition, and on May 15, 2013, she resigned from all positions with VolitionRx. Dr. Satu Vainikka received no compensation in exchange for her services as a Director of VolitionRx or Belgian Volition. There are no employment agreements by and between Dr. Satu Vainikka and VolitionRx or Belgian Volition.

Dr. Satu Vainikka received compensation in exchange for her services as a Director of Singapore Volition pursuant to a Letter of Appointment as Non-Executive Director with Satu Vainikka, or the Vainikka Letter of Appointment, entered into with Singapore Volition on September 22, 2010, pursuant to which Dr. Vainikka shall serve as a non-executive director commencing on October 11, 2010 and terminating upon written notice by either party, removal from office by resolution of the stockholders or upon her office as director being vacated. In exchange for her services, she shall receive $6,250 per calendar quarter following the admission of the shares of Singapore Volition to a recognized exchange, per the terms set forth in the letter. The foregoing description of the Vainikka Letter of Appointment does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.08.

On November 25, 2011, Dr. Vainikka was granted an option to purchase 30,000 shares of common stock of VolitionRx under the Plan. See note 8 to the section entitled “Summary Compensation Table” above for further discussion of the options granted under the Plan.

(5)

Dr. Alan Colman is currently a Director of VolitionRx and Singapore Volition.

Dr. Alan Colman receives compensation in exchange for his services as a Director of Singapore Volition pursuant to that certain Letter of Appointment as Non-Executive Director with Dr. Alan Colman, or the Colman Letter of Appointment, entered into with Singapore Volition on May 25, 2011, pursuant to which Dr. Colman shall serve as a non-executive director of Singapore Volition commencing on April 1, 2011 and terminating upon written notice by either party, removal from office by resolution of the stockholders or upon his office as director being vacated. In exchange for his services, he shall receive $6,000 per month in cash or stock or a combination of both, at his sole discretion. This amount became payable by VolitionRx upon completion of the Share Exchange Agreement which closed on October 6, 2011

On April 1, 2011, Singapore Volition entered into a Warrant Agreement with Dr. Colman pursuant to which he received warrants to purchase up to 100,000 shares of Singapore Volition at an exercise price of $0.50 per share, per the terms set forth in the agreement. Pursuant to the terms of the Share Exchange Agreement which closed on October 6, 2011 the warrant of Singapore Volition became a warrant of VolitionRx. The warrants shall vest on April 1, 2011 and shall expire on April 1, 2016. As of the years ended December 31, 2013 and 2012, 0 and 0 of these warrants have been exercised, respectively. We have calculated the estimated fair market value of the warrants granted to Dr. Colman as $48,431 using the Black-Scholes Option Pricing model and the following assumptions: stock price at valuation, $0.50; expected term of five years, exercise price of $0.50, a risk free interest rate of 2.24%, a dividend yield of 0% and volatility of 190%. The foregoing description of the Colman Letter of Appointment does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.12.

Additionally, on November 25, 2011, Dr. Colman was granted an option to purchase 30,000 shares of common stock of VolitionRx under the Plan. See note 8 to the section entitled “Summary Compensation Table” above for further discussion of the options granted under the Plan.

Security Holders Recommendations to Board of Directors

Stockholders can direct communications to our Secretary, Rodney Rootsaert, at our executive offices. However, while we appreciate all comments from stockholders, we may not be able to individually respond to all communications. We attempt to address stockholder questions and concerns in our press releases and documents filed with the SEC so that all stockholders have access to information about us at the same time. Mr. Rootsaert collects and evaluates all stockholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 30, 2014, by VolitionRX directors, officers and 5% owners: (i) each of our and our subsidiaries’ directors; (ii) each of our and our subsidiaries’ named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares they own.

We have based percentage ownership of our common stock prior to this offering on 14,308,960 shares of common stock issued and outstanding, 778,096 shares issuable upon the exercise of options within 60 days, and 3,340,924 shares issuable upon the exercise of stock purchase warrants within 60 days as of September 30, 2014. Percentage ownership of our common stock after this offering is based on the sale of __________ shares of common stock by us in this offering.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Shares (#)	Percentage (%)	Shares (#)	Percentage (%)
Rodney Rootsaert (1) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	1,064,088	7.40%	1,064,088
Dr. Martin Faulkes (2) Eastwoods, The Chase Oxshott Surrey, UK KT22 0HR	1,379,101	9.42%	1,379,101
Guy Innes (3) Titsey Place Oxted, UK, RH8 0SD	1,464,534	9.99%	1,464,534
Cameron Reynolds (4) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	1,223,516	8.48%	1,223,516
Dr. Alan Colman (5) 156 Gibraltar Crescent Singapore 759588	196,937	1.36%	196,937
Dr. Jacob Micallef (6) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	289,746	2.00%	289,746
Dr. Mark Eccleston(7) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	274,318	1.89%	274,318
Jason Terrell (8) 500 Painted Horse Trl Burnet, TX 7861, USA	136,364	0.95%	136,364
Dr. Habib Skaff (9) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	41,723	0.29%	41,723
Mike O’Connell (10) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	0	0.00%	0
All Officers and Directors as a Group (10 Persons)	6,070,327	38.48%	6,070,327
Concord International, Inc. (11) 1 Scotts Road, #24-05 Shaw Centre Singapore 228208	1,004,088	7.02%	1,004,088
Cotterford Company Limited (12) Alma House, 7 Circular Road, Douglas Isle of Man, IM1 1AF United Kingdom	1,446,546	9.84%	1,446,546

(1)

Rodney Rootsaert is VolitionRx’s Secretary. Mr. Rootsaert is also the Administrative and Legal Officer of Singapore Volition and the Secretary and a Director of Belgian Volition. Mr. Rootsaert’s beneficial ownership includes 0 shares of common stock and 60,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011. Further, Rodney Rootsaert is a controlling director of Concord International, Inc. and has voting and dispositive control over the 1,004,088 shares of common stock beneficially owned by Concord International, Inc. Cameron Reynolds is a potential beneficiary.

(2)

Dr. Martin Faulkes is a Director of VolitionRx, Singapore Volition and Belgian Volition. Dr. Faulkes’ beneficial ownership includes: 1,041,067 shares of common stock; 250,000 shares issuable upon the exercise of stock purchase warrants, which vested on July 13, 2011; 30,000 shares issuable upon the exercise of stock purchase options, which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011; and 58,034 shares issuable upon the exercise of stock purchase warrants.

(3)

Guy Innes is a Director of VolitionRx and Singapore Volition. Mr. Innes’ beneficial ownership includes: 1,120,197 shares of common stock; 100,000 shares issuable upon the exercise of stock purchase warrants which vested on March 24, 2011; 30,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011; and 214,337 shares issuable upon the exercise of stock purchase warrants.

(4)

Cameron Reynolds is VolitionRx’s President, Chief Executive Officer and a member of the Board of Directors. Mr. Reynolds is also the Chief Executive Officer and a Director of Singapore Volition, the Managing Director of Belgian Volition, and Chief Executive Officer and a Director of HyperGenomics Pte Limited. Mr. Reynolds’ beneficial ownership includes: 1,102,344 shares of common stock; 120,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2-14 under the 2011 Equity Incentive Plan dated November 17, 2011; and 1,172 shares issuable upon the exercise of stock purchase warrants.

(5)

Dr. Alan Colman is a Director of VolitionRx and Singapore Volition. Dr. Colman’s beneficial ownership includes: 53,937 shares of common stock; 100,000 shares issuable upon the exercise of stock purchase warrants which vested on April 1, 2011; 30,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011; and 13,000 shares issuable upon the exercise of stock purchase warrants.

(6)

Dr. Jacob Micallef is a Director and the Chief Scientific Officer of Belgian Volition. Dr. Micallef’s beneficial ownership includes 86,166 shares of common stock and 10,000 shares issuable upon the exercise of stock purchase warrants. Further, Dr. Micallef is a controlling director of Borlaug Limited and has voting and dispositive control over 14,290 shares of common stock beneficially owned by Borlaug Limited, 9,290 shares issuable to Borlaug Limited upon the exercise of stock purchase warrants, and 170,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, December 13, 2012, May 25,2013, November 25, 2013,May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011.

(7)

Dr. Mark Eccleston is the Chief Scientific Officer of HyperGenomics Pte Limited. Dr. Eccleston’s beneficial ownership includes 66,000 shares of common stock and 15,000 shares issuable upon the exercise of stock purchase warrants. Further, Dr. Eccleston is a controlling director of Oncolytika Limited and has voting and dispositive control over 14,159 shares of common stock beneficially owned by Oncolytika Limited, 9,159 shares issuable to Oncolytika Limited upon the exercise of stock purchase warrants, and 170,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, December 13, 2012, May 25,2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011.

(8)

Jason Terrell is VolitionRx’s Chief Medical Officer and Head of US Operations. Jason Terrell’s beneficial ownership includes 86,364 shares of common stock and 50,000 shares issuable upon the exercise of stock purchase warrants which vested on March 20, 2013.

(9)

Dr. Habib Skaff is a Director of VolitionRx. Dr. Skaff’s beneficial ownership includes: 14,580 shares of common stock and 24,000 shares issuable upon the exercise of stock purchase options which vested on May 25, 2012, November 25, 2012, May 25, 2013, November 25, 2013, May 25, 2014 and November 25, 2014 under the 2011 Equity Incentive Plan dated November 17, 2011; and 3,143 shares issuable upon the exercise of stock purchase warrants.

(10)

Mike O’Connell is VolitionRx’s Chief Financial Officer and Treasurer. Mr. O’Connell’s beneficial ownership includes 0 shares of common stock and 0 shares issuable upon the exercise of stock purchase options.

(11)

Concord International, Inc.’s beneficial ownership includes 1,004,088 shares of common stock. Rodney Rootsaert is a controlling director of Concord International, Inc. and has voting and dispositive control over the 1,004,088 shares of common stock. Cameron Reynolds is a potential beneficiary.

(12)

Cotterford Company Limited’s beneficial ownership includes: 1,047,877 shares of common stock, 94,516 shares issuable upon the exercise of stock purchase warrants which vested on June 21, 2011; and 304,153 shares issuable upon the exercise of stock purchase warrants. Jack Murphy holds investment and voting control over the shares of common stock beneficially owned by Cotterford Company Limited.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial numbers of our shares of common stock in the public market, or the perception that substantial sales could occur, may adversely affect the market prices of our shares prevailing from time to time and could impair our ability to raise capital through sales of our equity securities in the future. Upon consummation of this offering __________ shares of our common stock will be outstanding (or __________ shares if the underwriters’ exercise their overallotment option in full). Of those shares, a total of approximately __________ shares, comprised of __________ currently outstanding shares and the __________ shares to be sold in this offering (or __________ shares if the underwriters’ exercise their overallotment option in full), will be freely tradable without restriction under the Securities Act beginning immediately beginning on the date of this prospectus. Of the remaining shares of our common stock, a total of __________ shares, including the shares owned by our directors and executive officers, will be subject to certain volume and manner of sale restrictions, described below, imposed by Rule 144 under the Securities Act. In addition, the __________ shares owned by our directors and officers also will be subject to the lock-up agreements described below which, subject to certain limited exceptions, prohibits them from selling any of their shares during the 180 days commencing on the date of this prospectus, referred to as the Lock-up Period.

However, as a result of those lock-up agreements, the perception may arise that sales in the public market of substantial numbers of the shares owned by our directors and officers will occur once the 180 day Lock-up Period expires. This perception also may adversely affect the prevailing market prices of our shares and our ability to raise equity capital in the future.

Upon the closing of this offering, __________ shares of our common stock will be outstanding (or __________ shares if the underwriters’ exercise their purchase option in full). Of the shares of our common stock to be outstanding immediately after the closing of this offering, a total of approximately __________ shares will be freely tradable without restriction under the Securities Act, comprised of __________ of our currently outstanding shares and the __________ shares to be sold in this offering (or __________ shares if the underwriters’ exercise their purchase option in full). Of the remaining __________ shares of our common stock, __________ shares will be “restricted securities” within the meaning of, and __________ owned by our affiliates will be subject to certain volume and other restrictions, under Rule 144.

The following table illustrates the above:

Dates Shares become Available for Sale	Shares Eligible for Sale

Shares saleable on date of this prospectus:
Currently outstanding shares not subject to resale restrictions

Currently outstanding shares saleable under Rule 144 and not subject to lock-up agreements

Shares saleable on expiration of 180 day Lock-up Period:
Shares released from lock-up and eligible for sale under Rule 144

Other Shares that have become saleable under Rule 144

Lock-up Agreements

In connection with this offering, each of our executive officers and directors has entered into a lock-up agreement with the underwriters for this offering that restricts the sale of shares of our common stock by them during the 180 day Lock-up Period that commences on the date of this prospectus. National Securities Corporation, on behalf of the underwriters, may, in its sole discretion and without notice, choose to release any or all of the shares of our common stock subject to these lock-up agreements at any time prior to the expiration of that 180 day Lock-up Period. For additional information, see the section in this prospectus entitled “Underwriting.”

Rule 144

Pursuant to Rule 144, a stockholder who purchased shares of our common stock subject to the resale restrictions of Rule 144 will be entitled to sell those of such shares which he or she had fully paid for and owned for at least six months, provided that the stockholder is not, and during the preceding three months had not been, one of our affiliates. For purposes of Rule 144, an “affiliate” includes our directors and executive officers and any other person who may own beneficially 10% or more of our outstanding shares of common stock.

Under Rule 144, a person who is one of our affiliates, or was one of our affiliates at any time during the three months preceding a sale by the affiliate of any of his or her shares of common stock and has beneficially owned those shares for at least six months, will be entitled (subject to any lock-up restrictions in effect at that time) to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•

One percent of the number of shares of our common stock outstanding at the time of the sale, which will equal approximately _________ shares following this offering; and

•

The average weekly trading volume in our common stock on the NYSE MKT during the four calendar weeks preceding the date a Notice of Proposed Sale of Securities Pursuant to Rule 144 is filed with the SEC with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner of sale requirements and to a requirement that information about us is available on a current basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(1)

On August 6, 2010, Singapore Volition entered into an agreement with PB Commodities Pte Limited (the “PB Commodities Agreement”). At the time of the PB Commodities Agreement, Laith Reynolds (former Director of Singapore Volition), Cameron Reynolds (current President, CEO and a Director of VolitionRx Limited) and Rodney Rootsaert (current Secretary of VolitionRx Limited) were serving as Directors of PB Commodities. Subsequently, Mr. Cameron Reynolds resigned as a Director of PB Commodities on May 1, 2011 and Mr. Rootsaert resigned on September 20, 2011. PB Commodities does not operate for profit. The PB Commodities Agreement provides office space, office support staff, and consultancy services to Singapore Volition for the structuring, management, fundraising and development and implementation of its business plan. In exchange, Singapore Volition paid an initial set up fee to PB Commodities of $11,250. Additionally, Singapore Volition shall pay $6,270 per month (increased from $5,700 per month on April 1, 2014) for office space and staff services as well as pay consultancy fees each month to PB Commodities for the services of Cameron Reynolds ($8,800 (increased from $8,000 on April 1, 2014)) and Rodney Rootsaert ($6,600 (increased from $6,000 on April 1, 2014). Singapore Volition is also required to pay for all reasonable expenses incurred. The term of the PB Commodities Agreement is twelve months, commencing on September 1, 2010, with automatic extensions of twelve months and a three month notice required for termination of the PB Commodities Agreement. For the fiscal years ended December 31, 2013 and December 31, 2012, Singapore Volition paid approximately $300,000 and $300,000, respectively, to PB Commodities. The foregoing description of the PB Commodities Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.05.

(2)

On September 22, 2010, Singapore Volition entered into a Share Purchase Agreement, or the Share Purchase Agreement, with Valirx, pursuant to which Singapore Volition purchased all shares held by Valirx in ValiBio. In exchange for the ValiBio shares, Singapore Volition paid $400,000 to Valirx in four equal payments (paid on October 8, 2010; January 19, 2011; April 14, 2011 and July 11, 2011, respectively) and stock with a value of $600,000 of Singapore Volition or a newly listed entity with the price per share to be determined by: a) the 30 day average closing middle market price immediately prior to the issuance of shares, if Singapore Volition or a newly listed entity following the merger or reverse takeover of Singapore Volition; or b) the average subscription price at which Singapore Volition has raised capital during the period of the Agreement, if Singapore Volition is not listed within 350 days of the Share Purchase Agreement; or c) the mutual consent of the parties in writing prior to the issuance. The price per share will be determined by whichever of the above occurs first. The foregoing description of the Share Purchase Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 2.01.

On September 22, 2010, Singapore Volition entered into a Deed of Novation, or the Deed of Novation, by and among Valirx, ValiBio and Chroma, pursuant to which the parties agreed that Valirx’s rights, obligations and liabilities under a Patent License Agreement by and between Valirx and Chroma dated October 3, 2007 shall be novated to Singapore Volition. As consideration, Singapore Volition shall pay directly to Chroma 5% of each payment due to Valirx pursuant to that certain Share Purchase Agreement dated September 22, 2010, per the terms of the Deed of Novation. During the years ended December 31, 2013 and December 31, 2012, Singapore Volition paid $0 and $0, respectively, to Chroma per the terms of that certain Deed of Novation. The foregoing description of the Deed of Novation does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 10.07.

On June 9, 2011, Singapore Volition and Valirx entered into a Supplementary Agreement to the Share Purchase Agreement between the parties dated September 22, 2010, or the Supplemental Agreement, pursuant to which Valirx shall transfer ownership of the Valirx patent application for the “Method for Detecting the Presence of a Gynecological Growth” to Singapore Volition. As consideration, Singapore Volition shall issue additional shares of its common stock or that of a newly listed entity to Valirx with a value of $510,000. This issuance shall be made in addition to the issuance to be made to Valirx pursuant to that certain Share Purchase Agreement dated September 22, 2010 and the price per share of the new issuance shall be determined by the terms of that Share Purchase Agreement. The foregoing description of the Supplement Agreement does not purport to summarize all terms and conditions thereof and is qualified in its entirety by reference to Exhibit 2.02.

During the year ended December 31, 2012, the Company issued 510,811 shares of common stock to Valirx and 14,189 shares of common stock to Chroma (both issuances were made on December 6, 2011) at a price of approximately $2.11 per share, as settlement of the $510,000 and the $600,000 pursuant to that certain Share Purchase Agreement, Supplemental Agreement and the Deed of Novation. During the year ended December 31, 2013, the Company did not issue any shares to Valirx or to Chroma.

(3)

On August 10, 2011, Singapore Volition entered into a service agreement, or the Service Agreement, with Volition Research Limited, or Research, a 100% subsidiary of The Dill Faulkes Educational Trust, or DFET. DFET is a company limited by guarantee (with no share capital or stockholders) and a registered UK charity (Charity No. 1070864) established to give back to the community. Since its inception in 1998, DFET has donated approximately $25 million to initiate and support a number of major charitable projects, bursaries and scholarships approved by the DFET Trustees, including The Faulkes Telescope Project, Church Bell Projects and various educational programs. Neither Research nor DFET provide any services to companies other than Singapore Volition, its subsidiaries and affiliates. Dr. Martin Faulkes (current Director of VolitionRx Limited) is the benefactor of DFET and currently serves as director and chairman of DFET and as a director of Research. Mr. Cameron Reynolds (current President, CEO and a Director of VolitionRx Limited) currently serves as director of Research but is not now, and never has been, involved with DFET in any other capacity. Messrs. Faulkes and Reynolds do not have any ownership, control or other material relationship, directly or indirectly, with Research or DFET. Further, neither Dr. Faulkes nor Mr. Reynolds receives any compensation, directly or indirectly, from Research or DFET pursuant to the Service Agreement, in exchange for their directorships to Research or DFET, or otherwise. The Service Agreement provides for Research to perform services for Singapore Volition for a period of five years for $21,000 per year for an aggregate of $105,000. Such services require Research to liaison with various medical institutions to promote and raise the profile of Singapore Volition through charitable donations, build and develop long-term relationships between UK and International cancer charities and Singapore Volition, and lobby government, health organization and other policy makers on behalf of Singapore Volition and promote the socially responsible ethos of Singapore Volition to ensure Singapore Volition focuses on its corporate social responsibilities to the community. Research does not operate for profit and does not pay any salary or other compensation to anyone, directly or indirectly, to perform the services. Dr. Martin Faulkes performs the services on behalf of Research, however as stated above, he does not receive any compensation in exchange. As of July 31, 2013, it was agreed that services had been performed to the full value anticipated under the Service Agreement, and therefore the Service Agreement was terminated as of that date. Consequently during the years ended December 31, 2013 and December 31, 2012, Singapore Volition incurred a total of $75,250 and $21,000 to Research, respectively, for its services.

On August 11, 2011, the parties entered into a Settlement Agreement of the Service Agreement, or the Settlement Agreement, agreeing to convert the $105,000 fees due to Research under the Service Agreement to 350,000 shares ($0.30/share) of common stock in Singapore Volition. During the year ended December 31, 2012, Singapore Volition issued 350,000 shares to Research (issued on September 8, 2011). The value of the shares acquired were reassessed in accordance with United States GAAP related party rules, which has resulted in an increase in their value to $1.00 per share and a corresponding increase in the value attributed to the services for the purposes of the accounts to $350,000, or $70,000 per year. As a result of the termination of the Service Agreement described above, Singapore Volition incurred a charge of $250,833 for the year ended December 31, 2013, in respect of the value attributed to the services. During the year ended December 31, 2013, Singapore Volition did not issue any shares to Research. Pursuant to the terms of the Share Exchange Agreement which closed on October 6, 2011, the shares of Singapore Volition were exchanged for shares of VolitionRx. The foregoing descriptions of the Service Agreement and Settlement Agreement do not purport to summarize all terms and conditions thereof and are qualified in their entirety by reference to Exhibits 10.23 and 10.24, respectively.

(4)

As part of the engagement letters with each of our directors, certain indemnification provisions may require us, among other things, to indemnify our directors and executive officers for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers.

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

•

Disclosing such transactions in reports where required;

•

Disclosing in any and all filings with the SEC, where required;

•

Obtaining disinterested directors consent; and

•

Obtaining stockholder consent where required.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in the NYSE MKT Company Guide §803(A)(2). The OTCQB on which shares of common stock are quoted does not have any director independence requirements. The NYSE MKT definition of “Independent Director” means a person other than an executive officer or employee of the company. No director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the NYSE MKT Company Guide provides a non-exclusive list of persons who may not be considered independent.

According to the NYSE MKT definition, Cameron Reynolds and Dr. Martin Faulkes are not independent directors because they are also executive officers of the Company. Dr. Habib Skaff, Guy Innes, and Dr. Alan Colman are considered to be independent directors.

Review, Approval or Ratification of Transactions with Related Persons

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

TAXATION

The following is a discussion of the material U.S. federal income tax consequences of an investment in our common stock based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our common stock, such as the tax consequences under foreign, state, local and other tax laws. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, the views expressed in the discussion may not be accepted by the tax authorities in question or by a court. The discussion is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations.

Holders of our common stock should consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of our common stock, including, in particular, the effect of any foreign, state or local taxes.

United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax considerations applicable to an investment in our common stock by a U.S. holder, as defined below, who will hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address the tax consequences to any particular holder nor any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, individual retirement and other tax-deferred accounts, regulated investment companies, individuals who are former U.S. citizens or former long-term U.S. residents, dealers in securities or currencies, tax-exempt entities, persons subject to the alternative minimum tax, persons who hold our common stock as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, persons who have a functional currency other than the U.S. dollar, persons who acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or persons who are not U.S. holders.

In addition, this discussion does not address any state, local or non-U.S. tax considerations. Each U.S. holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. income tax and other tax considerations of an investment in our common stock.

In this section, a “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•

an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has an election in effect under applicable income tax regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold our common stock should consult their tax advisors.

You are urged to consult your own tax advisor with respect to the U.S. federal, as well as state, local and non-U.S., tax consequences to you of acquiring, owning and disposing of our common stock in light of your particular circumstances, including the possible effects of changes in U.S. federal and other tax laws.

Dividends

As described above, we have never paid any distributions on our common stock, and we do not anticipate paying any distributions on our common stock in the foreseeable future. If we were to pay any distributions on our common stock, such distributions generally would be taxable to a U.S. Holder as ordinary income. A preferential rate may apply to dividend income paid to U.S. Holders who are individuals (or certain trusts and estates) if certain requirements are met.

Distributions, if any, in excess of our current or accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of a U.S. Holder’s adjusted basis in its common stock and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received.

Sale or Exchange of Common Stock

A U.S. holder generally will, for U.S. federal income tax purposes, recognize capital gain or loss on a sale, exchange or other disposition of our common stock equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in the common stock. Any gain or loss recognized on a sale, exchange or other disposition of common stock will generally be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Generally, for U.S. holders who are individuals (as well as certain trusts and estates), long-term capital gains are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts must pay a 3.8% tax on their “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of our common stock. A U.S. Holder who is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Backup Withholding Tax and Information Reporting Requirements

Dividend payments with respect to our common stock and proceeds from the sale, exchange or redemption of our common stock may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. U.S. holders are urged to contact their own tax advisors as to their qualification for an exemption from backup withholding tax and the procedure for obtaining this exemption.

Foreign Asset Reporting

Certain U.S. holders who are individuals are required to report information relating to an interest in our common stock, subject to certain exceptions (including an exception for common stock held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our common stock.

The discussion above is not intended to constitute a complete analysis of all tax considerations applicable to an investment in our common stock. You should consult with your own tax advisor concerning the tax consequences to you in your particular situation.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms and conditions of the underwriting agreement, the number of shares of common stock listed opposite their respective name below. The underwriters are committed to purchase and pay for all of the shares, if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if the underwriters default, this offering of our shares of common stock may be terminated.

Underwriter	Number of Shares
National Securities Corporation
Lake Street Capital Markets, LLC
The Benchmark Company, LLC

Total

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to initially offer the shares to the public at the public offering price set forth on the cover of this prospectus. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $__________ per share. After the initial offering of the shares, the underwriters may from time to time vary the offering prices and other selling terms.

Over-allotment Option to Purchase Additional Shares

We have granted to National Securities Corporation an option to purchase up to an additional __________ shares from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. National Securities Corporation may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any, including as described below.

Discounts and Commissions

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us. These amounts are shown assuming both with no exercise and with full exercise of the over-allotment option. We estimate the total expenses payable by us for this offering to be up to approximately $__________ which amount includes (i) the underwriting discount of $__________ ($__________ if the underwriter’s over-allotment option is exercised in full, (ii) reimbursement of the accountable expenses of the underwriter equal to $125,000 ($50,000 of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (iii) other estimated company expenses of approximately $__________, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. Any advanced payments to the underwriters will be refundable to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C). In no event will the aggregated expenses reimbursed to the underwriters exceed $125,000. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount was determined through arms’ length negotiations between us and the underwriters.

		Per Share		Total with no Over- Allotment		Total with Over- Allotment
Public offering price	$		$		$
Underwriting discount to be paid to the underwriter by us	$		$		$
Proceeds, before expenses, to us	$		$		$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $__________. This includes $125,000 of fees and expenses of the underwriters. These expenses are payable by us.

Market for Shares

We have applied to have our shares of common stock listed on the NYSE MKT under the symbol “VNRX”. No assurance can be given that such application will be approved. In the event the application is not approved, we will not complete this offering.

Indemnification and Contribution

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

Our directors and executive officers have agreed to certain restrictions on their ability to sell additional shares of common stock for a period of 180 days after the date of this prospectus. They have agreed not to offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares or common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of National Securities Corporation. The agreement provides exceptions for (i) bona fide gifts or transfers by will or intestacy, (ii) transfers to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, (iii) transfers to limited partners or stockholders of the stockholder and (iv) transfers to a charity or educational institution.

Stabilization

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the shares for their own account by selling more shares than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the shares by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares to the extent that it discourages resale of the shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters (and selling group members) may also engage in passive market making transactions in the shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters participating in this offering and the underwriters may distribute prospectuses electronically. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus, or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Under our certificate of incorporation, as amended, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of January 7, 2015, we had 14,691,332 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

OTCQB

Our common stock is traded on the OTCQB under the symbol “VNRX.” On January 7, 2015, the last reported sale price of our common stock was $4.74 per share.

Preferred Stock

Under the terms of our certificate of incorporation, as amended, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances.

Anti-Takeover Provisions under Delaware law and our Delaware Certificate of Incorporation and Bylaws

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any securities market or exchange our securities may be listed or traded on. We may utilize these additional shares for a variety of corporate purposes including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

We refer you to our certificate of incorporation, any amendments thereto, bylaws, and the applicable provisions of the Delaware General Corporations Law for a more complete description of the rights and liabilities of holders of our securities.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended, and our amended and restated bylaws limit the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current and former directors and certain of our officers and key employees and expect to enter into a similar agreement with any new directors, officers or key employees.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Duane Morris LLP, Philadelphia, Pennsylvania.

EXPERTS

Sadler, Gibb & Associates, LLC, our independent registered public accountant, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Sadler, Gibb & Associates, LLC has presented its report with respect to our audited financial statements.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. We also make available free of charge our annual, quarterly and current reports, and other information upon request. To request such materials, please contact Mr. Rodney Rootsaert, our Corporate Secretary at c/o Corporate Secretary, VolitionRx Limited, 1 Scotts Road, #24-05 Shaw Centre, Singapore, 228208, by email at notice@volitionrx.com, or by facsimile at +32 8172 5651 These reports are also available free of charge through the Investors section on our website at www.volitionrx.com as soon as practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission

INDEX TO FINANCIAL STATEMENTS

VOLITIONRX LIMITED

Consolidated Financial Statements

Index

Financial Statements for the Fiscal Years Ended December 31, 2013 and December 31, 2012	F-2

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012	F-3

Consolidated Statement of Operations and Comprehensive Loss for the Fiscal Years Ended December 31, 2013 and December 31, 2012, and for the Period from August 5, 2010 (Date of Inception) to December 31, 2013

F-4

Consolidated Statement of Cash Flows for the Fiscal Years Ended December 31, 2013 and December 31, 2012, and for the Period from August 5, 2010 (Date of Inception) to December 31, 2013	F-5

Consolidated Statement of Stockholders’ Equity as of December 31, 2013	F-7

Notes to the Consolidated Financial Statements for the fiscal year ended December 31, 2013	F-9

Financial Statements for the Nine Months Ended September 30, 2014 and 2013	F-20

Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013	F-20

Consolidated Statement of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2014 and 2013 (unaudited)	F-21

Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2014 and 2013 (unaudited)	F-22

Notes to the Consolidated Financial Statements for the Nine Months Ended September 30, 2014 (unaudited)	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VolitionRx Limited.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of VolitionRx Limited as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended and for the period from inception on August 5, 2010, through December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VolitionRx Limited as of December 31, 2013 and 2012, and the results of their operations and cash flows for the years then ended and for the period from inception on August 5, 2010, through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had accumulated losses of $11,295,922 and negative cash flows from operations as of December 31, 2013, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 27, 2014

VOLITIONRX LIMITED

(A Development Stage Company)

Consolidated Balance Sheets

(Expressed in US dollars)

	December 31, 2013 $	December 31, 2012 $

ASSETS

Cash	888,704	376,421
Prepaid expenses – related party	-	250,833
Prepaid expenses	82,135	28,520
Other current assets	34,612	39,368

Total Current Assets	1,005,451	695,142

Property and equipment, net	63,265	91,386
Intangible assets, net	1,002,043	1,430,238

Total Assets	2,070,759	2,216,766

LIABILITIES

Accounts payable and accrued liabilities	518,086	481,395
Management and directors’ fees payable	222,294	213,515
Note payable – related party	-	52,860
Deferred grant income	216,894	-

Total Current Liabilities	957,274	747,770

Grant repayable	432,811	635,201

Total Liabilities	1,390,085	1,382,971

STOCKHOLDERS’ EQUITY

Preferred Stock
Authorized: 1,000,000 shares, at $0.001 par value Issued and outstanding: Nil shares and Nil respectively	-	-
Common Stock
Authorized: 100,000,000 shares, at $0.001 par value
Issued and outstanding: 11,679,757 shares and 10,191,562 respectively	11,680	10,192
Additional paid-in capital	12,024,711	8,443,512
Accumulated other comprehensive loss	(59,795)	(34,276)
Deficit accumulated during the development stage	(11,295,922)	(7,585,633)

Total Stockholders’ Equity	680,674	833,795

Total Liabilities and Stockholders’ Equity	2,070,759	2,216,766

(The accompanying notes are an integral part of these consolidated financial statements)

VOLITIONRX LIMITED

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in US dollars)

	For the year ended December 31, 2013 $	For the year ended December 31, 2012 $	For the period from August 5, 2010 (Date of Inception) to December 31, 2013 $

Revenue	-	54,968	54,968

Expenses

General and administrative	434,006	448,037	1,149,228
Professional fees	621,722	250,466	1,636,554
Salaries and office administrative fees	666,419	666,373	2,110,594
Research and development	2,503,765	2,773,142	6,970,137
Impairment of patents	350,000	-	350,000

Total Operating Expenses	4,575,912	4,138,018	12,216,513

Net Operating Loss	(4,575,912)	(4,083,050)	(12,161,545)

Other Income – Grants received	865,623	-	865,623
Provision for income taxes	-	-	-
Net Loss	(3,710,289)	(4,083,050)	(11,295,922)

Other Comprehensive Loss

Foreign currency translation adjustments	(25,519)	(38,914)	(59,795)
Total Other Comprehensive Loss	(25,519)	(38,914)	(59,795)

Net Comprehensive Loss	(3,735,808)	(4,121,964)	(11,355,717)

Net Loss per Share – Basic and Diluted	(0.34)	(0.44)

Weighted Average Shares Outstanding – Basic and Diluted	10,832,369	9,359,934

 (The accompanying notes are an integral part of these consolidated financial statements)

VOLITIONRX LIMITED

(A Development Stage Company)

Consolidated Statements of Cash Flows

(Expressed in US dollars)

	For the year ended December 31,2013	For the year ended December 31, 2012	For the period from August 5, 2010 (Date of Inception) to December 31, 2013
	$	$	$

Operating Activities

Net loss	(3,710,289)	(4,083,050)	(11,295,922)

Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	146,396	135,743	421,858
Impairment of intangible asset	350,000	–	350,000
Stock based compensation	282,012	858,413	1,547,461
Common stock and warrants issued to settle liabilities
for services	472,425	432,013	1,702,080
Amortization of stock issued in advance of services	250,833	70,000	350,000
Non-operating income – grants received	(865,623)	–	–

Changes in operating assets and liabilities:
Prepaid expenses	(50,621)	(25,549)	(76,170)
Other current assets	5,964	(7,807)	(717)
Accounts payable and accrued liabilities	34,697	305,655	637,406

Net Cash Used In Operating Activities	(3,084,206)	(2,314,582)	(7,229,627)

Investing Activities

Purchases of property and equipment	(714)	(90,685)	(126,264)

Net Cash Used in Investing Activities	(714)	(90,685)	(126,264)

Financing Activities

Proceeds from issuance of shares of common stock	2,828,250	2,576,375	7,267,854
Grants received	819,575	–	1,495,921
Proceeds from note payable	–	–	59,942
Repayment of notes payable	(54,396)	(102,560)	(546,393)
Cash acquired through reverse merger	–	–	100

Net Cash Provided By Financing Activities	3,593,429	2,473,815	8,277,424

Effect of foreign exchange on cash	3,774	(40,019)	(32,829)

Increase in Cash	512,283	28,529	888,704

Cash – Beginning of Period	376,421	347,892	–

Cash – End of Period	888,704	376,421	888,704

(The accompanying notes are an integral part of these consolidated financial statements)

Supplemental Disclosures of Cash Flow Information

Interest paid	–	–	–
Income tax paid	–	–	–

Non Cash Financing Activities::

Acquisition of subsidiary for debt	–	–	1,000,000
Common stock issued for debt	–	–	1,169,943

(The accompanying notes are an integral part of these consolidated financial statements)

VOLITIONRX LIMITED

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity

Period from August 5, 2010 (Date of inception) to December 31, 2013

(Expressed in US dollars)

	Common Stock		Additional Paid-in Capital ($)	Share Subscriptions Received ($)	Other Comprehensive Income/(Loss) ($)	Deficit Accumulated During the Development Stage ($)	Total ($)
	Shares	Amount ($)
Balance, August 5, 2010 (Date of inception)	-	-	-	-	-	-	-
Issuance of founders’ shares	1	-	-	-	-	-	-
Common stock issued for cash	2,333,720	2,334	1,787,104	-	-	-	1,789,438
Common stock issued for services	4,105,045	4,105	793,537	-	-	-	797,642
Common stock issued in advance of services	350,000	350	349,650	-	-	-	350,000
Recapitalization pursuant to reverse merger	1,212,000	1,212	(2,162)	-	-	-	(950)
Stock issued to settle debt	644,886	645	1,169,298	-	-	-	1,169,943
Relative fair value of warrants attached to common stock issued	-	-	73,791	-	-	-	73,791
Employee stock options granted for services	-	-	16,507	-	-	-	16,507
Warrants granted for services	-	-	390,529	-	-	-	390,529
Other comprehensive income	-	-	-	-	4,638	-	4,638
Net loss for the year	-	-	-	-	-	(3,502,583)	(3,502,583)
Balance, December 31, 2011	8,645,652	8,646	4,578,254	-	4,638	(3,502,583)	1,088,955

Common stock issued for cash	1,427,604	1,428	2,574,947	-	-	-	2,576,375
Common stock issued for services	118,306	118	206,910	-	-	-	207,028
Employee stock options granted for services	-	-	858,413	-	-	-	858,413
Warrants granted for services	-	-	224,988	-	-	-	224,988
Other comprehensive loss	-	-	-	-	(38,914)	-	(38,914)
Net loss for the year	-	-	-	-	-	(4,083,050)	(4,083,050)
Balance, December 31, 2012	10,191,562	10,192	8,443,512	-	(34,276)	(7,585,633)	833,795

(The accompanying notes are an integral part of these consolidated financial statements)

VOLITIONRX LIMITED

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Continued)

Period from August 5, 2010 (Date of inception) to December 31, 2013

(Expressed in US dollars)

	Common Stock		Additional Paid-in Capital ($)	Share Subscriptions Received ($)	Other Comprehensive Income/(Loss) ($)	Deficit Accumulated During the Development Stage ($)	Total ($)
	Shares	Amount ($)
Balance, December 31, 2012	10,191,562	10,192	8,443,512	-	(34,276)	(7,585,633)	833,795
Common stock issued for cash	1,432,712	1,433	2,826,817	-	-	-	2,828,250
Common stock issued for debt	40,483	40	84,967	-	-	-	85,007
Common stock issued for services	15,000	15	30,735	-	-	-	30,750
Employee stock options granted for services	-	-	282,012	-	-	-	282,012
Warrants granted for services	-	-	356,668	-	-	-	356,668
Other comprehensive loss	-	-	-	-	(25,519)	-	(25,519)
Net loss for the year	-	-	-	-	-	(3,710,289)	(3,710,289)
Balance, December 31, 2013	11,679,757	11,680	12,024,711	-	(59,795)	(11,295,922)	680,674

(The accompanying notes are an integral part of these consolidated financial statements)

Note 1 – Nature of Operations and Continuance of Business

The Company was incorporated under the laws of the State of Delaware on September 24, 1998. On September 22, 2011, the Company filed a Certificate for Renewal and Revival of Charter with Secretary of State of Delaware. Pursuant to Section 312(1) of the Delaware General Corporation Law, the Company was revived under the new name of “VolitionRx Limited”. The name change to VolitionRx Limited was approved by FINRA on October 7, 2011 and became effective on October 11, 2011.

On October 6, 2011, the Company entered into a share exchange agreement with Singapore Volition Pte Ltd., a Singapore corporation, and the stockholders of Singapore Volition, which was incorporated on August 5, 2010. Pursuant to the terms of the share exchange agreement, the former stockholders of Singapore Volition Pte Ltd. held 85% of the issued and outstanding shares of the Company’s common stock. The issuance was deemed to be a reverse acquisition for accounting purposes. Singapore Volition Pte Ltd., the acquired entity, is regarded as the predecessor entity as of October 6, 2011. The number of shares outstanding and per share amounts has been restated to recognize the recapitalization. All comparative financial data in these financial statements is that of Singapore Volition Pte Ltd.

The Company’s principal business objective through its subsidiaries is to develop and bring to market a cancer detection blood test. The Company is a development stage company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (”ASC”) 915, “Development Stage Entities.” The Company has one wholly-owned subsidiary, Singapore Volition Pte Ltd., which it acquired through a share exchange entered into on October 6, 2011. Singapore Volition Pte Ltd. has two wholly owned subsidiaries, Belgian Volition SA, which it acquired as of September 22, 2010, and HyperGenomics Pte Ltd., which it formed as of March 7, 2011. Following the acquisition of Singapore Volition Pte Ltd. the Company’s fiscal year end was changed from August 31 to December 31. The financial statements are prepared on a consolidated basis.

Note 2 – Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses since inception of $11,295,922, has negative cash flows from operations, and currently has very limited revenues, which creates substantial doubt about its ability to continue as a going concern.

The future of the Company as an operating business will depend on its ability to obtain sufficient capital contributions and/or financing as may be required to sustain its operations. Management's plan to address this need includes, (a) continued exercise of tight cost controls to conserve cash, (b) receiving additional grant funds, and (c) obtaining additional financing through debt or equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company’s fiscal year end is December 31.

Note 3 – Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Reclassification of Financial Statement Accounts

Certain reclassifications have been made to prior periods’ data to conform to the current year’s presentation. These reclassifications had no effect on reported income or losses or working capital ratios.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2013 include the accounts of the Company and its wholly-owned subsidiaries, Singapore Volition Pte Ltd., Belgian Volition SA, and HyperGenomics Pte. Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2013 and December 31, 2012, the Company had $888,704 and $376,421, respectively in cash and cash equivalents.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. As of December 31, 2013, 529,069 dilutive warrants and 1,381,789 potentially dilutive warrants and options were excluded from the Diluted EPS calculation as their effect is anti dilutive.

Foreign Currency Translation

The Company’s functional currency is the Euro and its reporting currency is the United States dollar. Management has adopted ASC 830-20, “Foreign Currency Matters – Foreign Currency Transactions”. All assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. For revenues and expenses, the weighted average exchange rate for the period is used. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in other comprehensive loss.

Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Note 3 – Summary of Significant Accounting Policies (Continued)

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, accrued liabilities, notes payable, and amounts due to related parties. Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations. During the year ended December 31, 2013, the Company issued warrants for services at fair market value of $632,779, and options under the 2011 Equity Incentive Plan at fair market value of $115,626. The Company also issued shares of common stock for services at fair market value of $30,750.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740 “Accounting for Income Taxes” as of its inception. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in this financial statement because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Comprehensive Loss

ASC 220, Comprehensive Loss, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2013, the Company had $59,795 of accumulated other comprehensive loss relating to foreign currency translation.

Property and Equipment

Property and equipment is stated at cost and is amortized on a straight-line basis, at the following rates:

Computer Hardware	3 years
Laboratory Equipment	5 years
Office Furniture and Equipment	5 years
Intangible Assets	13 years and 20 years

Revenue Recognition

The Company recognizes revenue when all of the following have occurred (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable and (iv) the ability to collect is reasonably assured. The Company had no revenue during the year ended December 31, 2013. The Company recognized $54,968 during the year ended December 31, 2012 for services provided in the preparation of HyperGenomics® libraries.

Note 3 - Summary of Significant Accounting Policies (Continued)

Research and Development

The Company follows the policy of expensing its research and development costs in the period in which they are incurred in accordance with ASC 730. The Company incurred research and development expenses of $2,503,765 and $2,773,142 during the years ended December 31, 2013 and 2012, respectively.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. The Company recognized impairment losses of $350,000 in respect of intangible assets during the year ended December 31, 2013. No impairment losses were recognized during the year ended December 31, 2012.

Stock-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity-Based Payments to Non-Employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Grants received

The Company receives funding from public bodies for a proportion of the costs of specific projects. Funds are received in line with claims submitted for agreed expenditure. The Company recognizes grant income once claims submitted are approved and funds are received. General working capital funding received at the commencement of a project is treated as deferred income until it has been utilized for expenditure claimed. Funding received that is repayable is shown as a liability.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 4 – Property and Equipment

The Company’s property and equipment consist of the following amounts as of December 31, 2013 and 2012:

			December 31,
			2012
		Accumulated	Net Carrying
	Cost	Depreciation	Value
	$	$	$
Computer hardware	54,404	28,093	26,311
Laboratory equipment	63,866	13,430	50,436
Office furniture and equipment	18,500	3,861	14,639

	136,770	45,384	91,386

			December 31,
			2013
		Accumulated	Net Carrying
	Cost	Depreciation	Value
	$	$	$
Computer hardware	56,672	45,437	11,235
Laboratory equipment	67,272	26,636	40,635
Office furniture and equipment	19,271	7,877	11,395

	143,215	79,950	63,265

During the years ended December 31, 2013 and 2012, the Company recognized $31,517 and $23,688 in depreciation expense respectively.

Note 5 – Intangible Assets

The Company’s intangible assets consist of intellectual property, principally patents. The patents are being amortized over their remaining lives, which are 10 years and 17 years.

			December 31,
			2012
		Accumulated	Net Carrying
	Cost	Depreciation	Value
	$	$	$
Patents	1,666,346	236,108	1,430,238

	1,666,346	236,108	1,430,238

			December 31,
			2013
		Accumulated	Net Carrying
	Cost	Depreciation	Value
	$	$	$
Patents	1,314,559	312,516	1,002,043

	1,314,559	312,516	1,002,043

During the year ended December 31, 2013 and 2012, the Company recognized $114,879 and $112,056 in amortization expense respectively. During the year ended December 31, 2013 the Company also recognized impairment losses of $350,000. No impairment losses were recognized during the year ended December 31, 2012.

Note 5 – Intangible Assets (continued)

The Company amortizes the long-lived assets on a straight line basis with terms ranging from 13 to 20 years. The annual estimated amortization schedule over the next five years is as follows:

2014	$98,158
2015	$98,158
2016	$98,158
2017	$98,158
2018	$98,158

The Company periodically reviews its long lived assets to ensure that their carrying value does not exceed their fair market value. The Company carried out such a review in accordance with ASC 360 as of December 31, 2013. The result of this review confirmed that the fair value of the patents exceeded their carrying value as of December 31, 2013.

Note 6 – Related Party Transactions

The Company contracts with a related party to rent office space, hire office support staff, and receive various consultancy services. See Note 11 for obligations under the contract.

Note 7 – Amendment of Authorised Stock

As of September 19, 2013, the number of authorized shares of common stock was reduced from 200,000,000 shares to 100,000,000 shares at $0.001 par value, and the issuance of 1,000,000 shares of preferred stock at $0.001 par value was authorized.

Note 8 – Common Stock

On March 25, 2013, the Company issued 235,500 shares of common stock for a total of $471,000 in cash, and 9,292 shares of common stock to consultants and directors to settle liabilities for services valued at $18,583, at a price of $2.00 per share.

On May 1, 2013, the Company issued 208,000 shares of common stock for a total of $416,000 in cash.

On June 10, 2013, the Company issued 297,500 shares of common stock for a total of $534,500 at a price of $2.00 per share. The amount received was net of $60,500 fees and expenses to an agent. Remuneration to the agent also included 29,750 warrants, immediately exercisable for a period of five years at a price of $2.00 per share. The warrants were valued at $71,918, using the Black-Scholes Option Pricing model using the following assumptions: Five-year term, $2.43 stock price, $2.00 exercise price, 246% volatility, 1.13% risk free rate.

On August 7, 2013, the Company issued 225,000 shares of common stock for a total of $450,000 in cash at a price of $2.00 per share. Attached to these share issuances were 45,000 warrants, immediately exercisable for a period of three years at a price of $2.40 per share. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Three year term, $2.17 stock price, $2.40 exercise price, 244% volatility, 0.61% risk free rate. The Company has allocated $72,721 of the total $450,000 in proceeds to the value of the warrants.

During August 2013, the Company issued 12,448 shares of common stock to consultants and directors to settle liabilities for services valued at $28,000, at a price of $2.25 per share. The Company also issued 15,000 shares of common stock to consultants for services valued at $30,750, at a price of $2.05 per share, which represented fair market value at the date the services were agreed.

On November 25, 2013, the Company issued 437,320 shares of common stock for a total of $896,500 in cash, and 18,743 shares of common stock to consultants and directors to settle liabilities for services valued at $38,423, at a price of $2.05 per share. Attached to these share issuances were 456,063 warrants, immediately exercisable for a period of five years at $2.40 per share. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Five year term, $1.90 stock price, $2.40 exercise price, 241% volatility, 1.37% risk free rate. The Company has allocated $466,228 of the total $934,923 in proceeds to the value of the warrants.

Note 8 – Common Stock (Continued)

On December 31, 2013, the Company issued 29,392 shares of common stock for a total of $60,250 in cash at a price of $2.05 per share. Attached to these share issuances were 29,392 warrants, immediately exercisable for a period of five years at $2.40 per share. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Five year term, $2.48 stock price, $2.40 exercise price, 239% volatility, 1.75% risk free rate. The Company has allocated $30,019 of the total $60,250 in proceeds to the value of the warrants.

During the year ended December 31, 2012, the Company issued 1,427,604 shares of common stock for cash for a total of $2,576,371. Attached to share issuances of 582,510 shares for a total of $1,019,375 were 291,261 warrants. Each warrant is immediately exercisable for a period of four years at a price of $2.60 per share. The unit price was $1.75 for one share together with a warrant to purchase one share for every two shares subscribed. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Four-year term, $3.31 stock price, $2.60 exercise price, 132% volatility, 0.82% risk free rate. The Company has allocated $300,656 of the total $1,019,375 in proceeds to the value of the warrants.

Remuneration to an agent in respect of the foregoing share issuances totaled $52,484 in fees and expenses and 26,685 warrants. Each warrant is immediately exercisable for a period of three years at a price of $1.75 per share. The warrants were valued at $79,555, using the Black-Scholes Option Pricing model using the following assumptions: Three-year term, $3.45 stock price, $1.75 exercise price, 149% volatility, 0.36% risk free rate.

During the year ended December 31, 2012, the Company also issued 118,306 shares of common stock to consultants, employees and directors for services valued at $207,028. Attached to share issuances of 105,591 shares for services valued at $184,777 were 52,798 warrants. Each warrant is immediately exercisable for a period of four years at a price of $2.60 per share. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Four-year term, $3.31 stock price, $2.60 exercise price, 132% volatility, 0.82% risk free rate. The Company has allocated $54,499 of the total $184,777 value of services to the value of the warrants.

Note 9 – Warrants and Options

a)

Warrants

On March 20, 2013, the Company issued 200,000 warrants to a consultant for services at an exercise price of $2.47, expiring three years after vesting. 25,000 warrants vested immediately, and the vesting of the remaining 175,000 warrants is contingent upon the achievement of specific milestones. The 25,000 warrants that vested immediately were valued at $57,046 using the Black-Scholes Option Pricing model using the following assumptions: Three-year term, $2.35 stock price, $2.47 exercise price, 253% volatility, 0.38% risk free rate. The Company carried out a remeasurement of the valuation of the unvested warrants as at December 31, 2013, in accordance with ASC 505. The Company estimated that vesting of the unvested warrants will take place over the three years to December 31, 2016. The unvested warrants were remeasured at $417,625 using the Black-Scholes Option Pricing model using the following assumptions: Three-year term, $2.48 stock price, $2.47 exercise price, 239% volatility, 0.78% risk free rate. As of December 31, 2013, $198,560 of the $474,671 value of vested and unvested warrants has been expensed.

On June 10, 2013, the Company issued 29,750 warrants to an agent as part remuneration in respect of the issuance of 297,500 shares for net proceeds of $534,500. The Company has valued the warrants at $71,918. The warrants are exercisable immediately for five years at an exercise price of $2.00 per share.

On August 7, 2013, the Company issued 45,000 warrants attached to the issuance of 225,000 shares for cash totaling $450,000. The Company has allocated $72,721 of the proceeds to the value of the warrants. The warrants are exercisable immediately for three years at an exercise price of $2.40.

On November 25, 2013, the Company issued 456,063 warrants attached to the issuance of 437,320 shares for cash totaling $896,500, and the issuance of 18,743 shares to settle liabilities for services valued at $38,423. The Company has allocated $466,228 of the proceeds to the value of the warrants. The warrants are exercisable immediately for five years at an exercise price of $2.40.

Note 9 – Warrants and Options (continued)

On December 31, 2013, the Company issued 29,392 warrants attached to the issuance of 29,392 shares for cash totaling $60,250. The Company has allocated $30,019 of the proceeds to the value of the warrants. The warrants are exercisable immediately for five years at an exercise price of $2.40.

On December 31, 2013, the Company issued 35,000 warrants to a consultant for services at an exercise price of $2.40, exercisable immediately for five years. The warrants were valued at $86,190 using the Black-Scholes Option Pricing model using the following assumptions: Five year term, $2.48 stock price, $2.40 exercise price, 239% volatility, 1.75% risk free rate.

During the year ended December 31, 2012, the Company issued 50,000 warrants for investor relations services rendered to the Company. The warrants were exercisable immediately for three years at an exercise price of $3.25. The warrants were valued at $145,431 using the Black-Scholes Option Pricing model using the following assumptions: Three-year term, $3.00 stock price, $3.25 exercise price, 251% volatility, 0.32% risk free rate. These warrants were cancelled by mutual agreement for no consideration during the year ended December 31, 2013.

During the year ended December 31, 2012, the Company issued 291,261 warrants attached to the issuance of 582,510 shares for cash totaling $1,019,375. The Company has allocated $300,656 of the total $1,019,375 in proceeds to the value of the warrants. The warrants are exercisable immediately for four years at an exercise price of $2.60.

Remuneration to an agent in respect of the foregoing share issuances totaled $52,484 in fees and expenses and 26,685 warrants. The Company has valued the warrants at $79,555. Each warrant is exercisable immediately for three years at an exercise price of $1.75.

During the year ended December 31, 2012 the Company also issued 52,798 warrants attached to the issuance of 105,591 shares for services valued at $184,777. The Company has allocated $54,499 of the total $184,777 value of services to the value of the warrants. The warrants are exercisable immediately for four years at an exercise price of $2.60.

Below is a table summarizing the warrants issued and outstanding as of December 31, 2013.

Date	Number	Exercise	Contractual	Expiration	Value if
Issued	Outstanding	Price $	Life (Years)	Date	Exercised $
03/15/11	200,000	0.50	5	3/15/2016	100,000
03/24/11	100,000	0.50	5	3/24/2016	50,000
04/01/11	100,000	0.50	5	4/1/2016	50,000
06/21/11	100,000	0.50	5	6/21/2016	50,000
07/13/11	250,000	1.05	5	07/13/16	262,500
05/11/12	344,059	2.60	4	05/10/16	894,553
05/11/12	26,685	1.75	3	05/10/15	46,699
03/20/13	200,000	2.47	3	03/20/16	494,000
				-12/20/19
06/10/13	29,750	2.00	5	06/10/18	59,500
08/07/13	45,000	2.40	3	08/07/16	108,000
11/25/13	456,063	2.40	5	11/25/18	1,094,551
12/31/13	64,392	2.40	5	11/25/18	154,541
12/31/13	1,915,949	1.74	4.5	–	3,364,344

Note 9 – Warrants and Options (continued)

b)

Options

On November 17, 2011, the Company adopted and approved the 2011 Equity Incentive Plan for the directors, officers, employees and key consultants of the Company. Pursuant to the Plan, the Company is authorized to issue 900,000 restricted shares, $0.001 par value, of the Company’s common stock.

Options to purchase 37,000 shares were granted on March 20, 2013. These options vest in equal six monthly installments over three years from the date of grant, and expire three years after the vesting dates. The exercise prices are $2.35 for options vesting in the first year, $3.35 for options vesting in the second year, and $4.35 for options vesting in the third year.

Options to purchase 16,300 shares were granted on September 2, 2013. These options vest in equal six monthly installments over three years from the date of grant, and expire three years after the vesting dates. The exercise prices are $2.35 for options vesting in the first year, $3.35 for options vesting in the second year, and $4.35 for options vesting in the third year.

Options over 30,000 shares were granted on September 1, 2012. These options vest in equal six monthly installments over three years from the date of grant, and expire three years after the vesting dates. The exercise prices are $4.31 for options vesting in the first year, $5.31 for options vesting in the second year, and $6.31 for options vesting in the third year.

Options over 100,000 shares were granted on December 13, 2012. These options are exercisable immediately, and expire three years from the date of grant, at an exercise price of $3.01.

The Company has calculated the estimated fair market value of the options granted to employees and non-employees in exchange for services using the Black-Scholes Option Pricing model and the following assumptions:

a)

37,000 options granted March 20, 2013 –expected term 3 years, $2.35 stock price, $2.35-$4.35 exercise prices, 253% volatility, 0.38% risk free rate.

b)

16,300 options granted September 2, 2013 –expected term 3 years, $2.03 stock price, $2.35-$4.35 exercise prices, 242% volatility, 0.79% risk free rate.

During the year ended December 31, 2013, 30,000 options expired following termination of employment.

Below is a table summarizing the options issued and outstanding as of December 31, 2013.

Date	Number	Exercise	Contractual	Expiration	Value if
Issued	Outstanding	Price $	Life (Years)	Date	Exercised $
11/25/11	690,000	3.00-5.00	3	05/25/15-11/25/17	2,760,000
09/01/12	30,000	4.31-6.31	3	03/01/16-09/01/18	159,300
12/13/12	100,000	3.01	3	12/13/15	301,000
03/20/13	37,000	2.35-4.35	3	09/20/16-03/20/19	123,950
09/02/13	16,300	2.35-4.35	3	03/02/14-09/02/16	54,605
12/31/13	873,300	3.89	3	–	3,398,855

Total remaining unrecognized compensation cost related to non-vested stock options is approximately $148,000 and is expected to be recognized over a period of three years.

Note 10 – Income Taxes

The Company has estimated net operating losses for the years ended December 31, 2013 and 2012 of $3,478,175 and $2,999,658, respectively, available to offset taxable income in future years.

The Company is subject to Singapore income taxes at a rate of 17 percent, Belgium income taxes at a rate of 34 percent, and US taxes at a rate of 34 percent, for a weighted average of 30 and 29 percent, respectively. The reconciliation of the provision for income taxes at the weighted average rate compared to the Company’s income tax expense as reported is as follows:

	2013 $	2012 $

Net loss	(3,710,289)	(4,083,053)
Tax adjustments	253,944	1,083,395
	(3,456,345)	(2,999,658)

Tax rate	30%	29%

Income tax recovery at statutory rate	(1,044,766)	(873,550)

Valuation allowance	1,044,766	873,550

Provision for income taxes	–	–

The significant components of deferred income taxes and assets as at December 31, 2013 are as follows:

	2013 $	2012 $

Net operating losses carried forward	2,466,484	1,583,092

Valuation allowance	(2,466,484)	(1,583,092)

Net deferred income tax asset	–	–

Note 11 – Commitments and Contingencies

a)

Walloon Region Grant

On March 16, 2010, the Company entered into an agreement with the Walloon Region government in Belgium wherein the Walloon Region would fund up to a maximum of $1,442,704 (€1,048,020) to help fund the research endeavors of the Company in the area of colorectal cancer. The Company had received $1,298,434 (€943,218) in respect of approved expenditures as of December 31, 2013. Under the terms of the agreement, the Company is due to repay $432,811 (€314,406) of this amount by installments over the period June 30, 2014 to June 30, 2023. The Company has recorded the balance of $865,623 (€628,812) to other income as there is no obligation to repay this amount. In the event that the Company receives revenue from products or services as defined in the agreement, it is due to pay a 6 percent royalty on such revenue to the Walloon Region. The maximum amount payable to the Walloon Region, in respect of the aggregate of the amount repayable of $432,811 (€314,406) and the 6 percent royalty on revenue, is twice the amount of funding received.

b)

Administrative Support Agreement

On August 6, 2010, the Company entered into an agreement with a related party to rent office space, contract for office support staff, and have consulting services provided on behalf of the Company. The agreement requires the Company to pay $5,700 per month for office space and staff services as well as approximately $17,300 per month in fees for two senior executives. The Company is also required to pay for all reasonable expenses incurred. The contract is in force for 12 months with automatic extensions of 12 months with a 3 month notice required for termination of the contract.

Note 11 – Commitments and Contingencies (continued)

c)

Leases

The Company leases premises and facilities under operating leases with terms ranging from 12 months to 32 months. The annual non-cancelable operating lease payments on these leases are as follows:

2014		$88,203
2015		$2,593
Thereafter	$	Nil

d)

Bonn University Agreement

On July 11, 2012, the Company entered into an agreement with Bonn University, Germany, relating to a program of samples testing. The agreement is for a period of two years commencing June 1, 2012, and the total payments to be made by the Company in accordance with the agreement are $536,874 (€390,000).

e)

Legal Proceedings

There are no legal proceedings which the Company believes will have a material adverse effect on its financial position

Note 12 – Subsequent Events

On February 26, 2014, the Company issued 1,500,000 shares of common stock for a total of $3,000,000 at a price of $2.00 per share. Attached to these share issuances were 1,500,000 warrants, immediately exercisable for a period of five years at $2.20 per share. The warrants were valued using the Black-Scholes Option Pricing model using the following assumptions: Five year term, $2.68 stock price, $2.20 exercise price, 239% volatility, 1.50% risk free rate. The Company has allocated $1,495,012 of the total $3,000,000 in proceeds to the value of the warrants. Fees and expenses to agents in respect of these issuances were $183,086 in cash, 16,667 shares of common stock, and 30,975 warrants, exercisable on the same terms as the foregoing warrants issued for cash subscriptions. The agent warrants were valued at $81,864 on the same basis as above.

On March 26, 2014, the Company issued 99,178 shares of common stock to the subscribers for the 297,500 shares of common stock issued on June 10, 2013 (see Note 8). These additional shares were issued for no additional consideration under the terms of the Private Placement Memorandum because certain subsequent fundraising targets had not been met

VOLITIONRX LIMITED

Condensed Consolidated Balance Sheets

(Expressed in US dollars)

	September 30, 2014 $	December 31, 2013 $
	(UNAUDITED)
ASSETS

Cash	2,419,667	888,704
Prepaid expenses	133,848	82,135
Other current assets	117,409	34,612

Total Current Assets	2,670,924	1,005,451

Property and equipment, net	315,777	63,265
Intangible assets, net	862,753	1,002,043

Total Assets	3,849,454	2,070,759

LIABILITIES

Accounts payable and accrued liabilities	693,646	518,086
Management and directors’ fees payable	240,978	222,294
Derivative liability	6,446,068	–
Deferred grant income	199,862	216,894

Total Current Liabilities	7,580,554	957,274

Grant repayable	367,112	432,811

Total Liabilities	7,947,666	1,390,085

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock
Authorized: 1,000,000 shares of preferred stock, at $0.001 par value
Issued and outstanding: Nil shares and Nil shares, respectively	–	–
Common Stock
Authorized: 100,000,000 shares of common stock, at $0.001 par value
Issued and outstanding: 14,308,960 shares and 11,679,757 shares, respectively	14,309	11,680
Additional paid-in capital	14,548,494	12,024,711
Accumulated other comprehensive loss	(93,526)	(59,795)
Accumulated Deficit	(18,567,489)	(11,295,922)

Total Stockholders’ (Deficit) Equity	(4,098,212)	680,674

Total Liabilities and Stockholders’ (Deficit) Equity	3,849,454	2,070,759

(The accompanying notes are an integral part of these condensed consolidated financial statements)

VOLITIONRX LIMITED

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Expressed in US dollars)

(unaudited)

	For the three months ended September 30, 2014 $	For the three months ended September 30, 2013 $	For the nine months ended September 30, 2014 $	For the nine months ended September 30, 2013 $

Revenue	14,785	–	14,785	–

Expenses

General and administrative	129,318	67,961	249,986	242,660
Professional fees	119,510	153,226	412,532	310,585
Salaries and office administrative fees	457,355	179,846	670,518	569,238
Research and development	1,071,984	524,534	2,733,742	1,758,372

Total Operating Expenses	1,778,167	925,567	4,066,778	2,880,855

Net Operating Loss	(1,763,382)	(925,567)	(4,051,993)	(2,880,855)

Other Income/(Expenses)
Grants received	–	–	143,987	–
Loss on derivative remeasurement	(4,130,562)	–	(3,363,561)	–

Net Other Expenses	(4,130,562)	–	(3,219,574)	–

Provision for income taxes	–	–	–	–

Net Loss	(5,893,944)	(925,567)	(7,271,567)	(2,880,855)

Other Comprehensive Loss
Foreign currency translation adjustments	(19,893)	(6,478)	(33,731)	(18,336)
Total Other Comprehensive Loss	(19,893)	(6,478)	(33,731)	(18,336)
Net Comprehensive Loss	(5,913,837)	(932,045)	(7,305,298)	(2,899,191)
Net Loss per Share – Basic and Diluted	(0.44)	(0.08)	(0.56)	(0.27)
Weighted Average Shares Outstanding
– Basic and Diluted	13,524,998	11,086,237	13,057,866	10,649,152

(The accompanying notes are an integral part of these condensed consolidated financial statements)

VOLITIONRX LIMITED

Condensed Consolidated Statements of Cash Flows

(Expressed in US dollars)

(unaudited)

	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013
	$	$

Operating Activities

Net loss	(7,271,567)	(2,880,855)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	99,904	109,044
Stock based compensation	311,907	236,966
Common stock and warrants issued to settle
liabilities for services	403,483	348,172
Amortization of stock issued in advance of services	–	52,500
Non-operating income – grants received	(143,987)	–
Loss on derivative re-measurement	3,363,561	–

Changes in operating assets and liabilities:
Prepaid expenses	(61,483)	(81,965)
Other current assets	(88,422)	7,292
Accounts payable and accrued liabilities	238,446	(166,093)

Net Cash Used In Operating Activities	(3,148,158)	(2,374,939)

Investing Activities

Purchases of property and equipment	(297,607)	(713)

Net Cash Used in Investing Activities	(297,607)	(713)

Financing Activities

Proceeds from issuance of common shares	4,893,529	1,871,500
Grants received	143,987	605,154
Grants repaid	(33,166)	–
Repayment of notes payable	–	(1,321)

Net Cash Provided By Financing Activities	5,004,350	2,475,333

Effect of foreign exchange on cash	(27,622)	(2,627)

Increase in Cash	1,530,963	97,054

Cash – Beginning of Period	888,704	376,421

Cash – End of Period	2,419,667	473,475

Supplemental Disclosures of Cash Flow Information

Interest paid	10,274	–
Income tax paid	–	–

Non Cash Financing Activities::

Common stock issued for debt	–	77,333

(The accompanying notes are an integral part of these condensed consolidated financial statements)

VOLITIONRX LIMITED

Notes to the Condensed Consolidated Financial Statements

September 30, 2014 and December 31, 2013

(Unaudited)

Note 1 – Condensed Financial Statements

The accompanying unaudited financial statements have been prepared by VolitionRX Limited (the “Company”) without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2014, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed unaudited financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2013 audited financial statements. The results of operations for the periods ended September 30, 2014 and 2013 are not necessarily indicative of the operating results for the full years.

Note 2 – Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses since inception of $18,661,015 and currently has very limited revenues, which creates substantial doubt about its ability to continue as a going concern.

The future of the Company as an operating business will depend on its ability to obtain sufficient capital contributions and/or financing as may be required to sustain its operations. Management's plan to address this need includes, (a) continued exercise of tight cost controls to conserve cash, (b) receiving additional grant funds, and (c) obtaining additional financing through debt or equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Principles of Consolidation

The accompanying condensed consolidated financial statements for the period ended September 30, 2014 include the accounts of the Company and its wholly-owned subsidiaries, Singapore Volition Pte Ltd, Belgian Volition SA, and Hypergenomics Pte. Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3 – Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at September 30, 2014 and December 31, 2013, the Company had $2,419,667 and $888,704, respectively in cash and cash equivalents.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. For the three months ended September 30, 2014, 543,275 dilutive warrants and 2,357,275 potentially dilutive warrants and options were excluded from the Diluted EPS calculation as their effect is anti dilutive. For the nine months ended September 30, 2014, 592,204 dilutive warrants and 2,112,995 potentially dilutive warrants and options were excluded from the Diluted EPS calculation as their effect is anti dilutive.

Foreign Currency Translation

The Company’s functional currency is the Euro and its reporting currency is the United States dollar. Management has adopted ASC 830-20, “Foreign Currency Matters – Foreign Currency Transactions”. All assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. For revenues and expenses, the weighted average exchange rate for the period is used. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in other comprehensive loss.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our consolidated financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s consolidated financial statements.

The Company has limited operations and is considered to be in the development stage. In the quarterly period ended September 30, 2014, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the Company to remove the inception to date information and all references to the development stage.

Note 4 – Intangible Assets

The Company’s intangible assets consist of intellectual property, principally patents, acquired in the acquisition of ValiBio SA. The patents are being amortized over their remaining lives, which are 9 years and 17 years.

			December 31,
			2013
		Accumulated	Net Carrying
	Cost	Amortization	Value
	$	$	$

Patents	1,314,559	312,516	1,002,043

	1,314,559	312,516	1,002,043

Note 4 – Intangible Assets (continued)

			September 30,
			2014
		Accumulated	Net Carrying
	Cost	Amortization	Value
	$	$	$

Patents	1,219,969	357,216	862,753

	1,219,969	357,216	862,753

During the nine month period ended September 30, 2014, and the year ended December 31, 2013, the Company recognized $72,646 and $114,879 in amortization expense respectively. During the year ended December 31, 2013 the Company also recognized impairment losses of $350,000. No impairment losses were recognized during the nine month period ended September 30, 2014.

The Company amortizes the long-lived assets on a straight line basis with terms ranging from 13 to 20 years. The annual estimated amortization schedule over the next five years is as follows:

2014 - remaining	$22,721
2015	$90,882
2016	$90,882
2017	$90,882
2018	$90,882

The Company periodically reviews its long lived assets to ensure that their carrying value does not exceed their fair market value. The Company carried out such a review in accordance with ASC 360 as of December 31, 2013. The result of this review confirmed that the fair value of the patents exceeded their carrying value as of December 31, 2013.

Note 5 – Related Party Transactions

The Company contracts with a related party to rent office space, be provided with office support staff, and have consultancy services provided on behalf of the Company. See Note 8 for obligation under the contract.

Note 6 – Common Stock

On February 26, 2014, the Company issued 1,500,000 shares of common stock for a total of $3,000,000 at a price of $2.00 per share. Attached to these share issuances were 1,500,000 warrants, immediately exercisable for a period of five years at $2.20 per share. The warrants were valued at $3,955,546 using the Black-Scholes Option Pricing model using the following assumptions: Five year term, $2.68 stock price, $2.20 exercise price, 239% volatility, 1.50% risk free rate. Agents received 30,975 warrants, exercisable on the same terms as the warrants issued for cash subscriptions, and valued at $82,507 on the same basis as above. Due to a ratchet provision in the warrant agreement effective for the twelve months to February 26, 2015, all the foregoing warrants have been treated as a derivative liability in accordance with ASC 815. Other fees and expenses directly attributable to agents in respect of these issuances were $147,186 in cash, and $25,900 settled by the issue of shares of common stock. Legal expenses directly attributable to the issuances amounted to $84,879.

On February 26, 2014, the Company issued 16,667 shares of common stock to settle liabilities for services valued at $35,000, at a price of $2.10 per share.

On March 25, 2014, the Company issued 12,334 shares of common stock to settle liabilities for services valued at $25,900, at a price of $2.10 per share.

On March 26, 2014, the Company issued 99,178 shares of common stock to the subscribers for the 297,500 shares of common stock issued on June 10, 2013. These additional shares were issued for no additional consideration under the terms of the Private Placement Memorandum because certain subsequent fundraising targets had not been met.

Note 6 – Common Stock (continued)

On June 5, 2014, the Company issued 160,228 shares of common stock for cash of $352,500, at a price of $2.20 per share.

On September 24, 2014, the Company issued 21,250 shares of common stock at a price of $2.20 per share to settle liabilities for services valued at $46,748. In addition, on that date, the Company issued 492,316 shares of common stock at a price of $2.20 for cash of $1,083,094 and 27,230 shares of common stock at a price of $2.20 to an agent in settlement of their debt of $59,906.

On September 26, 2014, the Company issued 300,000 shares of common stock at a price of $2.50 per share for cash of $688,970. The amount received was the net proceeds, after fees of $60,000 had been paid to an agent and $1,030 paid in other fees and bank charges.

In addition, on that date, the Company issued 24,000 warrants to the same agent, immediately exercisable over a period of three years at $3.00 per share. The warrants were valued at $103,223 using the Black-Scholes Option Pricing model using the following assumptions: Three year term, $4.45 stock price, $3.00 exercise price, 235% volatility, 1.08% risk free rate.

Note 7 – Warrants and Options

a)

Warrants

On January 28, 2014, the Company issued 10,000 warrants to a consultant for services at an exercise price of $2.40, exercisable immediately for three years. The warrants were valued at $21,500 using the Black-Scholes Option Pricing model using the following assumptions: Three-year term, $2.26 stock price, $2.40 exercise price, 229% volatility, 0.75% risk free rate.

On February 26, 2014, the Company issued 1,500,000 warrants attached to the issue of 1,500,000 shares for cash totaling $3,000,000. The Company has valued these warrants at $3,995,546 and treated this amount as a derivative liability, in accordance with ASC 815. The warrants are exercisable immediately for five years at an exercise price of $2.20.

On February 26, 2014, the Company issued 30,975 warrants to agents as part remuneration in respect of the issuance of 1,500,000 shares for cash totaling $3,000,000. The warrants were valued at $82,507 using the Black-Scholes Option Pricing model using the following assumptions: Five-year term, $2.68 stock price, $2.20 exercise price, 241% volatility, 1.5% risk free rate. The Company has treated this amount as a derivative liability, in accordance with ASC 815. Each warrant is exercisable immediately for five years at an exercise price of $2.20 per share.

On September 5, 2014, the Company issued 10,000 warrants to a consultant for services. These warrants were valued at $20,092 using the Black-Scholes Option Pricing model using the following assumptions: Three year term, $2.10 stock price, $2.40 exercise price, 236% volatility, 0.99% risk free rate. Each warrant is exercisable immediately for three years at an exercise price of $2.40 per share.

On September 26, 2014, the Company issued 24,000 warrants to an agent as part remuneration in respect of the issuance of 300,000 shares for net proceeds of $688,970. These warrants were valued at $103,223 using the Black-Scholes Option Pricing model using the following assumptions: Three year term, $4.45 stock price, $3.00 exercise price, 235% volatility, 1.08% risk free rate. Each warrant is exercisable immediately for three years at an exercise price of $3.00 per share.

All of the 1,530,975 warrants issued on February 26, 2014, have been treated as a derivative liability, in accordance with ASC 815, owing to a ratchet provision in the warrant agreement being effective for the twelve months to February 26, 2015. The derivative liability was measured at $4,078,054 as at February 26, 2014. It was re-measured as of March 31, 2014, and revalued at $4,182,748. The derivative liability was further re-measured as of June 30, 2014, and revalued at $2,315,506, resulting in a gain of $1,867,241 for the three months ended June 30, 2014. At September 30, 2014, the derivative liability was re-measured and revalued at $6,446,068, resulting in a loss of $4,130,562 for the three months ended September 30, 2014.

Note 7 – Warrants and Options (continued)

Below is a table summarizing the warrants issued and outstanding as of September 30, 2014.

Date	Number	Exercise	Contractual	Expiration	Value if
Issued	Outstanding	Price $	Life (Years)	Date	Exercised $
03/15/11	200,000	0.50	5	3/15/2016	100,000
03/24/11	100,000	0.50	5	3/24/2016	50,000
04/01/11	100,000	0.50	5	4/1/2016	50,000
06/21/11	100,000	0.50	5	6/21/2016	50,000
07/13/11	250,000	1.05	5	07/13/16	262,500
05/11/12	344,059	2.60	4	05/10/16	894,553
05/11/12	26,685	1.75	3	05/10/15	46,699
03/20/13	200,000	2.47	3	03/20/16	494,000
				-12/20/19
06/10/13	29,750	2.00	5.5	12/10/18	59,500
08/07/13	45,000	2.40	3	08/07/16	108,000
11/25/13	456,063	2.40	5	11/25/18	1,094,551

12/31/13	64,392	2.40	5	12/31/18	154,541

01/28/14	10,000	2.40	3	01/28/17	24,000
02/26/14	1,530,975	2.20	5	02/26/19	3,368,145
09/05/14	10,000	2.40	3	09/05/17	24,000

09/26/14	24,000	3.00	3	09/26/17	72,000
09/30/14	3,490,924	1.96	4.7	–	6,852,489

b)

Options

On November 17, 2011, the Company adopted and approved the 2011 Equity Incentive Plan for the directors, officers, employees and key consultants of the Company. Pursuant to the Plan, the Company was authorized to issue 900,000 restricted shares, $0.001 par value, of the Company’s common stock.

Options to purchase 25,000 shares were granted on May 16, 2014. These options vest in equal six monthly installments over three years from the date of grant, and expire three years after the vesting dates. The exercise prices are $3.00 for options vesting in the first year, $4.00 for options vesting in the second year, and $5.00 for options vesting in the third year. The Company has calculated the estimated fair market value of these options using the Black-Scholes Option Pricing model and the following assumptions: term 3 to 5.5 years, stock price $2.01, exercise prices $3.00-$5.00, 235% volatility, 0.80% risk free rate.

On August 5, 2014, it was approved at the Company’s Annual General Meeting to increase the number of restricted shares that the Company is authorized to issue under the 2011 Equity Incentive Plan to 2,000,000.

On August 18, 2014, The Company granted options to purchase 670,000 shares. These options vest in two equal tranches, the first tranche vests on February 18, 2015. The second tranche vests on February 18, 2016. All the options expire four years after their vesting dates. The exercise prices are $2.50 for options vesting in the first year and $3.00 for options vesting in the second year. The Company has calculated the estimated fair market value of these options using the Black-Scholes Option Pricing model and the following assumptions: term 4.5 to 5.5 years, stock price $1.85, exercise prices $2.50-$3.00, 237% volatility, 1.58% risk free rate.

On August 18, 2014, The Company granted options to purchase 60,000 shares. These options vest in six equal monthly installments over three years, starting six months after the date of grant, and expire three years after the vesting dates. The exercise prices are $3.00 for options vesting in the first year, $4.00 for options vesting in the second year, and $5.00 for options vesting in the third year. The Company has calculated the estimated fair market value of these options using the Black-Scholes Option Pricing model and the following assumptions: term 3.5 to 6 years, stock price $1.85, exercise prices $3.00-$5.00, 237% volatility, 0.89% risk free rate.

Note 7 – Warrants and Options (continued)

During the nine month period ended September 30, 2014, 10,000 options expired following the cessation of a consultant’s contract.

Below is a table summarizing the options issued and outstanding as of September 30, 2014.

Date	Number	Exercise	Contractual	Expiration	Value if
Issued	Outstanding	Price $	Life (Years)	Date	Exercised $
11/25/11	680,000	3.00-5.00	3	05/25/15-11/25/17	2,710,000
09/01/12	30,000	4.31-6.31	3	03/01/16-09/01/18	159,300
12/13/12	100,000	3.01	3	12/13/15	301,000
03/20/13	37,000	2.35-4.35	3	09/20/16-03/20/19	123,950
09/02/13	16,300	2.35-4.35	3	03/02/14-09/02/16	54,605
05/16/14	25,000	3.00-5.00	3-5.5	11/16/17-05/16/20	100,000
08/18/14	670,000	2.50-3.00	4.5-5.5	02/18/19-02/18/20	1,842,500
08/18/14	60,000	3.00-5.00	3.5-6.0	02/18/18-08/18/20	240,000
09/30/14	1,618,300	3.89	3	–	5,531,355

Total remaining unrecognized compensation cost related to non-vested stock options is approximately $1,209,924 and is expected to be recognized over a period of three years.

Note 8 – Commitments and Contingencies

a) Walloon Region Grant

On March 16, 2010, the Company entered into an agreement with the Walloon Region government in Belgium wherein the Walloon Region would fund up to a maximum of $1,329,413 (€1,048,020) to help fund the research endeavors of the Company in the area of colorectal cancer. The Company had received the entirety of these funds in respect of approved expenditures as of March 31, 2014. Under the terms of the agreement, the Company is due to repay $398,824 (€314,406) of this amount by installments over the period June 30, 2014 to June 30, 2023. The Company has recorded the balance of $1,009,610 (€733,614) to other income as there is no obligation to repay this amount. In the event that the Company receives revenue from products or services as defined in the agreement, it is due to pay a 6 percent royalty on such revenue to the Walloon Region. The maximum amount payable to the Walloon Region, in respect of the aggregate of the amount repayable of $398,824 (€314,406) and the 6 percent royalty on revenue, is twice the amount of funding received.

b) Administrative Support Agreement

On August 6, 2010, the Company entered into an agreement with a related party to rent office space, contract for office support staff, and have consulting services provided on behalf of the Company. The agreement requires the Company to pay $6,270 per month for office space and staff services as well as approximately $16.000 per month in fees for two senior executives. The Company is also required to pay for all reasonable expenses incurred. The contract is in force for 12 months with automatic extensions of 12 months with a 3 month notice required for termination of the contract.

c) Leases

The Company leases premises and facilities under operating leases with terms ranging from 12 months to 24 months. The annual non-cancelable operating lease payments on these leases are as follows:

2014	$84,251
2015	$2,458
Thereafter	Nil

Note 8 – Commitments and Contingencies (continued)

d) Bonn University Agreement

On July 11, 2012, the Company entered into an agreement with Bonn University, Germany, relating to a program of samples testing. The agreement was for a period of two years from June 1, 2012 to May 31, 2014. The total payments made by the Company in accordance with the agreement were $494,715 (€390,000). On April 16, 2014, the Company entered into an extension of this agreement, for a period of a further two years from June 1, 2014 to May 31, 2016. The total payments to be made by the Company in accordance with the extension of the agreement are $494,715 (€390,000).

e) Hvidovre Hospital, Denmark Agreement

On August 8, 2014, Belgium Volition SA entered into an agreement with Hvidovre Hospital, University of Copenhagen in Denmark, relating to a program of samples testing associated with colorectal cancer. It will run for a period of two years to August 8, 2016. Total payments (inclusive of local taxes) to be made under the agreement are $1,745,920 (DKR 10,245,000).

f) Legal Proceedings

There are no legal proceedings which the Company believes will have a material adverse effect on its financial position.

Note 9 – Subsequent Events

a) Common Stock

On October 3, 2014, 50,000 warrants were exercised for total proceeds of $123,500. As a result, an aggregate total of 50,000 shares of common stock were issued.

On October 9, 2014, the Company issued 91,757 shares of common stock for a total of $229,393.

b) Warrants

On October 31, 2014, the Company amended the terms of 1,121,225 warrants of the 1,530,975 that had been issued on February 26, 2014 (See note 6). The aforementioned warrants had a ratchet provision effective until February 26, 2015 and have been treated as a derivative liability. As a result of the amendment, the ratchet provision was effective until October 31, 2014.

PROSPECTUS

SHARES OF COMMON STOCK

The date of this prospectus is _______________

National Securities Corporation Lake Street Capital Markets

Joint Book Running Managers

The Benchmark Company

Co-Manager

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$1,336
Legal fees and expenses	$200,000
Transfer Agent and Registrar Fees and Expenses	$5,000
Accounting fees and expenses	$10,000
Miscellaneous	$-
Total	$216,336

All of the above expenses except the SEC registration fee are estimates. All of the above expenses will be borne by the registrant.

Item 14. Indemnification of directors and officers

Indemnification Provisions of the Company’s Certificate of Incorporation

A.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

C.

To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs A and B, above, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D.

Any indemnification under paragraphs A and B, above, (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs A and B, above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

E.

Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized herein.

Delaware Law on Indemnification

Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted for directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is therefore unenforceable.

Item 15. Recent sales of unregistered securities

During the past three years, the registrant has issued and/or sold the following securities in various transactions exempt from registration:

Issuances of Capital Stock:

•

On December 6, 2011, the Company issued 525,000 shares under the terms of its purchase agreement with Valirx Plc as modified, to settle debts of $1,110,000 related to the acquisition of Belgian Volition SA and certain patents.†

•

On or about May 25, 2012, the Company issued an aggregate of 688,101 restricted shares of the Company’s common stock to four (4) U.S. accredited investors and twenty nine (29) non-U.S. investors at a per share price of $1.75 for aggregate proceeds to the Company of $1,019,375. Additionally, each subscriber received a four-year common stock purchase warrant to purchase one share at a price of $2.60 for every two shares subscribed for under the private placement. In addition, as part of the same placement, directors, employees and consultants have converted $184,777 debt due for services on the same terms as the cash subscriptions above, for 105,591 shares of common stock at a price of $1.75 per share, and 52,798 warrants exercisable at a price of $2.60 per share and expiring May 10, 2016.*†

•

On or about July 31, 2012, the Company issued an aggregate of 545,434 restricted shares of the Company’s common stock to one (1) U.S. Accredited Investor and thirteen (13) Non-U.S. Investors at a per share price of $1.75 for aggregate proceeds to the Company of $932,250. In addition, as part of the same placement, directors converted $22,250 debt due for services on the same terms as the cash subscriptions above, for 12,715 shares of common stock at a price of $1.75 per share.*†

•

On or about October 31, 2012, the Company issued an aggregate of 245,375 restricted shares of the Company’s common stock to six (6) Non-U.S. Investors at a per share price of $2.00 for aggregate proceeds to the Company of $490,750.†

•

On or about December 28, 2012, the Company issued an aggregate of 67,000 restricted shares of the Company’s common stock to nine (9) Non-U.S. Investors at a per share price of $2.00 for aggregate proceeds to the Company of $134,000.†

•

On or about March 25, 2013, the Company issued an aggregate of 244,792 restricted shares of the Company’s common stock to one (1) U.S. Accredited Investor and eighteen (18) Non-U.S. Investors at a per share price of $2.00 for aggregate proceeds to the Company of $471,000. In addition, as part of the same placement, certain directors and consultants have converted $18,583 debt due for services on the same terms as the cash subscriptions above, for 9,292 shares of common stock at a price of $2.00 per share.*†

•

On or about May 1, 2013, the Company issued an aggregate of 208,000 restricted shares of the Company’s common stock to one (1) U.S. Accredited Investor and seven (7) Non-U.S. Investors at a per share price of $2.00 for aggregate proceeds to the Company of $416,000.*†

•

On or about June 10, 2013, the Company issued an aggregate of 297,500 restricted shares of the Company’s common stock to twenty-seven (27) U.S. Accredited Investors at a per share price of $2.00 for aggregate proceeds to the Company of $595,000.

•

On or about August 7, 2013, the Company issued an aggregate of 225,000 restricted shares of the Company’s common stock to four (4) Non-U.S. Investors at a per share price of $2.00 for aggregate proceeds to the Company of $450,000. Attached to share issuances were 45,000 warrants. Each warrant is immediately exercisable for a period of three years at $2.40 per share.†

•

On or about August 16, 2013, the Company issued an aggregate of 12,448 restricted shares of the Company’s common stock to one (1) U.S. Accredited Investor and three (3) Non-U.S. Investors, pursuant to the terms of certain consultancy agreements. Under the consultancy agreements, the Company issued an aggregate of 12,448 shares of common stock at fair market value of $2.25 as stated on date of issuance for a total value of $28,000.*†

•

On or about August 30, 2013, the Company issued an aggregate of 15,000 restricted shares of the Company’s common stock to one (1) U.S. Accredited Investor, pursuant to the terms of a consultancy agreement. Under the consultancy agreement, the Company issued an aggregate of 15,000 shares of common stock at fair market value of $2.05 as stated on date of issuance for a total value of $30,750.*

•

On or about November 25, 2013, the Company sold 437,320 Units to four (4) non-U.S. investors and one (1) U.S. accredited investor at a price of $2.05 per Unit, for an aggregate amount of $896,500 with a Unit entitling the holder to one restricted share of common stock of the Company and one warrant to purchase one share of common stock at $2.40 per share, valid for five years. As part of the same private placement, directors, employees and consultants converted $38,423.15 debt due for services on the same terms as the cash subscriptions for 18,743 Units at a price of $2.05 per Unit. Each Unit entitles the holder to one share of common stock of the Company and one warrant to purchase one share of common stock at $2.40 per share, valid for five years.*†

•

On or about December 31, 2013, the Company sold 29,392 Units to three (3) non-U.S. investors at a price of $2.05 per Unit, for an aggregate amount of $60,250 with a Unit entitling the holder to one share of common stock of the Company and one warrant to purchase one share of common stock at $2.40 per share, valid for five years.†

•

On or about February 26, 2014, the Company issued an aggregate of 1,500,000 restricted shares of the Company’s common stock to twenty-four (24) non-U.S. investors and twenty four (24) Accredited Investors at a per share price of $2.00 for aggregate proceeds to the Company of $3,000,000. Additionally, each subscriber received a five-year common stock purchase warrant to purchase one share at a price of $2.20 for every share subscribed for under the private placement.*†

•

On or about February 26, 2014, the Company issued 16,667 shares of common stock to one (1) non-U.S. investor at a price of $2.10 per share to settle $35,000 debts for services.†

•

On or about March 25, 2014, the Company issued 12,334 shares of common stock to one (1) non-U.S. investor at a price of $2.10 per share to settle $25,900 debts for services.†

•

On or about March 26, 2014, the Company issued 99,178 shares of common stock to twenty-seven (27) U.S. accredited investors under the terms of the Private Placement Memorandum relating to the prior issue of 297,500 shares of common stock on June 10, 2013, for no additional consideration.*

•

On or about June 5, 2014, the Company issued 160,228 shares of common stock to four (4) non-U.S. investors at a price of $2.20 per share, for an aggregate amount of $352,500.†

•

On or about September 24, 2014, the Company issued 540,796 restricted shares of the Company’s common stock to seven (7) Accredited Investors and ten (10) Non-U.S. Investors, at a per share price of $2.20 for aggregate proceeds to the Company of $1,083,095. In addition, as part of the same placement, certain directors and consultants have converted $106,654 debt due for services on the same terms as the cash subscriptions above, for 48,480 shares of common stock at a price of $2.20 per share.*†

•

On or about September 26, 2014, the Company issued 300,000 restricted shares of the Company’s common stock to twenty three (23) Accredited Investors at a price of $2.50 per share, for an aggregate amount of $750,000.*

•

On or about October 09, 2014, the Company issued 91,757 restricted shares of the Company’s common stock to ten (10) Accredited Investors and seven (7) Non-U.S. Investors at a price of $2.50 per share, for an aggregate amount of $229,392.*†

•

On or about November 17, 2014, the Company issued 237,500 restricted shares of the Company’s common stock to fifteen (15) Accredited Investors at a price of $3.00 per share, for an aggregate amount of $712,004.*

•

On or about November 21, 2014, the Company issued 3,115 restricted shares of the Company’s common stock to six (6) Accredited Investors and six (6) Non-U.S. Investors at a price of $3.00 per share, for an aggregate amount of $9,345.*†

Grants of Stock Options:

•

On November 25, 2011, certain officers and directors of the Company were granted options to purchase an aggregate of 720,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $3 for options vesting in the first year, $4 for options vesting in the second year, and $5 for options vesting in the third year.*†

•

On September 1, 2012, an employee of the Company was granted an option to purchase an aggregate of 30,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $4.31 for options vesting in the first year, $5.31 for options vesting in the second year, and $6.31 for options vesting in the third year.†

•

On December 13, 2012, certain officers and directors of the Company were granted options to purchase an aggregate of 100,000 shares at an exercise price of $3.01 of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011.†

•

On March 20, 2013, certain employees of the Company were granted an option to purchase an aggregate of 37,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $2.35 for options vesting in the first year, $3.35 for options vesting in the second year, and $4.35 for options vesting in the third year.†

•

On May 16, 2014, a certain consultant of the Company was granted an option to purchase an aggregate of 25,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $3 for options vesting in the first year, $4 for options vesting in the second year, and $5 for options vesting in the third year.*

•

On September 02, 2013, certain employees of the Company were granted an option to purchase an aggregate of 16,300 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $2.35 for options vesting in the first year, $3.35 for options vesting in the second year, and $4.35 for options vesting in the third year.†

•

On August 18, 2014, certain officers, directors, employees and consultants of the Company were granted options to purchase an aggregate of 670,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $2.50 for options vesting at six (6) months, and, $3 for options vesting at eighteen (18) months. †*#

•

On August 18, 2014, a certain officer of the Company was granted an option to purchase an aggregate of 60,000 shares of common stock of the Company under the 2011 Equity Incentive Plan dated November 17, 2011. The exercise prices are $3 for options vesting in the first year, $4 for options vesting in the second year, and $5 for options vesting in the third year.†#

Issuances of Warrants:

•

During the year ended December 31, 2011, the Company issued 300,000 warrants attached to the issuance of 370,000 shares. The Company has allocated $73,791 of the total $150,000 in proceeds to the value of the warrants. The warrants are exercisable immediately for five years at an exercise price of $0.50, and do not contain any anti-dilution provisions.*†

•

During the year ended December 31, 2011, the Company also issued 450,000 warrants valued at $390,530 to officers and directors of the Company for services rendered to the Company. The warrants are exercisable immediately for five years at exercise prices of $0.50 and $1.05.†

•

On or about May 25, 2012, the Company issued 26,685 warrants exercisable at a price of $1.75 per share and expiring May 10, 2015.*

•

On or about March 20, 2013, the Company issued 200,000 warrants to a consultant for services at an exercise price of $2.47, expiring three years after vesting. 25,000 warrants vest immediately, and the vesting of the remaining 175,000 warrants is contingent upon the achievement of specific milestones.*

•

On or about June 10, 2013, the Company issued 29,750 warrants exercisable for a period of five years at a price of $2.00 per share and expiring May 10, 2015.*

•

On December 31, 2013, the Company issued 35,000 warrants to a consultant for services at an exercise price of $2.40.†

•

On January 28, 2014, the Company issued 10,000 warrants to a consultant for services at an exercise price of $2.40, exercisable immediately for three years.*

•

On or about February 26, 2014, the Company issued 30,975 warrants immediately exercisable for a period of five years at a price of $2.20 per share pursuant to placement agent agreements dated November 19, 2013 and February 10, 2014.*†

•

On September 05, 2014, the Company issued 10,000 warrants to a consultant for services at an exercise price of $2.40, exercisable immediately for three years. †

•

On or about September 26, 2014, the Company issued 24,000 warrants exercisable at a price of $3.00 per share and expiring September 26, 2017 pursuant to a placement agent agreement dated September 22, 2014.*

•

On or about November 17, 2014, the Company issued 19,000 warrants exercisable at a price of $3.75 per share and expiring November 17, 2017 pursuant to a placement agent agreement dated November 12, 2014.*

All securities sold contained a restrictive legend on the share certificate stating that the securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the securities.

No underwriters were used in connection with any of the foregoing transactions. These issuances were deemed to be exempt from registration under the Securities Act in reliance on (i) Section 4(2) of the Securities Act, including in some cases, Regulation D and Rule 506 promulgated thereunder (as noted by *), and (ii) Rule 903 of Regulation S of the Securities Act, as transactions by an issuer not involving a public offering or sales completed in an “offshore transaction” as defined in Rule 902(h) of Regulation S, as we did not engage in any directed selling efforts in the United States in connection with the sale of the shares and each investor represented to us that the investor was not a “U.S. person” as defined in Regulation S (as noted by †). The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to offer or sell, in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits

(a)

Exhibits

Exhibit Number	Description	Filing
1.01	Form of Underwriting Agreement	To be provided by amendment.
2.01	Share Purchase Agreement by and between Singapore Volition and Valirx PLC dated September 22, 2010	Filed with the SEC on May 8, 2012 as part of our Amended Current Report on Form 8-K/A.
2.02	Supplementary Agreement to the Share Purchase Agreement by and between Singapore Volition and Valirx PLC dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
3.01	Amended and Restated Certificate of Incorporation	Filed with the SEC on October 7, 2013 as part of our Current Report on Form 8-K.
3.01(a)	Amendment to Certificate of Incorporation	Filed with the SEC on November 10, 2005 as part of our Registration Statement on Form SB-2.
3.01(b)	Certificate for Renewal and Revival of Charter	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
3.02	Bylaws	Filed with the SEC on December 6, 1999 as part of our Registration Statement on Form 10-SB.
4.01	2011 Equity Incentive Plan dated November 17, 2011	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
4.02	Sample Stock Option Agreement	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
4.03	Sample Stock Award Agreement for Restricted Stock	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.	To be provided by amendment.
10.01	Patent License Agreement by and between Cronos Therapeutics Limited and Imperial College Innovations Limited dated October 19, 2005	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.02	Patent License Agreement by and between Valirx PLC and Chroma Therapeutics Limited dated October 3, 2007	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.03	Contract Repayable Grant Advance on the Diagnosis of Colorectal Cancer by “Nucleosomics TM ” by and between ValiBio SA and The Walloon Region dated December 17, 2009	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.04	Non-Exploitation and Third Party Patent License Agreement by and among ValiBio SA, Valirx PLC and The Walloon Region dated December 17, 2009	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.05#	Agreement by and between Singapore Volition and PB Commodities Pte Limited dated August 6, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.06#	Employment Agreement by and between PB Commodities Pte Ltd and Cameron Reynolds dated September 4, 2010	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.07	Deed of Novation by and among Singapore Volition Pte Limited, Valirx PLC, ValiBio SA and Chroma Therapeutics Limited dated September 22, 2010	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.08	Letter of Appointment as Non Executive Director by and between Singapore Volition Pte Limited and Satu Vainikka dated September 22, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.09	Letter of Appointment as Non-Executive Director by and between Singapore Volition Pte Limited and Guy Archibald Innes dated September 23, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.10#	Master Consultancy Services Agreement by and between Singapore Volition Pte Limited and OncoLytika Ltd dated October 1, 2010	Filed with the SEC on April 1, 2013 as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
10.11	Patent License Agreement by and between Singapore Volition and Belgian Volition dated November 2, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.

10.12	Letter of Appointment as Non-Executive Director by and between Singapore Volition Pte Limited and Dr. Alan Colman dated May 25, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.13	License Agreement by and between Singapore Volition and the European Molecular Biology Laboratory dated June 6, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.14	Deed of Novation by and among Imperial College Innovations Limited, Valipharma Limited and HyperGenomics Pte Limited dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.15	Patent License Agreement by and between HyperGenomics Pte Limited and Valipharma Limited dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.16	Consultancy Agreement by and between Singapore Volition Pte Limited and Malcolm Lewin dated July 10, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.17	Letter of Appointment as Executive Chairman by and between Singapore Volition and Dr. Martin Faulkes dated July 13, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.18	Share Exchange Agreement by and between the Company and Singapore Volition Pte Limited dated September 26, 2011	Filed with the SEC on September 29, 2011 as part of our Current Report on Form 8-K.
10.19	Agreement, Consent and Waiver by and between Standard Capital Corporation and its Shareholders dated September 27, 2011	Filed with the SEC on April 5, 2012 as part of our Amended Current Report on Form 8-K/A.
10.20	Agreement by and between HyperGenomics Pte Limited and PB Commodities Pte Ltd dated October 1, 2011	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.21	Agreement by and between Belgian Volition SA and the Biobank of CHU UCL Mont-Godinne dated August 6, 2012	Filed with the SEC on October 4, 2012 as part of our Amended Registration Statement on Form S-1/A.
10.22	Common Stock Purchase Agreement by and among Volitionrx Limited and the purchasers thereto dated February 26, 2014	Filed with the SEC on February 28, 2014 as part of our Current Report on Form 8-K.
10.23	Service Agreement by and between Singapore Volition and Volition Research Limited dated August 10, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.24	Settlement Agreement by and between Singapore Volition and Volition Research Limited dated August 11, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.25#	Consultancy Agreement by and between PB Commodities Pte Ltd and Cameron Reynolds effective as of January 1, 2015	Filed herewith.
10.26#	Executive Employment Agreement by and between VolitionRx and Cameron Reynolds effective as of January 1, 2015	Filed herewith.
10.27#	Consultancy Agreement by and between VolitionRx and Borlaug Limited dated as of January 1, 2015	Filed herewith.
10.28#	Employment Agreement by and between VolitionRx and Rodney Rootsaert effective as of January 1, 2015	Filed herewith.
14.1	Code of Ethics	Filed with the SEC on November 10, 2005 as part of our Registration Statement on Form SB-2.
21.1	List of Subsidiaries	Filed with the SEC on October 13, 2011 as part of our Current Report on Form 8-K.
23.1	Auditor Consent	Filed herewith.
23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1)	To be provided by amendment.
24.1	Powers of Attorney (included on signature page to this Registration Statement)	Previously filed.
101.INS	XBRL Instance Document	Filed herewith.
101.SCH	XBRL Taxonomy Extension Schema Document	Filed herewith.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document	Filed herewith.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith.

# Management contract or compensatory plan.

(b)

Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.

The undersigned registrant hereby undertakes that:

i.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

ii.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Namur, Belgium on this 7th day of January 2015.

/s/ Cameron Reynolds

By: Cameron Reynolds

Its: President, Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

	Signature	Title	Date

	/s/ Cameron Reynolds	President, Principal Executive Officer and Director	Dated: January 7, 2015
Cameron Reynolds

	/s/ Rodney Rootsaert	Secretary	Dated: January 7, 2015
Rodney Rootsaert

	*	Principal Financial Officer,	Dated: January 7, 2015
	Mike O’Connell	Principal Accounting Officer, & Treasurer

	*	Director	Dated: January 7, 2015
Dr. Martin Faulkes

	*	Director	Dated: January 7, 2015
Guy Innes

	*	Director	Dated: January 7, 2015
Dr. Alan Colman

	*	Director	Dated: January 7, 2015
Dr. Habib Skaff

*By:	/s/ Cameron Reynolds
Cameron Reynolds
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Filing
1.01	Form of Underwriting Agreement	To be provided by amendment.
2.01	Share Purchase Agreement by and between Singapore Volition and Valirx PLC dated September 22, 2010	Filed with the SEC on May 8, 2012 as part of our Amended Current Report on Form 8-K/A.
2.02	Supplementary Agreement to the Share Purchase Agreement by and between Singapore Volition and Valirx PLC dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
3.01	Amended and Restated Certificate of Incorporation	Filed with the SEC on October 7, 2013 as part of our Current Report on Form 8-K.
3.01(a)	Amendment to Certificate of Incorporation	Filed with the SEC on November 10, 2005 as part of our Registration Statement on Form SB-2.
3.01(b)	Certificate for Renewal and Revival of Charter	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
3.02	Bylaws	Filed with the SEC on December 6, 1999 as part of our Registration Statement on Form 10-SB.
4.01	2011 Equity Incentive Plan dated November 17, 2011	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
4.02	Sample Stock Option Agreement	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
4.03	Sample Stock Award Agreement for Restricted Stock	Filed with the SEC on November 18, 2011 as part of our Current Report on Form 8-K.
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.	To be provided by amendment.
10.01	Patent License Agreement by and between Cronos Therapeutics Limited and Imperial College Innovations Limited dated October 19, 2005	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.02	Patent License Agreement by and between Valirx PLC and Chroma Therapeutics Limited dated October 3, 2007	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.03	Contract Repayable Grant Advance on the Diagnosis of Colorectal Cancer by “Nucleosomics TM ” by and between ValiBio SA and The Walloon Region dated December 17, 2009	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.04	Non-Exploitation and Third Party Patent License Agreement by and among ValiBio SA, Valirx PLC and The Walloon Region dated December 17, 2009	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.05#	Agreement by and between Singapore Volition and PB Commodities Pte Limited dated August 6, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.06#	Employment Agreement by and between PB Commodities Pte Ltd and Cameron Reynolds dated September 4, 2010	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.07	Deed of Novation by and among Singapore Volition Pte Limited, Valirx PLC, ValiBio SA and Chroma Therapeutics Limited dated September 22, 2010	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.08	Letter of Appointment as Non Executive Director by and between Singapore Volition Pte Limited and Satu Vainikka dated September 22, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.09	Letter of Appointment as Non-Executive Director by and between Singapore Volition Pte Limited and Guy Archibald Innes dated September 23, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.10#	Master Consultancy Services Agreement by and between Singapore Volition Pte Limited and OncoLytika Ltd dated October 1, 2010	Filed with the SEC on April 1, 2013 as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
10.11	Patent License Agreement by and between Singapore Volition and Belgian Volition dated November 2, 2010	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.

10.12	Letter of Appointment as Non-Executive Director by and between Singapore Volition Pte Limited and Dr. Alan Colman dated May 25, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.13	License Agreement by and between Singapore Volition and the European Molecular Biology Laboratory dated June 6, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.14	Deed of Novation by and among Imperial College Innovations Limited, Valipharma Limited and HyperGenomics Pte Limited dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.15	Patent License Agreement by and between HyperGenomics Pte Limited and Valipharma Limited dated June 9, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.16	Consultancy Agreement by and between Singapore Volition Pte Limited and Malcolm Lewin dated July 10, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.17	Letter of Appointment as Executive Chairman by and between Singapore Volition and Dr. Martin Faulkes dated July 13, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.18	Share Exchange Agreement by and between the Company and Singapore Volition Pte Limited dated September 26, 2011	Filed with the SEC on September 29, 2011 as part of our Current Report on Form 8-K.
10.19	Agreement, Consent and Waiver by and between Standard Capital Corporation and its Shareholders dated September 27, 2011	Filed with the SEC on April 5, 2012 as part of our Amended Current Report on Form 8-K/A.
10.20	Agreement by and between HyperGenomics Pte Limited and PB Commodities Pte Ltd dated October 1, 2011	Filed with the SEC on February 24, 2012 as part of our Amended Current Report on Form 8-K/A.
10.21	Agreement by and between Belgian Volition SA and the Biobank of CHU UCL Mont-Godinne dated August 6, 2012	Filed with the SEC on October 4, 2012 as part of our Amended Registration Statement on Form S-1/A.
10.22	Common Stock Purchase Agreement by and among Volitionrx Limited and the purchasers thereto dated February 26, 2014	Filed with the SEC on February 28, 2014 as part of our Current Report on Form 8-K.
10.23	Service Agreement by and between Singapore Volition and Volition Research Limited dated August 10, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.24	Settlement Agreement by and between Singapore Volition and Volition Research Limited dated August 11, 2011	Filed with the SEC on January 11, 2012 as part of our Amended Current Report on Form 8-K/A.
10.25#	Consultancy Agreement by and between PB Commodities Pte Ltd and Cameron Reynolds effective as of January 1, 2015	Filed herewith.
10.26#	Executive Employment Agreement by and between VolitionRx and Cameron Reynolds effective as of January 1, 2015	Filed herewith.
10.27#	Consultancy Agreement by and between VolitionRx and Borlaug Limited dated as of January 1, 2015	Filed herewith.
10.28#	Employment Agreement by and between VolitionRx and Rodney Rootsaert effective as of January 1, 2015	Filed herewith.
14.1	Code of Ethics	Filed with the SEC on November 10, 2005 as part of our Registration Statement on Form SB-2.
21.1	List of Subsidiaries	Filed with the SEC on October 13, 2011 as part of our Current Report on Form 8-K.
23.1	Auditor Consent	Filed herewith.
23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1)	To be provided by amendment.
24.1	Powers of Attorney (included on signature page to this Registration Statement)	Previously filed.
101.INS	XBRL Instance Document	Filed herewith.
101.SCH	XBRL Taxonomy Extension Schema Document	Filed herewith.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document	Filed herewith.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith.

# Management contract or compensatory plan.